Back to Form 8-K
Exhibit 10.2

STATE OF ILLINOIS

DEPARTMENT OF HEALTHCARE AND FAMILY SERVICES

CONTRACT FOR FURNISHING HEALTH SERVICES

BY A

MANAGED CARE ORGANIZATION

August 1, 2006

Illinois Department of Healthcare and Family Services
Division of Medical Programs
Bureau of Contract Management
201 South Grand Avenue East
Springfield, Illinois 62763-0001

Barry S. Maram
Director

Anne Marie Murphy
Medicaid Director

ARTICLE IV ENROLLMENT, COVERAGE AND TERMINATION

4.7 Change of Site and Primary Care Provider or Women's
Health Care Provider........................................................................................ 19

i

ii

(continued)

(b) Preventive Medicine Schedule (Services to Enrollees Twenty-

5.22 Site Registration and Primary Care Provider/Women's Health Care

iii

(continued)

iv

(continued)

(1) Discrimination Related to Pre-Existing Conditions and/or Medical

(continued)

9.43 Business Enterprise for Minorities, Females and Persons with Disabilities.. 86

9.44 Non-Delinquency Certification............................................................................. 86

9.45 Litigation.................................................................................................................. 86

9.46 Insolvency............................................................................................................... 86

Attachment I - Rate Sheets
Attachment II - Drug Free Workplace Agreement
Attachment III - HIPAA Compliance Obligations
Attachment IV - Business Enterprise Program Contracting Goal

Exhibit A: Quality Assurance
Exhibit B: Utilization Review/Peer Review
Exhibit C: Summary of Required Reports and Submissions
Exhibit D: Data Telecommunication Configuration Requirements

STATE OF ILLINOIS DEPARTMENT OF HEALTHCARE AND FAMILY SERVICES

CONTRACT FOR FURNISHING HEALTH SERVICES

THIS CONTRACT FOR FURNISHING HEALTH SERVICES ("Contract") made, pursuant to Section 5-11 of the Illinois Public Aid Code (305 ILCS 5/5-11), is by and between the Illinois Department of Healthcare and Family Services ("Department"), acting by and through its Director, and Harmony Health Plan of Illinois, Inc. ("Contractor"), who certifies that it is a managed care organization and whose principal office is located at 200 West Adams Street, Chicago, IL 60606.

RECITALS

WHEREAS, the Contractor is a health maintenance organization operating pursuant to a Certificate of Authority issued by the Illinois Department of Financial and Professional Regulation and wishes to provide Covered Services to Potential Enrollees (as defined herein);

WHEREAS, the Department, pursuant to the laws of the State of Illinois, provides for medical assistance under the HFS Medical Program to Participants wherein Potential Enrollees may enroll with the Contractor to receive Covered Services; and

WHEREAS, the Contractor warrants that it is able to provide and/or arrange to provide the Covered Services set forth in this Contract to Enrollees under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms as used in this Contract and the attachments, exhibits and amendments hereto shall be construed and interpreted as follows, unless the context otherwise expressly requires a different construction and interpretation:

820 Payment File means the HIPAA transaction that the Contractor electronically retrieves from the Department which identifies each Enrollee for whom payment was made.

834 Audit File means the electronic HIPAA transaction that the Contractor retrieves monthly from the Department that reflects the Enrollees for the following calendar month.

834 Daily File means the electronic HIPAA transaction that the Contractor retrieves from the Department each day that reflects changes in enrollment subsequent to the previous 834 Audit File.

Abuse means a manner of operation that results in excessive or unreasonable costs to the Federal and/or State health care programs.

Action means a (i) denial or limitation of authorization of a requested service; (ii) reduction, suspension, or termination of a previously authorized service; (iii) denial of payment for a service; (iv) failure to provide services in a timely manner; (v) failure to respond to an appeal in a timely manner; and (vi) solely with respect to a MCO that is the only Contractor serving a rural area, the denial of an Enrollee's request to obtain services outside of the Contracting Area.

Administrative Rules means the rules promulgated by the Department governing the HFS Medical Program.

Affiliated means associated with another party for the purpose of providing health care services under a Contractor's Plan pursuant to a written contract.

Appeal means a request for review of a decision made by the Contractor with respect to an Action.

Authorized Person means a representative of the Office of Inspector General for the Department, the Illinois Mcdicaid Fraud Control Unit, the United States Department of Health and Human Services, a representative of other State and federal agencies with monitoring authority related to the HFS Medical Program, and a representative of any EQRO under contract with the Department.

CAHPS means Consumer Assessment of Health Plans Survey.

CMS means the Centers for Medicare & Medicaid Services under the United States Department of Health and Human Services.

Capitation means the reimbursement arrangement in which a fixed rate of payment per Enrollec per month is made to the Contractor for the performance of all of the Contractor's duties and obligations pursuant to this Contract, except those services reimbursed through the Hospital Delivery Case Rate.

Case means individuals who have been grouped together and assigned a common identification number by the Department or the Department of Human Services of which at least one individual in that grouping has been determined by the Department to be a Potential Enrollee. An individual is added to a Case when the Client Information System maintained by the Illinois Department of Human Services reflects the individual is in the Case.

Children with Special Health Care Needs (CSHCN) means children who have serious medical or chronic conditions, or who are identified with special health care needs.

Contract means this document, inclusive of all attachments, exhibits, schedules and any subsequent amendments hereto.

Contracting Area means the area(s) from which the Contractor may enroll Potential Enrollees as set forth in Attachment I.

Covered Services means those benefits and services described in Article V, Section 5.1.

EPSDT means the Early and Periodic, Screening, Diagnostic and Treatment services provided to children under Title XIX of the Social Security Act (42 U.S.C. § 1396, et seq.). The preventive component of this program is referred to as the "Healthy Kids" program.

EQRO means an "External Quality Review Organization" that has a contract with the Department to perform federally required external oversight and monitoring of the quality assurance component of managed care. External oversight and monitoring of quality assurance shall include, but is not limited to, onsite review, attendance at quality assurance meetings, as directed by the Department; validation of performance measures; validation of performance improvement projects; ongoing monitoring of quality outcomes and timeliness of, and access to, the Covered Services.

Early Intervention means the program described at 325 ILCS 20/1 et scq., which authorizes the provision of services to infants and toddlers, birth through two years of age, who have a disability due to developmental delay or a physical or mental condition that has a high probability of resulting in developmental delay or being at risk of having substantial developmental delays due to a combination of serious factors.

Effective Date shall be August 1, 2006.

Emergency Medical Condition means a medical condition manifesting itself by acute symptoms of sufficient severity (including, but not limited to, severe pain) such that a prudent lay person, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in (i) placing the health of the individual (or, with respect to a pregnant woman, the health of the woman or her unborn child) in serious jeopardy, (ii) serious impairment to bodily functions, or (iii) serious dysfunction of any bodily organ or part.

Emergency Services means those inpatient and outpatient health care services that are Covered Services, including transportation, needed to evaluate or stabilize an Emergency Medical Condition, which are furnished by a Provider qualified to furnish emergency services.

Encounter means an individual service or procedure provided to an Enrollee that would result in a claim if the service or procedure were to be reimbursed fee-for-service under the HFS Medical Program.

Encounter Data means the compilation of data elements, as specified by the Department in written notice to the Contractor, identifying an Encounter that includes information similar to that required in a claim for fee-for-service payment under the HFS Medical Program.

Enrollee means any Potential Enrollee whose coverage under the Plan has begun and remains in effect pursuant to this Contract.

Family Case Management Provider means any agency contracting with the Illinois Department of Human Services or its successor agency to provide Family Case Management Services.

Family Case Management Services means the program described at 77 111. Adm. Code 630.220.

Federally Qualified HMO means an HMO that CMS has determined to be a qualified HMO under Section 1310(d) of the Public Health Service Act.

Federally Qualified Health Center or FQHC means a health center that meets the requirements of 89 111. Adm. Code 140.46 l(d).

Fraud means knowing and willful deception, or a reckless disregard of the facts, with the intent to receive an unauthorized benefit.

Grievance means an Enrollees expression of dissatisfaction, including complaints, about any matter other than a matter that is properly the subject of an Appeal.

Head of Case means the individual in whose name the Case is registered and to whom the HFS medical card is mailed.

HEDIS means the Health Plan Employer Data and Information Set.

HFS Medical Program means the Illinois Medical Assistance Program administered under Article V of the Illinois Public Aid Code (305 ILCS 5/5-1 et seq.) or its successor program and Titles XIX (42 USC 1396 et scq.) and XXI (42 USC 1397aa ct seq.) of the Social Security Act and Section 12-4.35 of the Illinois Public Aid Code (305 ILCS 5/12-435); the State Children's Health Insurance Program administered under 215 ILCS 106 and Title XXI of the Social Security Act (42 USC 1397 aa et seq.).

Hospital Delivery Case Rate means a fixed payment made to the Contractor for Physician and hospital services associated with an Enrollee's delivery of a newborn in a hospital. The Hospital Delivery Case Rate will apply to deliveries of stillborn infants if the procedure groups into the appropriate diagnosis related grouping (DRG) code identified in this Contract.

Ineligible Person means a Person which: (i) under either Section 1128 or Section 1128A of the Social Security Act, is or has been terminated, barred, suspended or otherwise excluded from participation in or has voluntarily withdrawn from participating in, as the result of a settlement agreement, any program under federal law including any program under Titles XVIII, XIX, XX or XXI of the Social Security Act; (ii) has not been reinstated in the Medical Assistance Program or Federal health care programs after a period of exclusion, suspension, debarment, or ineligibility; or (iii) has been convicted of a criminal offense related to the provision of health care items or services in the last ten (10) years.

MCO means a "managed care organization" that is: (i) a Federally Qualified HMO which meets the advance directives requirements ofsubpart I of part 489 of 42 C.F.R. and set forth in Article V, Section 5.23 or (ii) any public or private entity that meets the advance directives requirements of subpart I of part 489 of 42 C.F.R. and set forth in Article V, Section 5.23 and is determined to meet the following conditions: (A) is organized primarily for the purpose of providing health care services, (B) makes the services it provides to its Medicaid Enrollees as accessible (in terms of timeliness, amount, duration and scope) as those services are to other Medicaid participants within the area served by the entity and (C) meets the solvency standards of regulations promulgated under 42 C.F.R. Part 438.

Marketing means any activities, procedures, materials, information or incentives used to encourage or promote the enrollment of Potential Enrollees with the Contractor.

Marketing Materials means materials that are produced in any medium, by or on behalf of a MCO, are used by the MCO to communicate with Potential Enrollees or Enrollees, and can reasonably be interpreted as intended to influence them to enroll with that particular MCO.

Medically Necessary means that a service, supply or medicine is appropriate and meets the standards of good medical practice in the medical community for the diagnosis or treatment of a covered illness or injury, the prevention of future disease, to assist in the Enrollee's ability to attain, maintain, or regain functional capacity, or to achieve age-appropriate growth, as determined by the Provider in accordance with the Contractor's guidelines, policies and/or procedures.

Misconduct means any activity by an employee of the Contractor which is violative of any provisions related to Marketing.

Misrepresentation means a statement an employee of the Contractor's Marketing staff knows to be false or misleading, or does not believe to be true and accurate, and makes with an intent to deceive or be unfair to a Potential Enrollec or Enrollee.

National Provider Identification Number (NP1) means the national standard identifier for healthcare providers for use in the healthcare industry.

NCQA means the National Committee for Quality Assurance.

Office of Inspector General or OIG means the Office of Inspector General for the Illinois Department of Healthcare and Family Services as set forth in 305 ILCS 5/12-13.1.

Participant means any individual receiving benefits under the HFS Medical Program.

Person means any individual, corporation, proprietorship, firm, partnership, limited liability company, limited partnership, trust, association, governmental authority or other entity, whether acting in an individual, fiduciary or other capacity.

Person With an Ownership or Controlling Interest means a Person that: has a direct or indirect, singly or in combination, ownership interest equal to five percent (5%) or more in the Contractor; owns an interest of five percent (5%) or more in any mortgage, deed of trust, note or other obligations secured by the Contractor if that interest equals at least five percent (5%) of the value of the property or assets of the Contractor; is an officer or director of a Contractor that is organized as a corporation, is a member of the Contractor that is organized as a limited liability company or is a partner in the Contractor that is organized as a partnership.

Physician means a person licensed to practice medicine in all its branches under the Medical Practice Act of 1987.

Plan means the Contractor's program for providing Covered Services pursuant to this Contract.

Post-Stabilization Services means medically necessary non-emergency services furnished to an Enrollcc after the Enrollee is Stabilized, in order to maintain such Stabilization, following an Emergency Medical Condition.

Potential Enrollee means a Participant, except one who:

• is receiving Medical Assistance under Aid to the Aged, Blind and Disabled; as provided by Title XIX of the Social Security Act (42 U.S.C. §1383c) and 305 ILCS 5/3-1 etseq.;

• is under age 21 and receiving Supplemental Security Income;

• is eligible only through the Refugee Assistance programs under Title XIX of the Social Security Act (42 U.S.C. 1396 ct seq.):

• is age 19 or older and eligible only through the State Family and Children Assistance or Transitional Assistance Programs (305 ILCS 5/6-11);

• is receiving services from the Department of Children and Family Services;

• is residing in a long term care facility including State of Illinois operated facilities or is residing in a Supported Living Facility;

• has Medicare coverage under Title XVIII of the Social Security Act (42 U.S.C. 1395 et se^);

• has significant medical coverage through a third party;

• is eligible only through the Medicaid Presumptive Eligibility for Pregnant Women program under Title XIX of the Social Security Act (42 U.S.C. 1396r-l) or through the Children's Presumptive Eligibility program;

• is eligible for Medical Assistance only through meeting a spend-down obligation;

• is eligible only through the Illinois Healthy Women program;

• is eligible only through the Illinois Cares Rx program;

• is eligible only through the All Kids Rebate program;

• is receiving services under a Section 1915(c) Home and Community-Based Waiver;

• is registered with the Department as an American Indian or Alaska Native;

• is a non-citizen receiving only emergency Medical Assistance; or

• is identified with an "R" in the eighth position of a Case identification number.

Primary Care Provider means a Physician, specializing by certification or training in obstetrics, gynccology, general practice, pediatrics, internal medicine or family practice who agrees to be responsible for directing, tracking and monitoring the health care needs of, and authorizing and coordinating care for, Enrollees.

Prospective Enrollee means a Potential Enrollee who has begun the process of enrollment with the Contractor but whose coverage under the Plan has not yet begun.

Provider means a Person who is approved by the Department to furnish medical, educational or rehabilitative services to Participants under the HFS Medical Program. Contractor is not a Provider.

Rural Health Clinic or RHC means a Provider that has been designated by the Public
Health Service, the U.S. Department of Health and Human Services, or the Governor of the State of Illinois, and approved by the Public Health Service, in accordance with the Rural Health Clinics Act (sec Public Law 95-210) as a RHC.

Service Authorization Request means a request by an Enrollee for the provision of a medical service.

Site means any contracted Provider (IPA, PHO, FQHC, individual physician, physician groups, etc.) through which the Contractor arranges the provision of primary care to Enrollees.

Stabilization or Stabilized means, with respect to an Emergency Medical Condition, and as determined by an attending emergency room Physician or other treating Provider within reasonable medical probability, that no material deterioration of the condition is likely to result upon discharge or transfer to another facility.

State means the State of Illinois.

Tertiary Care means medical care requiring a setting outside of the routine, community standard, which care shall be provided within a regional medical center by highly specialized Providers (specialists and subspecialists) who require complex technological, diagnostic, treatment and support facilities to provide such care.

Title X Family Planning Provider means an agency that receives grants from the Illinois Department of Human Services to provide comprehensive family planning services pursuant to Title X of the Public Health Services Act, 42 U.S.C. 300 and 77 111. Adm. Code 635.

Women's Health Care Provider means a Physician, specializing by certification or training in obstetrics, gynecology or family practice.

ARTICLE II
TERMS AND CONDITIONS

2.1 Specification. This Contract is for the delivery of Covered Services to Enrollees and the administrative responsibilities attendant thereto. The terms and conditions of this Contract, along with the applicable Administrative Rules and the Departmental materials described in this Article II, Section 2.3 below, shall constitute the entire and present agreement between the parties. This Contract, including all attachments, exhibits and amendments constitutes a total integration of all rights, benefits and obligations of both parties for the performance of all duties and obligations hereunder including, but not limited to, the provision of, and payment for Covered Services under this Contract. This Contract is contingent upon receipt of approval from CMS.

There are no extrinsic conditions or collateral agreements or undertakings of any kind with respect to matters addressed in this Contract. It is the express intention of both the Department and the Contractor that any and all prior or contemporaneous agreements, promises, negotiations or representations, cither oral or written, except as provided herein are to have no force, effect or legal consequences of any kind, nor shall any such agreements, promises, negotiations or representations, either oral or written, have any bearing upon this Contract or the duties or obligations hereunder. This Contract and any amendment hereto shall be deemed the full and final expression of the parties' agreement.

2.2 Rules of Construction.

(a) Unless the context otherwise requires:

(1) Provisions apply to successive events and transactions;

(2) "Or" is not exclusive;

(3) Unless otherwise specified, references to statutes, regulations, and rules include subsequent amendments and successors thereto;

(4) The various headings of this Contract are provided for convenience only and shall not affect the meaning or interpretation of this Contract or any provision hereof;

(5) If any payment or delivery hereunder between the Contractor and the Department shall be due on any day that is not a business day, such payment or delivery shall be made on the next succeeding business day;

(6) Words in the plural that should be singular by context shall be so read, and words in the singular shall be read as plural where the context dictates;

(7) Days shall mean calendar days unless otherwise designated by the context; and

(8) References to masculine or feminine pronouns shall be interchangeable where the context requires.

(b) References in the Contract to Potential Enrollee, Prospective Enrollee and Enrollee shall include the parent, caretaker relative or guardian where such Potential Enrollee, Prospective Enrollee or Enrollee is a minor child or an adult for whom a guardian has been named; provided, however, that the Contractor is not obligated to cover services for any individual who is not enrolled as an Enrollee with the Contractor.

2.3 Performance of Services and Duties. The Contractor shall perform all services and other duties as set forth in this Contract in accordance with, and subject to, the Administrative Rules and Departmental materials, including, but not limited to, Departmental policies, Department Provider Notices, Provider Handbooks and any other rules and regulations that may be issued or promulgated from time to time during the term of this Contract. The Department shall provide copies of such materials to the Contractor upon the Contractor's written request, if such are in existence upon the Effective Date, or upon issuance or promulgation if issued or promulgated after the Effective Date. Changes in such materials after the Effective Date shall be binding on the parties hereto but shall not be considered amendments to the Contract. To the extent the Department proposes a change in policy that may have a material impact on the Contractor's ability to perform under this Contract, the proposed change will be subject to good faith negotiations between both parties before it shall be binding pursuant to this Article II, Section 2.3.

2.4 Language Repuirements.

(a) Key Oral Contacts. The Contractor shall conduct Key Oral Contacts (as described below) with Potential Enrollees, Prospective Enrollces or Enrollecs in a language the Potential Enrollces, Prospective Enrollces and Enrollecs understand. Where the language is other than English, the Contractor shall offer and, if accepted by the Potential Enrollee, Prospective Enrollee or Enrollee, shall supply interpretive services. Such services may not be rendered by any individual who is under the age of eighteen (18). "Key Oral Contacts" include, but are not limited to: Marketing contacts; enrollment communications; explanations of benefits; Site, Primary Care and Women's Health Care Provider selection activity; educational information; telephone calls to the toll-free hotline(s) described in Article V, Section 5.1(k); and face-to-face encounters with Providers rendering care.

(b) Written Material. Marketing Materials, Enrollee Handbooks, Basic Information, and any information or notices required to be distributed to Potential Enrollees, Prospective Enrollees or Enrollees by the Department or regulations promulgated from time to time under 42 C.F.R. Part 438 (collectively, "Written Materials") shall be easily understood by individuals who have a sixth grade reading level. Such Written Materials shall be available in alternative formats that take into account the special needs (e.g., vision impairment) of Potential Enrollees, Prospective Enrollees or Enrollees. The Contractor shall have in place a mechanism to help Potential Enrollees, Prospective Enrollees and Enrollees understand the requirements and benefits of the Plan. Where there is a prevalent single-language minority within the low income households in the relevant Department of Human Services local office area (which for purposes of this Contract shall exist when five percent (5%) or more such families speak a language other than English, as determined by the Department according to published Census Bureau data), the

Contractor's written materials provided to Potential Enrollees, Prospective Em-ollees or Enrollees must be available in that language as well as English. Translations of written material are subject to prior approval by the Department and must be accompanied by a certification that the translation is accurate and complete.

(c) Oral Interpretation. The Contractor must make oral interpretation services available free of charge in all languages to all Potential Enrollees, Prospective Enrollees or Enrollees who need assistance understanding Key Oral Contacts or Written Materials. The Contractor must include in all Key Oral Contacts and Written Materials notification that such oral interpretation services are available, and provide a telephone number that can be used to obtain such services.

2.5 List of Individuals in an Administrative Capacity. Upon execution of this Contract, the Contractor shall provide the Department with a list of individuals who have responsibility for monitoring and ensuring the performance of each of the duties and obligations under this Contract. This list shall be updated throughout the term of this Contract as necessary and as changes occur, and written notice of such changes shall be given to the Department within ten (10) business days of such changes occurring.

2.6 Certificate of Authority. The Contractor must obtain and maintain during the term of the Contract a valid Certificate of Authority as a health maintenance organization under 215 ILCS 125/1-1. etseq..

2.7 Obligation to Comply with other Laws. No obligation imposed herein on the Contractor shall relieve the Contractor of any other obligation imposed by law or regulation, including, but not limited to, those imposed by The Managed Care Reform and Patient Rights Act (215 ILCS 134/1 et seq.), the federal Balanced Budget Act of 1997 (Public Law 105-33) and regulations promulgated by the Illinois Department of Financial and Professional Regulation, the Illinois Department of Public Health or CMS. The Department shall report all information it receives indicating a violation of a law or regulation to the appropriate agency.

(a) If the Contractor believes that it is impossible to comply with a provision of this Contract because of a contradictory provision of applicable State or federal law, the Contractor shall immediately notify the Department. The Department then will make a determination of whether a contract amendment is necessary. The fact that either the Contract or an applicable law imposes a more stringent standard than the other does not, in and of itself, render it impossible to comply with both.

2.8 Provision of Covered Services Through Affiliated Providers. Where the Contractor does not employ Physicians or other Providers to provide direct health care services, every provision in this Contract by which the Contractor is obligated to provide Covered Services of any type to Enrollees, including but not limited to provisions stating that the Contractor will "provide Covered Services," "provide quality care," or provide a specific type of health care service, such as the enumerated Covered Services in Article V, Section 5.1 (i.e., health screenings, prenatal care or behavioral health assessments) shall be interpreted to mean that the Contractor arranges for the provision of those Covered Services through its network of Affiliated Providers.

ARTICLE III
ELIGIBILITY

3.1 Determination of Eligibility. The State has the exclusive right to determine an individual's eligibility for the HFS Medical Program and eligibility to become an Enrollee. Such determination shall be final and is not subject to review or appeal by the Contractor. Nothing in this Article III, Section 3.1 prevents the Contractor from providing the Department with information the Contractor believes indicates that an Enrollee's eligibility has changed.

3.2 Enrollment Generally. Any Potential Enrollee who resides, at the time of enrollment, in the Contracting Area shall be eligible to become an Enrollee. Enrollment shall be voluntary. Except as provided herein, enrollment shall be open during the entire period of this Contract until the enrollment limit of the Contractor, as set forth in Attachment I, is reached. The Contractor must continue to accept enrollment until such enrollment limit is reached. Such enrollment shall be without restriction and in the order in which Potential Enrollees apply. The Contractor shall not discriminate against Potential Enrollees on the basis of such individuals' health status or need for health services. Similarly, Contractor will not discriminate against Potential Enrollees on the basis of race, color, or national origin, and will not use any policy or practice that has the effect of discriminating on the basis of race, color, or national origin. The Contractor shall accept each Enrollee whose name appears on the 834 Audit File.

3.3 Enrollment Limits.

a) The Department will limit the number of Enrollees enrolled with the Contractor by Contracting Area to a level that will not exceed its physical and professional capacity. In its determination of capacity, the Department will only consider Providers that are approved by the Department. When the capacity is reached, no further applications for enrollment will be accepted by the Department unless termination or disenrollment of Enrollees create room for additions. The capacity limits for the Contractor are specified in Attachment I.

b) The Department will perform a review of the enrollment limit(s) set forth in Attachment I upon the occurrence of any of the following conditions:

1) the Contractor requests a review and the Department agrees to such review; or

2) the Department determines that the Contractor's operating or financial performance reasonably indicates a lack of Provider or administrative capacity.

c) This review shall examine the Contractor's Provider and administrative capacity in each Contracting Area. The Department's standards for the review shall be reasonable and timely and be consistent with the terms of this Contract. The Department shall use its best efforts to complete the review before the Contractor reaches the enrollment limit(s) set forth in Attachment I. Should the Department determine that the Contractor does not have the necessary Provider and administrative capacity to service any additional enrollments, the Department may freeze enrollment until such time that the Plan's Provider and administrative capacity have increased to the Department's satisfaction.

d) Nothing in this Contract shall be deemed to be a guarantee of any Potential Enrollee's enrollment in the Contractor's Plan.

3.4 Expansion to Other Contracting Areas. The Contractor may, during the term of this Contract and any renewal thereof, request of the Department the opportunity to offer Covered Services to Potential Enrollees in areas other than the Contracting Area(s) specified in Attachment I. The Contractor must make this request in writing to the Department. The Department will provide an application and instructions for completion within ten (10) business days after receipt of written request. Upon receipt of a completed application from the Contractor, the Department shall review the information in a timely manner and may, at any time, request additional information of the Contractor. It is in the sole discretion of the Department, upon review of the Contractor's application for expansion and assessing the needs of the Potential Enrollee population and other factors as determined by the Department, to grant the Contractor's request for expansion. Should the Department agree in writing to the expansion request, the Department's approval letter including an amended Attachment I shall be incorporated in and become a part of the Contract.

3.5 Discontinuation of Services in One or More Contracting Area. The
Contractor may, during the term of this Contract and any renewal thereof, request of the Department the opportunity to discontinue offering Covered Services to Enrollees in one or more Contracting Area specified in Attachment I. The Contractor must make this request in writing to the Department. The Department will advise the Contractor of all information that must be submitted to the Department. Upon receipt of such information from the Contractor, the Department shall review the information in a timely manner and may, at any time, request additional information of the Contractor. It is in the sole discretion of the Department to grant the Contractor's request to discontinue offering Covered Services in one or more Contracting Areas. Should the Department agree to the request to discontinue offering Covered Services, the Department and the Contractor shall agree to execute an amendment to Attachment I of the Contract to reflect the appropriate Contracting Area(s) in which the Contractor will provide Covered Services.

ARTICLE IV
ENROLLMENT, COVERAGE AND TERMINATION OF COVERAGE

4.1 Enrollment Process.

(a) The Department, acting directly or through its agent, shall be responsible for the enrollment of Potential Enrollees.

(1) When the Contractor enrolls a Potential Enrollee, the Contractor shall initiate the processing of the enrollment by completing a Managed Care Enrollment Form in accordance with Department instructions and signed by the individual who is recognized as the Head of Case by the Department. This form will be supplied to the Contractor by the Department. The Contractor may enroll a Potential Enrollee without a completed and signed Managed Care Enrollment Form prior to September 30, 2006 if the Potential Enrollee was enrolled with an MCO that ended its contract with the Department on July 31, 2006. The Contractor shall submit a weekly report to the Department of all enrollments submitted without a signed form. The Contractor shall be required to submit all enrollment information electronically to the Department or its designee and retain the original forms for at least six (6) years. The Contractor shall submit enrollments via the 834 Daily File.

(2) Only a Head of Case may enroll another Potential Enrollee. A Head of Case may enroll all other Potential Enrollees in his Case. An adult Potential Enrollee, who is not a Head of Case, may enroll himself only.

(3) A member of the Contractor's management staff may correct a Managed Care Enrollment Form only in accordance with Department instructions. The corrections must be initialed by the Contractor's manager or his designated staff person.

(b) It is the intent of the Department to contract with a Client Enrollment Broker (CEB) during the term of this contract. The CEB enrollment process shall serve to enhance and facilitate Potential Enrollees' choice of health coverage program options, and shall not act to give preference to one option over others. Department shall collaborate with Contractor on the design of the CEB enrollment and disenrollment processes and subsequent changes that affect Contractor's outreach, marketing, enrollment and disenrollment functions. The Department shall monitor the CEB process and consult with the Contractor to identify any unintended obstacles that hinder Potential Enrollees from selecting an MCO and work in good faith with the CEB to remove those obstacles. When the CEB is ready to implement its enrollment process, the process set forth in subsection (a) will be replaced by the CEB process.

(c) The Contractor shall conduct enrollment activities that include the information distribution requirements of Article V, Section 5.5 hereof and are designed and implemented so as to maximize Eligible Enrollees' understanding of the following:

(1) that all Covered Services must be received from or through the Plan with the exception of family planning and other Medical Assistance services as described in Article V, Section 5.1(e) with provisions made to clarify when such services may also be obtained elsewhere;

(2) that once enrolled, the Enrollees will receive a card from the Department; and

(3) that the Contractor must inform Potential Enrollees of any Covered Services that will not be offered by the Contractor due to the Contractor's exercise of a right of conscience.

(d) Upon the Contractor's request, the Department may refuse enrollment for at least a six-month period to those former Enrollees previously terminated from coverage by the Contractor for "good cause," as specified in Article IV, Section 4.4(a)(l).

(e) When an Enrollee, who is a Head of Case, gives birth and the newborn is added to the Case before the newborn is forty-five (45) days old, the newborn shall be automatically enrolled with the Contractor. Coverage shall be retroactive to the date of birth.

(f) Potential Enrollees age 46 days through age 1 who are added to a Case in which the mother is the Head of Case and an Enrollee will be enrolled with the Contractor automatically. Coverage shall be prospective as described in Article IV, Section 4.2 of this Contract.

(g) Potential Enrollees through age eighteen (18) who are added to a Case in which all members of the Case are enrolled with the Contractor will be enrolled with the Contractor automatically. Coverage shall be prospective as described in Article IV, Section 4.2 of this Contract.

(h) No later than ten (10) business days following receipt of the 834 Audit File, the Contractor must send new Enrollees an identification card bearing the name of the Contractor's Plan; the effective date of coverage; the twenty-four hour telephone number to confirm eligibility for benefits and authorization for services and the name and phone number of the Primary Care Provider and, if applicable, the Women's Health Care Provider. The Contractor shall make reasonable efforts to send the identification cards no later than five (5) business days following receipt of the 834 Audit File. Samples of the identification cards described herein shall be submitted for Department approval by the Contractor prior to use by the Contractor and as revised. The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(1) If the Contractor requires a female Enrollee who wishes to use a Women's Health Care Provider to designate a specific Women's Health Care Provider and if a female Enrollee does so designate a Women's Health Care Provider, the name and phone number of that Women's Health Care Provider must appear on the identification card.

(i) Within three (3) business days following receipt of the 834 Daily File, the Contractor must update all electronic systems maintained by the Contractor to reflect the information contained in the 834 Daily File.

4.2 Initial Coverage. Coverage shall begin as designated by the Department on the first day of a calendar month no later than three (3) calendar months from the date the enrollment is accepted by the Department's database. Enrollment other than automatic enrollment can occur only upon the Prospective Enrollee's selection of a Site and the communication of that Site by the Contractor to the Department.

(a) The Contractor shall provide coordination of care assistance to Prospective Enrollees to access a Primary Care Provider or Women's Health Care Provider before the Contractor's coverage becomes effective, if requested to do so by Prospective Enrollees or if the Contractor has knowledge of the need for such assistance. Any payment for those services rendered to Prospective Enrollees described herein shall be made directly by the Department to such Providers under the provisions of the HFS Medical Program.

4.3 Period of Enrollment. Every Enrollee shall remain enrolled until the Enrollee's coverage is ended pursuant to Article IV, Section 4.4.

4.4 Termination of Coverage.

(a) An Enrollee's coverage shall be terminated, subject to Department approval, upon the occurrence of any of the following conditions:

(1) dismissal from the Plan by the Contractor for "good cause" shown may only occur upon receipt by the Contractor of written approval of such termination by the Department. The Contractor shall give the Enrollee at least 10 days notice before termination of coverage for "good cause"; except the notice period is shortened to 5 days if probable Enrollee fraud has been verified. For purposes of this paragraph, "good cause" may include, but is not limited to fraud or other misrepresentation by an Enrollee, threats or physical acts constituting battery to the Contractor, the Contractor's personnel or the Contractor's participating Providers and staff, chronic abuse of emergency rooms, theft of property from the Contractor's Affiliated Sites, an Enrollee's sustained noncompliance with the Plan physician's treatment recommendations (excluding preventive care recommendations) after repeated and aggressive outreach attempts are made by the Plan or other acts of an Enrollee presented and documented to the Department by the Contractor which the Department determines constitute "good cause";

(2) when the Department determines that the Enrollee no longer qualifies as a Potential Enrollee. For Enrollees under age 21 who are terminated due to the receipt ofSSI, such termination shall be retroactive to the date ofSSI coverage;

(3) upon the Enrollee's death. Termination of coverage shall take effect at 11:59 p.m. on the last day of the month in which the Enrollee dies. Such termination may be retroactive to this date;

(4) when an Enrollee elects to terminate coverage by so informing the Contractor or the Department. Enrollees may elect to disenroll at any time. The Contractor shall comply with any Department policies then in effect to promote and allow interaction between the Contractor and the Enrollee seeking disenrollment prior to the disenrollment. The Contractor shall, within three (3) business days of the request, send to the Enrollee the Managed Care Disenrollment Form, DPA Form 2575B, and shall not delay the provision or processing of this form for the purpose of arranging informational interviews with the Em-ollees, or for any other purpose. The Contractor shall submit the disenrollment to the Department via the 834 Daily File within three (3) business days of Contractor's receipt of a complete disenrollment form. The Department shall make available an error file each day which the Contractor must review in order to know if the disenrollment was rejected. If the disenrollment was rejected by the Department, the Contractor must submit a corrected disenrollment transaction within two (2) business days;

(5) when an Enrollee no longer resides in the Contractor's Contracting Area, unless waiver of this subparagraph is approved in writing by the Department and assented to by the Contractor and Enrollee. If an Enrollee is to be disenrolled at the request of a Contractor, the Contractor first must provide documentation satisfactory to the Department that the Enrollee no longer resides in the Contractor's Contracting Area. Termination of coverage shall take effect at 11:59 p.m. on the last day of the month prior to the month in which the Department determines that the Enrollee no longer resides in the Contractor's Contracting Area. This date may be retroactive if the Department can determine the month in which the Enrollee moved from the Contractor's Contracting Area;

(6) when the Department determines, pursuant to Article IX, that an Enrollee has other significant insurance coverage. The Contractor shall be notified by the Department of such disenrollment on the 834 Daily File.

(b) In conjunction with a request by the Contractor to disenroll an Enrollee, the Contractor shall furnish to the Department all information requested regarding the basis for disenrollment and all information regarding the utilization of services by that Enrollee.

(c) The Contractor shall not seek to terminate enrollment because of an adverse change in the Enrollec's health status or because of the Enrollce's (i) utilization of Covered Services, (ii) diminished mental capacity, (iii) uncooperative/disruptive behavior resulting from such Enrollee's special needs (except to the extent such Enrollec's continued enrollment in the Plan seriously impairs the Contractor's ability to furnish Covered Services to the Enrollee or other Enrollees) or (iv) action in connection with exercising his/her Appeal or Grievance rights. Such attempts to seek to terminate enrollment will be considered in violation of the terms of this Contract.

(d) The termination of this Contract terminates coverage for all persons who become Enrollees under it. Termination of coverage under this provision will take effect at 11:59 p.m. on the last day of the last month for which the Contractor receives payment, unless otherwise agreed to, in writing, by the parties to this Contract.

(e) Except as otherwise provided in this Article IV, Section 4.6, termination of Enrollee coverage shall take effect no later than 11:59 p.m. on the last day of the month following the month the disenrollment is processed by the Department.

(f) Any Enrollee whose coverage has been terminated by the Department solely because such Enrollee no longer qualifies as a Potential Enrollee, who subsequently qualifies as a Potential Enrollee within a two (2) month period following the date of termination, shall be automatically re-enrolled with the Contractor.

(g) Upon implementation of the mandatory Primary Care Case Management program, the disenrollment process will be replaced by the Client Enrollment Broker process.

4.5 Preexisting Conditions and Treatment. The Contractor shall assume, upon the effective date of coverage, full responsibility for any medical conditions that may have been preexisting prior to enrollment in the Contractor's Plan and for any existing treatment plans under which an Enrollee is currently receiving medical care provided that the Enrollee's current in-Plan physician determines that such treatment plan is medically necessary for the health and well-being of the Enrollee.

4.6 Continuity of Care.

a) If an Enrollee is receiving medical care or treatment as an inpatient in an acute care hospital on the effective date of enrollment, the Contractor shall assume responsibility for the management of such care and shall be liable for all claims for Covered Services from that date. For hospital stays that would otherwise be reimbursed under the HFS Medical Program by DRGs, the Contractor's liability for the hospital stay is retroactive to the admission date. For hospital stays that would otherwise be reimbursed under the HFS Medical Program on a per diem basis, the Contractor's liability shall begin on the effective date of enrollment.

b) If an Enrollee is receiving medical care or treatment as an inpatient in an acute care hospital at the time coverage under this Contract is terminated, the Contractor shall arrange for the continuity of care or treatment for the current episode of illness until such medical care or treatment has been fully transferred to a treating provider who has agreed to assume responsibility for such medical care or treatment for the remainder of that hospital episode and subsequent follow up care. The Contractor must maintain documentation of such transfer of responsibility of medical care or treatment. For hospital stays that would otherwise be reimbursed under the HFS Medical Program by DRGs, the Contractor shall not be liable for payment for any inpatient medical care or treatment provided to an Enrollee where discharge date is after the effective date of disenrollment. For hospital stays that would otherwise be reimbursed under the HFS Medical Program on a per diem basis, the Contractor shall be liable for payment for any medical care or treatment provided to an Enrollee until the effective date of disenrollment.

c) If Contractor becomes insolvent or is subject to insolvency proceedings as set forth in 215 ILCS 125/1-1 et seq.. the Contractor shall be liable for all claims for Covered
Services for the duration of the period for which payment has been made to the Contractor by the Department and shall remain responsible for the management of care provided to all Enrollees until the Contract is terminated (in the latter case the terms of subsection (a) of this Section 4.6 shall control).

d) The Contractor must provide for transition of services in accordance with Section 25 of the Managed Care and Patients Rights Act (215 IECS 134/25).

4.7 Change of Site and Primary Care Provider or Women's Health Care Provider. The Contractor shall permit an Enrollee to change Site, Primary Care Provider and Women's Health Care Provider upon request. The Contractor shall process such changes within thirty (30) days of receipt of an Enrollee's request.

(a) Within three (3) business days of processing such change, the Contractor shall submit a Site transfer record to the Department via the 834 Daily File. Such record shall contain the following data fields: Case name and identification number; Enrollee name and identification number; current Site number on the Department's database; and new Site number. The Department shall make available an error file each day which the Contractor must review in order to know if the Site transfer was rejected by the Department. If the Site transfer was rejected by the Department, the Contractor must submit a corrected Site transfer transaction within two (2) business days. The Department will provide the Contractor with no less than one hundred twenty (120) days advance notification prior to imposing a requirement that the Contractor electronically communicate old and new Primary Care Provider numbers and old and new Women's Health Care Provider numbers with this record.

ARTICLE V

DUTIES OF CONTRACTOR

5.1 Services.

(a) Amount, Duration and Scope of Coverage. The Contractor shall comply with the terms of 42 C.F.R. §438.206(b) and provide or arrange to have provided to all Enrollees all services described in 89 111. Adm. Code, Part 140 as amended from time to time and not specifically excluded therein or in this Article V, Section 5.1 in accordance with the terms of this Contract. Covered Services shall be provided in the amount, duration and scope as set forth in 89 111. Adm. Code, Part 140 and this Contract, and shall be sufficient to achieve the purposes for which such Covered Services are furnished. This duty shall commence at the time of initial coverage as to each Enrollee. The Contractor shall, at all times, cover the appropriate level of service (i.e., triage, urgent) for all Emergency Services provided in an emergency room setting. The Contractor shall notify the Department in writing within five (5) days following a change in the Contractor's network of Affiliated Providers that renders the Contractor unable to provide one (1) or more Covered Servicc(s) in any Contracting Area. The Contractor shall not refer Enrollees to publicly supported health care entities to receive Covered Services, for which the Contractor receives payment from the Department, unless such entities are Affiliated with the Contractor's Plan. Such publicly supported health care entities include, but are not limited to, Chicago Department of Public Health and its clinics, Cook County Bureau of Health Services, and local health departments. The Contractor shall provide a mechanism for an Enrollee to obtain a second opinion from a qualified Provider, whether Affiliated or non-Affiliated, at no cost to the Enrollee.

(b) Enumerated Covered Services. The Contractor shall have a sufficient number of Affiliated Providers (including Tertiary Care hospital(s) and, where appropriate, advanced practice nurses) in place to provide all of the following services and benefits (which shall be specifically included as Covered Services under this Contract) to Enrollees at all times during the term of this Contract, whenever Medically Necessary, except to the extent services are identified as excluded services pursuant to subsection (e) of this Section 5.1:

• Assistive/augmentative communication devices;

• Audiology services, physical therapy, occupational therapy and speech therapy;

• Behavioral health services, including subacute alcohol and substance abuse services and mental health services, in accordance with subsection (c) hereof;

• Blood, blood components and the administration thereof;

• Certified hospice services;

• Chiropractic services;

• Clinic services (as described in 89 111. Adm. Code, Part 140.460);

• Diagnosis and treatment of medical conditions of the eye;

• Durable and nondurable medical equipment and supplies;

• Emergency Services;

• Family planning services;

• Home health care services;

• Inpatient hospital services (including dental hospitalization in case of trauma or when related to a medical condition or acute medical detoxification);

• Inpatient psychiatric care;

• Laboratory and x-ray services; *

• Medical procedures performed by a dentist;

• Nurse midwives services;

• Nursing facility services for the first ninety (90) days;**

• Orthotic/prosthetic devices, including prosthetic devices or reconstructive surgery incident to a mastectomy;

• Outpatient hospital services (excluding outpatient behavioral health services);

• Physicians' services, including psychiatric care;

• Podiatnc services;

• Pharmaceutical products provided by an entity other than a pharmacy;

• Routine care in conjunction with certain investigational cancer treatments, as provided in Public Act 91-0406;

*The drawing of blood for lead screening shall take place within the Contractor's Affiliated facilities or elsewhere at the Contractor's expense. All laboratory tests for children being screened for lead must be sent for analysis to the Illinois Department of Public Health's laboratory.

**Contractors will be responsible for covering up to a maximum of ninety (90) days nursing facility care (or equivalent care provided at home because a skilled nursing facility is not available) annually per Enrollee. Periods in excess of ninety (90) days annually will be paid by the Department according to its prevailing reimbursement system.

• EPSDT Services;

• Services to Prevent Illness and Promote Health in accordance with subsection (d) hereof;

• Transplants covered under 89 111. Adm. Code 148.82 (using transplant providers certified by the Department, if the procedure is performed in the State); and

• Transportation to secure Covered Services.

(c) Behavioral Health Services.

(1) The Contractor will provide the following behavioral health services, which are Covered Services:

• Inpatient psychiatric or substance abuse services that are provided in general hospital medical units;

• Inpatient psychiatric services provided in a hospital that is a psychiatric hospital or a distinct psychiatric unit, as defined in 89 111. Adm. Code 148.40(a)(l);

• Inpatient acute alcoholism and substance abuse treatment (detoxification);

• Hospital-based organized clinic services referred to as outpatient treatment psychiatric services for Type A and Type B Psychiatric Clinic Services, as defined in 89 111. Adm. Code 148.140(b)(l)(E); and

• Behavioral health services provided by FQHCs, RHCs, and Physicians, including psychiatrists; and

• Laboratory services provided on an outpatient basis for behavioral health, even if ordered by a behavioral health provider in connection with the provision of treatment that is excluded from Covered Services.

(2) If an Enrollee presents himself to the Contractor for behavioral health services, or is referred through a third party, the Contractor will complete a behavioral health assessment.

• If the assessment indicates that all services needed are within the scope of Covered Services, the Contractor will arrange for the provision of all such Covered Services.

• If the assessment indicates that outpatient services are needed beyond the scope of Covered Services, the Contractor will explain to the Enrollee the services needed and the importance of obtaining them and provide the Enrollee with a list of Community Behavioral Health Providers (CBHP). The Contractor will assist the Enrollee in contacting a CBHP chosen by the Enrollee, unless the Enrollee objects.

• If a Enrollee obtains needed comprehensive services through a CBHP, the Contractor will be responsible for payment for laboratory services in connection with the comprehensive services provided by the CBHP. The Contractor shall not be liable for other Covered Services provided by the CBHP. The Contractor may require that laboratory services are provided by Providers that are Affiliated with Contractor.

(d) Services to Prevent Illness and Promote Health. The Contractor shall make documented efforts to provide initial health screenings and preventive care to all Enrollees. The Contractor shall provide, or arrange to provide, the following Covered Services to all Enrollees, as appropriate, to prevent illness and promote health:

(1) EPSDT services in accordance with 89 111. Adm. Code 140.485 and described in this Article V, Section 5.13(a);

(2) Preventive Medicine Schedule which shall address preventive health care issues for Enrollees twenty-one (21) years of age or older (Article V, Section 5.13(b));

(3) Maternity care for pregnant Enrollees (Article V, Section 5.13(c)); and

(4) Family planning services and supplies, including physical examination and counseling provided during the visit, annual physical examination for family planning purposes, pregnancy testing, voluntary sterilization, insertion or injection of contraceptive drugs or devices, and related laboratory and diagnostic testing (except to the extent an Enrollee has chosen to obtain such services and supplies from a non-Affiliated Provider, in which case the Department shall be responsible for providing payment for such services).

(e) Exclusions from Covered Services. In addition to those services and benefits excluded from Covered Services by 89 111. Adm. Code, Part 140, as amended from time to time, the following services and benefits shall NOT be included as Covered Services:

(1) Dental services;

(2) Pharmacy services provided by a pharmacy;

(3) Mental health clinic services as provided through a community behavioral health provider as identified in 89 111. Adm. Code 140.452 and 140.454 and further defined in 59 111. Adm. Code, Part 132 "Medicaid Community Mental Health Services Program."

(4) Subacute alcoholism and substance abuse treatment services as provided through a community behavioral health provider as identified in 89 111. Adm. Code 148.340(a) and farther defined in 77 111. Adm. Code 2090.

(5) Routine examinations to determine visual acuity and the refractive state of the eye, eyeglasses, other devices to correct vision, and any associated supplies and equipment. The Contractor shall refer Enrollees needing such services to Providers participating in the HFS Medical Programs who are able to provide such services, or to a central referral entity that maintains a list of such Providers.

(6) Nursing facility services, or equivalent care provided at home because a skilled nursing facility is unavailable, beginning on the ninety-first (91st) day of service in a calendar year;

(7) Services provided in an Intermediate Care Facility for the Mentally Retarded/Developmcntally Disabled and services provided in a nursing facility to mentally retarded or developmentally disabled Participants;

(8) Early intervention services, including case management, provided pursuant to the Early Intervention Services System Act (325 ILCS 20 et seq.);

(9) Services provided through school-based clinics as such clinics are defined by the Department;

(10) Services provided through local education agencies that are enrolled with the Department under an approved individual education plan (IEP);

(11) Services funded through the Juvenile Rehabilitation Services Medicaid Matching Fund;

(12) Services that are experimental and/or investigational in nature;

(13) Services provided by a non-Affiliated Provider and not authorized by the Contractor, unless this Contract specifically requires that such services be covered;

(14) Services that are provided without first obtaining a required referral or prior authorization as set forth in the Enrollee handbook;

(15) Medical and/or surgical services provided solely for cosmetic purposes; and

(16) Diagnostic and/or therapeutic procedures related to infertility/sterility.

(f) Limitations on Covered Services. The following services and benefits shall be limited as Covered Services:

(1) Termination of pregnancy shall be provided only as allowed by applicable State and federal law (42 C.F.R. Part 441, Subpart E). In any such case, the requirements of such laws must be fully complied with and Form HFS 2390 must be completed and filed in the Enrollee's medical record. Termination of pregnancy shall not be provided to Enrollees eligible under the State Childrens Health Insurance Program (215 ILCS 106).

(2) Sterilization services may be provided only as allowed by State and federal law (see 42 C.F.R. Part 441, Subpart F). In any such case, the requirements of such laws must be fully complied with and a DPA Form 2189 must be completed and filed in the Enrollee's medical record.

(3) If a hysterectomy is provided, a DPA Form 1977 must be completed and filed in the Enrollee's medical record.

(g) Right of Conscience. The parties acknowledge that pursuant to 745 ILCS 70/1 et scq., a Contractor may choose to exercise a right of conscience by not rendering certain Covered Services. Should the Contractor choose to exercise this right, the Contractor must promptly notify the Department of its intent to exercise its right of conscience in writing. Such notification shall contain the services that the Contractor is unable to render pursuant to the exercise of the right of conscience. The parties agree that at that time the Department shall adjust the Capitation payment to the Contractor and amend the contract accordingly.

Should the Contractor choose to exercise this right, the Contractor must notify Potential Enrollees, Prospective Enrollees and Enrollees that it has chosen to not render certain Covered Services, as follows:

(1) To Potential Enrollees, prior to enrollment;

(2) To Prospective Enrollees, during enrollment; and

(3) To Enrollees, within ninety (90) days after adopting a policy with respect to any particular service that previously was a Covered Service.

(h) Emergency Services.

(1) The Contractor shall cover Emergency Services for all Enrollees whether the Emergency Services are provided by an Affiliated or non-Affiliated Provider.

(2) The Contractor shall not impose any requirements for prior approval of Emergency Services. If an Enrollee calls the Contractor to request Emergency Services, such call shall receive an immediate response.

(3) The Contractor shall cover Emergency Services for Enrollees who are temporarily away from their residence and outside the Contracting Area for all Emergency Services to which they would be entitled within the Contracting Area.

(4) The Contractor shall have no obligation to cover medical services provided on an emergency basis that are not Covered Services under this Contract.

(5) Elective care or care required as a result of circumstances that could reasonably have been foreseen prior to the Enrollee's departure from the Contracting Area are not covered. Unexpected hospitahzation due to complications of pregnancy shall be covered. Routine delivery at term outside the Contracting Area, however, shall not be covered if the Enrollee is outside the Contracting Area against medical advice unless the Enrollee is outside of the Contracting Area due to circumstances beyond her control. The Contractor must educate the Enrollee of the medical and financial implications of leaving the Contracting Area and the importance of staying near the treating Provider throughout the last month of pregnancy.

(6) The Contractor shall provide ongoing education to Enrollees regarding the appropriate use of Emergency Services.

(7) The Contractor shall not condition coverage for Emergency Services on the treating Provider notifying the Contractor of the Enrollee's screening and treatment within ten (10) calendar days of presentation for Emergency Services.

(8) The determination of whether or not an Enrollee is sufficiently Stabilized for discharge or transfer to another facility shall be binding on the Contractor.

(i) Post-Stabilization Services. The Contractor shall cover Post-Stabilization Services provided by an Affiliated or non-Affiliated Provider in any the following situations: (a) the Contractor authorized such services; (b) such services were administered to maintain the Enrollee's stabilized condition within one (1) hour of a request to the Contractor for authorization of further Post-Stabilization Services; or (c) the Contractor does not respond to a request to authorize further Post-Stabilization Services within one (1) hour, the Contractor could not be contacted, or the Contractor and the treating Provider cannot reach an agreement concerning the Enrollee's care and an Affiliated Provider is unavailable for a consultation, in which case the treating Provider must be permitted to continue the care of the Enrollee until an Affiliated Provider is reached and either concurs with the treating Provider's plan of care or assumes responsibility for the Enrollee's care.

(]') Additional Services or Benefits. The Contractor shall obtain prior approval from the Department before offering any additional service or benefit not required under this Contract to Enrollees. The Contractor shall notify Enrollees and Prospective Enrollees before discontinuing an additional service or benefit. The notice must be approved in advance by the Department. The Contractor shall continue any ongoing course of treatment for an Enrollee then receiving such service or benefit. All additional services or benefits approved by the Department under a previous contract must be resubmitted to the Department for approval within thirty (30) days of the Effective Date. Contractor may continue to use all additional services and benefits approved under a previous contract until the Department completes its review and notifies the Contractor that an added service or benefit is no longer approved.

(k) Telephone Access. The Contractor shall establish a toll-free twenty-four (24) hour telephone number to confirm eligibility for benefits and seek prior approval for treatment where required under the Plan, and shall assure twenty-four (24) hour access, via telephone(s), to medical professionals, either to the Plan directly or to the Primary Care Providers, for consultation to obtain medical care. The Contractor must also make a toll-free number available, at a minimum during the business hours of 9:00 a.m. until 5:00 p.m. Central Time on regular business days. This number also will be used to confirm eligibility for benefits, for approval for non-emergency services and for Enrollees to call to request Site, Primary Care Provider, or Women's Health Care Provider changes, to make complaints or grievances, to request disenrollment and to ask questions. The Contractor may use one toll-free number for these purposes or may establish two separate numbers.

5.2 Network Adequacy. The Contractor must establish, maintain and monitor a network of Affiliated Providers, including hospitals, that is sufficient to provide adequate access to all services under the Contract taking into consideration:

(a) The anticipated number of Enrollees;

(b) The expected utilization of services, in light of the characteristics and health care needs of the Contractor's Enrollees

(c) The number and types of Providers required to furnish the Covered Services.

(d) The number of Affiliated Providers who are not accepting new patients; and

(e) The geographic location of Providers and Enrollees, taking into account distance, travel time, the means of transportation and whether the location provides physical access for Enrollees with disabilities.

It is understood that in some instances Enrollees will require specialty care not available from an Affiliated Provider and that the Contractor will arrange that such services by provided by an non-Affiliated Provider.

5.3 Marketing. The Contractor shall, initially and as revised, submit to the Department for the Department's review and prior written approval all of the following materials: Certificate of Coverage or Document of Coverage; Enrollee Handbooks; Marketing Materials, including Marketing brochures and fliers; Marketing plans, including descriptions of proposed Marketing approaches and Marketing procedures; training materials and training schedules relating to services under this Contract; and all other materials and procedures utilized by the Contractor in connection with Marketing and training. Any substantive revisions to the foregoing materials that will either directly or indirectly affect interpretation of benefits, the delivery of services or the administration of benefits are subject to the Department's prior written approval as set forth in this paragraph.

Marketing by mail, mass media advertising and community oriented Marketing directed at Potential Enrollees will be allowed subject to the Department's prior approval. The Contractor shall be responsible for all costs of mailing, including labor costs. The Department reserves the right to determine and set the sole process of, cost, and payment for Marketing by mail, using names and addresses of Participants supplied by the Department, including the right to limit Marketing by mail to a vendor under contract to the Department and the terms and conditions set forth in that vendor contract. To the extent permitted by law and approved by the

Department, the Contractor may distribute Marketing materials selectively by eligibility category, by Contracting Area, by county, by city or by other geographic area.

The Contractor agrees to be bound by the following requirements for Marketing:

(a) The Contractor shall not engage in Marketing practices that mislead, confuse or defraud either Potential Enrollees or the Department;

(b) Marketing Materials must be clear and must include, at a minimum, the information required in Article V, Section 5.4;

(c) Marketing Materials shall not include any assertion or statement that the Contractor is endorsed by CMS or the Department, and neither the Contractor nor its Marketing personnel shall make such assertions or statements, whether in writing or orally;

(d) Potential Enrollees shall be solicited from a geographic area that does not exceed the Contracting Area(s);

(e) Potential Enrollees may not be discriminated against on the basis of health status or need for health care services or on any illegal basis;

(f) The Contractor's Marketing shall be designed to reach a distribution of Potential Enrollees across age and sex categories, as such categories are established for rates as set forth in Attachment I, in the Contracting Area(s). The Contractor's Marketing shall not be designed to achieve favorable reimbursement by enrolling a disproportionate percentage of individuals from a particular age and sex category or family income level;

(g) The Contractor shall not actively facilitate disenrollment of Enrollees from other plans, by providing Managed Care Disenrollment Forms or otherwise, including transporting Enrollees for the purpose of their disenrollment. The Contractor may educate Enrollees on the disenrollment process. The Contractor shall not offer gifts or incentives to Enrollees of other plans that are not offered to all Potential Enrollees. This Section 5.3(g) will be repealed upon implementation of the mandatory Primary Care Case Management program;

(h) Marketing personnel who engage in Marketing services under this Contract are considered the agents of the Contractor, whether they are employees, independent contractors, or independent insurance brokers. The Contractor shall be held responsible for any Misrepresentation or inappropriate activities by such Marketing personnel. All Marketing personnel are required to participate in training sessions that may be developed and presented by the Department, and which sessions set forth the Department requirements, expectations and limitations on Marketing practices in which the Contractor's personnel will engage. The individual salaries, benefits or other compensation paid by the Contractor to each of its Marketing personnel shall consist of no less than seventy-five percent (75%) salary and benefits and no more than twenty-five percent (25%) commission in cash or kind. The salary, benefit and other compensation schedules for such personnel are subject to audits by the Department, Office of Inspector General and as set forth in Article IX, Section 9.1. All salary schedules shall be kept by the Contractor to enable the Department or any Authorized Persons to identify a specific enunciation of each Marketing personnel's total salary, benefit and other compensation, the percentage of that salary, benefits or other compensation that was based on commission and the basis for such commission. The Contractor shall hold the Department harmless for any and all claims, complaints or causes of action that shall arise as a result of this contractually imposed salary, benefit and other compensation structure for Marketing personnel.

Compensation of independent insurance brokers who hold a producers license issued by the State of Illinois Department of Financial and Professional Regulation is not subject to the limitations on commission described in the above paragraph. All other provisions of the Contract regarding Marketing shall apply to the Contractor with respect to the activities of independent insurance brokers.

(i) It shall be the duty and obligation of the Contractor to credential, and where necessary or appropriate, recrcdential all Marketing personnel, including trainers and field supervisors. Recredentialing shall be performed at the time the Department of Financial and Professional Regulation renews the individual's license or certification. Recredentialing activity that changes the status of Marketing personnel shall be submitted to the Department as changes occur. No current or future personnel of the Contractor may engage in Marketing activities hereunder without first meeting all credcntialing requirements set forth herein as well as in the regulations, guidelines or policies of the Department. At a minimum, all Marketing personnel of the Contractor, including independent insurance brokers, must meet the following credentialing requirements:

(1) must have been trained in all provisions of the Contractor's Department approved training manual for marketers;

(2) must hold a valid license or certification as issued by the State of Illinois, Department of Financial and Professional Regulation, a copy of which must be submitted to the Department prior to any Marketing personnel's engaging in Marketing activities hereunder;

(3) may not engage in Marketing activities for any other MCO that has a contract with the Department;

(4) may not also be Providers of medical services;

(5) may not have been convicted of any felony within the last ten (10) years;

(6) may not have been terminated from employment in the previous twelve (12) months by any MCO for engaging in any prohibited Marketing practices or Misconduct associated with or related to Marketing activities. The Contractor shall obtain a written consent from all Marketing personnel for prior employers to release employment information to the Contractor concerning any prior or current employment in which Marketing activities were performed by any Marketing personnel and contact the previous employer(s). The Contractor may use any other employment practices it deems appropriate to obtain and meet these credentialing requirements; and

(7) must not be an Ineligible Person.

(j) The Department may at any time, in its own discretion and without notification to the Contractor, attend any Marketing training session conducted by the Contractor.

(k) The Contractor must immediately notify the Department, in writing, of any individual who is hired by the Contractor who has previously been employed by an agent for the Department responsible for the education of Potential Enrollees about managed care.

(1) The Contractor shall immediately notify the Department and the Office of Inspector General, in writing, of any inappropriate Marketing activities.

(m) Before any individual may engage in any Marketing activity under this Contract, the Contractor shall provide, in a format designated by the Department, the name and Social Security number and a copy of the Department of Financial and Professional Regulation license or certification of that individual to the Department and certify to the Department that the individual meets the minimum credentialing requirements above. The Department must provide written approval of such individual before the individual may engage in any Marketing activity under this Contract.

Thereafter, on a monthly basis, the Contractor shall report, in a format designated by the Department, the name and Social Security numbers of all Marketing personnel to the Department. It is the obligation of the Contractor to ensure that the Department has a current list of all Marketing personnel. The Contractor must immediately notify the Department, in writing, of any Marketing personnel who terminate employment with the Contractor either voluntarily or involuntarily. If termination is involuntary, the Contractor must notify the Department if the reason for termination is related to Misconduct under this Contract.

(n) The Contractor shall not engage in any Marketing activities directed at enrolling Potential Enrollees while they are admitted to any inpatient facilities.

(o) Marketing in or immediately outside of any Department or Department of Human Services field office is strictly prohibited.

(p) Marketing at Provider offices or facilities is permissible under the following circumstances:

(1) the Contractor must have a written agreement with the Provider, signed by the Provider or his designee, a copy of which shall be kept on file by the Contractor and submitted to the Department annually and thereafter upon request. Such written agreement shall set forth specifically what Marketing may be conducted at that Provider office or facility, the frequency with which those Marketing activities may occur and a description of the setting in which the Marketing activities will occur;

(2) no Marketing activities may be conducted in emergency room waiting areas or in treatment areas at any Provider office or facility; and

(3) at no time shall any Marketing personnel have access to a Participant's medical records regardless of whether such Marketing activity is conducted at the Provider office or facility or another location.

(q) Direct or indirect door-to-door, telephonic, or other cold call Marketing is strictly prohibited. Door-to-door Marketing is direct or indirect "cold call" or unsolicited Marketing activities at an individual's residence. "Cold call" Marketing means any unsolicited personal contact by MCO personnel with the Potential Enrollee for the purpose of influencing the individual to enroll with that MCO and includes unsolicited telephone contact, contact at the individual's residence and any other type of contact made without the individual's consent. Consent for telephone contact or contact at the individual's residence must be in writing and may be obtained at the initiation of contact as long as the Contractor has obtained the individual's oral consent prior to the visit and has documented such consent in a written form that identifies the person granting the consent and the person receiving the consent, as well as the date, time and place that the oral consent was given. Any contacts at the individual's residence must be made within thirty (30) days from the date the individual gave oral consent. Soliciting individuals to provide the names of other Potential Enrollees is also strictly prohibited. Nothing in this section shall prohibit the Contractor from distributing unsolicited Marketing materials via the United States Postal Service or a commercial delivery service where such service is unrelated to the Contractor.

(r) All gifts or incentives approved by the Department under a previous contract must be resubmitted to the Department for approval within thirty (30) days of the Effective Date. Contractor may continue to use all gifts and incentives approved under a previous contract until the Department completes its review and notifies the Contractor that a gift or incentive is no longer approved.

(s) Prior to conducting any Marketing activities, the Contractor must obtain an authorization to use or disclose an individual's "protected health information" (as defined in Attachment III to this Contract) for such purposes. To the extent such Marketing activities involve direct or indirect remuneration to the Contractor from a third-party, the authorization shall clearly state the existence of such remuneration. The restrictions of this Article V, Section 5.2(r) shall not apply to Marketing activities that are related to the following: (i) a description of medical services that are included in the plan of benefits offered by the Contractor pursuant to this Contract, including communications concerning the network of Providers, replacement of or enhancements to the Contractor's plan of benefits, and health-related products or services that are available only to Enrollee, which add value but are not part of the plan of benefits; (ii) communications for treatment of the individual; (iii) communications for case management or care coordination for the individual or to direct or recommend alternative treatments, therapies, Providers, or settings of care for an Enrollee; (iv) in-person communications of any kind between the Contractor and a Potential Enrollee, Prospective Enrollee, or Enrollee; or (v) the provision of a gift or incentive that complies with Section 5.4 of this Contract.

5.4 Inappropriate Marketing Activities. The Contractor shall not:

(a) provide cash to Potential Enrollees, Prospective Enrollees or Enrollees, except for stipends, in an amount approved by the Department, and reimbursement of expenses provided to Enrollees for participation on committees or advisory groups;

(b) provide gifts or incentives to Potential Enrollees or Prospective Enrollees unless such gifts or incentives: (1) are also provided to the general public; (2) do not exceed ten dollars ($10) per individual gift or incentive; and (3) have been pre-approved by the Department;

(c) provide non health-related gifts or incentives to Enrollees unless such gifts or incentives (1) are provided conditionally based on the Enrollee receiving preventive care; (2) arc not used in Marketing to Potential Enrollees; (3) arc not in the form of cash or an instrument that may be converted to cash; and (4) have been pre-approved by the Department;

(d) provide health-related gifts or incentives to Enrollees unless such gifts or incentives (1) are provided conditionally based on the Enrollee receiving preventive care; (2) are not in the form of cash or an instrument that may be converted to cash; and (3) have been pre-approved by the Department;

(e) seek to influence a Potential Enrollee's enrollment with the Contractor in conjunction with the sale of any other insurance;

(f) induce providers or employees of the Department or the Department of Human Services to reveal confidential information regarding Participants or otherwise use such confidential information in a fraudulent manner;

(g) threaten, coerce or make untruthful or misleading statements to Potential Enrollees, Prospective Enrollees or Enrollees regarding the merits of enrollment in the Contractor's Plan or any other plan; or

(h) present an incomplete Managed Care Enrollment Form to a Potential Enrollee for his signature.

5.5 Obligation to Provide Information. The Contractor agrees to have written policies and to provide Basic Information to the individuals, and to notify such individuals that translated materials are available and how to obtain them, and at the times described below:

(a) to each Enrollee or Prospective Enrollee within thirty (30) days after it receives notice of the individual's enrollment and within thirty (30) days following a significant change;

(b) to any Potential Enrollee who requests it; or

(c) once a year Contractor must notify its Enrollees of their right to request and obtain the Basic Information.

(d) "Basic Information" as used herein shall mean:

(1) types of benefits, and amount, duration and scope of such benefits available under the Plan. There must be sufficient detail to ensure Enrollees understand the benefits that they are entitled to receive as Covered Services, including pharmaceuticals and behavioral health services;

(2) procedures for obtaining Covered Services, including authorization and approval requirements, if any;

(3) information, as provided by the Department, regarding any benefits to which an Enrollee may be entitled under the HFS Medical Program that are not provided under the Plan and specific instructions on where and how to obtain those benefits, including how transportation is provided and that family planning services may be obtained from an Affiliated or non-Affiliated Provider;

(4) any restrictions on an Enrollee's freedom of choice among Affiliated Providers;

(5) the extent to which after-hours coverage and Emergency Services are provided, including the following specific information: (a) definitions of "Emergency Medical Condition," "Emergency Services," and "Post-Stabilization Services" that reference the definitions set forth herein; (b) the fact that prior authorization is not required for Emergency Services; (c) the fact that, subject to the provisions of this Contract, an Enrollee has a right to use any hospital or other setting to receive Emergency Services; (d) the process and procedures for obtaining Emergency Services; and (e) the location of Emergency Services and/or Post-Stabilization Services Providers that are Affiliated Providers.

(6) the procedures for obtaining Post-Stabilization Services in accordance with the terms set forth Article V, Section 5.1(i);

(7) policy on referrals for specialty care and for Covered Services not furnished by an Enrollee's Primary Care Provider;

(8) cost sharing, if any;

(9) the rights, protections, and responsibilities of an Enrollee as specified in 42 C.F.R. §438.100, such as those pertaining to enrollment and discnrollment and those provided under State and Federal law;

(10) Grievance and fair hearing procedures and timeframes, provided that such information must be pre-approvcd before distribution;

(11) Appeal rights and procedures and timeframes, provided that such information must be pre-approved before distribution;

(12) names, locations, telephone numbers, and non-English languages spoken by current Affiliated Providers, including identification of those who are not accepting new patients; and

(13) a copy of the Contractor's Certificate of Coverage or Document of Coverage.

(e) The following additional information must be provided by Contractor upon request to any Enrollee, Prospective Enrollee, and Potential Enrollee:

(1) MCO and health care facility licensure;

(2) practice guidelines maintained by the Contractor in accordance with Article V, Section 5.6; and

(3) information about Affiliated Providers of health care services, including education, Board certification and reccrtification, if appropriate.

(f) The Contractor must make a good faith effort to give written notice of termination of a Provider, within fifteen (15) days following such termination, to each Enrollee who received his or her primary care from, or was seen on a regular basis by, the terminated Provider.

5.6 Quality Assurance, Utilization Review and Peer Review.

(a) All services provided by or arranged for by the Contractor to be provided shall be in accordance with prevailing community standards. The Contractor must have in effect a program consistent with the utilization control requirements of 42 C.F.R. Part 456. This program will include, when so required by the regulations, written plans of care and certifications of need of care.

(b) The Contractor shall adopt practice guidelines that meet the following criteria:

(1) Are based on valid and reliable clinical evidence or a consensus of health care professionals in a particular field;

(2) Consider the needs of the Enrollees;

(3) Are adopted in consultation with Affiliated Providers;

(4) Are reviewed and updated periodically, as appropriate; and

(5) Are disseminated to all affected Affiliated Providers and, upon request, to Enrollees and Potential Enrollees.

(c) The Contractor shall have a Utilization Review Program that includes a utilization review plan, a utilization review committee, and appropriate mechanisms covering preauthorization and review requirements.

(d) The Contractor shall establish and maintain a Peer Review Program approved by the Department to review the quality of care being offered by the Contractor, employees and subcontractors.

(e) The Contractor agrees to comply with the quality assurance standards attached hereto as Exhibit A.

(f) The Contractor agrees to comply with the utilization review standards and peer review standards attached hereto as Exhibit B.

(g) The Contractor agrees to conduct a program of ongoing review that evaluates the effectiveness of its quality assurance and performance improvement strategies designed in accordance with the terms of this Article V, Section 5.6, and to report to the Department the results of such review as provided in Article V, Section 5.11 herein.

(h) The Contractor shall not compensate individuals or entities that conduct utilization review activities on its behalf in a manner that is structure to provide incentives for the individuals or entities to deny, limit, or discontinue Covered Services that are Medically Necessary for any Enrollee.

5.7 Physician Incentive Plan Regulations. The Contractor shall comply with the provisions of 42 C.F.R. 422.208 and 422.210. If, to conform with these regulations, the Contractor performs Enrollee satisfaction surveys, such surveys may be combined with those required by the Department pursuant to Article V, Section 5.20 of this Contract.

5.8 Prohibited Affiliations.

(a) The Contractor shall assure that all Affiliated Providers, including out-of-State Providers, are enrolled in the HFS Medical Program, if such enrollment is required for such Provider by Department rules or policy in order to submit claims for reimbursement or otherwise participate in the HFS Medical Program. The Contractor shall assure that any non-Affiliated Provider billing for services rendered in Illinois is enrolled in the HFS Medical Program prior to paying claims.

(b) The Contractor shall not employ, subcontract with, or affiliate itself with or otherwise accept any Ineligible Person into its network.

(c) The Contractor shall screen all current and prospective employees, contractors, and sub-contractors, prior to engaging their services under this Contract by:
(i) requiring them to disclose whether they are Ineligible Persons; (ii) reviewing the OIG's list of sanctioned persons (available on the World Wide Web at http://www.arnet.gov/epls) and the HHS/OIG List of Excluded Individuals/Entities (available on the World Wide Web at http://www.dhhs.gov/oig). The Contractor shall annually screen all current employees, contractors and sub-contractors providing services under this Contract. The Contractor shall screen out-of-State non-Affiliated Providers billing for Covered Services prior to payment and shall not pay such Providers who meet the definition of Ineligible Persons.

(d) The Contractor shall terminate its relations with any Ineligible Person immediately upon learning that such Person or Provider meets the definition of an Ineligible Person and notify the OIG of the termination.

5.9 Records.

(a) Maintenance of Business Records. The Contractor shall maintain all business and professional records that are required by the Department in accordance with generally accepted business and accounting principles. Such records shall contain all pertinent information about the Enrollee including, but not limited to, the information required under this

Article V, Section 5.9. Medical records reporting requirements shall be adequate to ensure acceptable continuity of care to Enrollees.

(b) Availability of Business Records. Records shall be made available in Illinois to the Department and Authorized Persons for inspection, audit, and/or reproduction as required in Article IX, Section 9.1. These records will be maintained as required by 45 C.F.R. Part 74. As a part of these requirements, the Contractor will retain one copy in any format of all records for at least six (6) years after final payment is made under the Contract. If an audit, litigation or other action involving the records is started before the end of the six-year (6 year) period, the records must be retained until all issues arising out of the action are resolved.

(c) Patient Records.

(1) Treatment Plans. The Contractor must develop and use treatment plans for chronic disease follow-up care that are tailored to the individual Enrollee. The purpose of the plan is to assure appropriate ongoing treatment reflecting the prevailing community standards of medical care designed to minimize further deterioration and complications. Treatment plans shall be on file with the permanent record for each Enrollee with a chronic disease and with sufficient information to explain the progress of treatment.

(2) Permanent Records. Immediately upon notification of an Enrollee's enrollment with the Contractor, the Contractor shall create and maintain at the Enrollee's Primary Care Site an Enrollee file containing biographical and enrollment information relating to the Enrollee, including copies of all materials pertaining to the Enrollee provided by the Department. A permanent medical record shall be maintained at the Primary Care Site for every Enrollee and be available to the Primary Care Provider, Women's Health Care Provider and other Providers. Copies of the medical record shall be sent to any new Site to which the Enrollee transfers. The Contractor shall make documented efforts to obtain such consent. Copies of records shall be released only to Authorized Individuals. Original medical records shall be released only in accordance with Federal or State law, court orders, subpoenas, or a valid records release form executed by an Enrollee. The Contractor shall ensure that Enrollees have timely access to the records. The Contractor shall protect the confidentiality and privacy of minors, and abide by all Federal and State laws regarding the confidentiality and disclosure of medical records, mental health records, and any other information about Enrollee. The Contractor shall produce such records for the Department upon request. Medical records must include Provider identification and Enrollee identification. All entries in the medical record must be legible and dated, and the following, where applicable, shall be included:

• patient identification;

• personal health, social history and family history, with updates as needed;

• risk assessment;

• obstetrical history (if any) and/or profile;

• hospital admissions and discharges;

• relevant history of current illness or injury (if any) and physical findings;

• diagnostic and therapeutic orders;

• clinical observations, including results of treatment;

• reports of procedure, tests and results;

• diagnostic impressions;

• patient disposition and pertinent instructions to patient for follow-up care;

• immunization record;

• allergy history;

• periodic exam record;

• weight and height information and, as appropriate, growth chart;

• referral information, if any;

• health education and anticipatory guidance provided; and

• family planning and/or counseling.

5.10 Computer System Requirements.

(a) The Contractor must establish and maintain a computer system compatible with the Department's system, and, if required, execute an electronic communication agreement provided by the Department. All costs associated with the data exchange software shall be borne by the Contractor.

(b) The Contractor shall establish and maintain a communication link with the Department as specified in Exhibit D.

(c) The Contractor must provide staff with proficient knowledge in telecommunications to ensure communication connectivity is established and maintained. The Contractor shall be responsible for performing Network Address Translation ("NAT") to facilitate connectivity and security protecting the Contractor's network.

(d) The Contractor shall work with the Department to implement changes in technology as they become available to the Department. Any costs associated with the Contractor's side of processing, connectivity and/or changes to the manner in which the Contractor processes data for the Department shall be borne solely by the Contractor. The Contractor will work with the Department to resolve any issues related to these changes.

(e) The Contractor shall retrieve and process all HIPAA transactions made available by the Department, including the 997, 824 and TA1 functional acknowledgments and 820 and 834 and, when implemented, the 835 remittance advice.

(f) The Contractor shall submit to the Department or its designee, in a format and medium designated by the Department, a monthly electronic file of the Contractor's Primary Care Providers including, but not limited to the following information:

(1) Provider name. Provider number, office address, and telephone number;

(2) Type of specialty (e.g., family practitioner, internist, oncologist, etc.), subspecialty if applicable, and treatment age ranges;

(3) Identification of group practice, if applicable;

(4) Geographic service area;

(5) Areas of board-certification, if applicable;

(6) Language(s) spoken by Provider and/or office staff;

(7) Office hours and days of operation;

(8) Special services offered to the deaf or hearing impaired (i.e., sign language, TDD/TTY, etc.);

(9) Wheelchair accessibility status (e.g., parking, ramps, elevators, automatic doors, personal transfer assistance, etc.).

(10) PCP indicator;

(11) PCP gender and panel status (open or closed); and

(12) PCP hospital affiliations, including information about where the PCP has admitting privileges or admitting arrangements and delivery privileges (as appropriate).

Contractor shall electronically submit changes to the file as changes occur.

(g) The Contractor shall submit to the Department or its designee, in a format and medium designated by the Department, a monthly electronic file of the Contractor's Affiliated hospital names and Provider number.

5.11 Regular Information Reporting Requirements.

(a) The Contractor shall submit to the Department regular reports and additional information as set forth in this Section. The Contractor shall ensure that data received from Providers and included in reports is accurate and complete by (1) verifying the accuracy and timeliness of reported data; (2) screening the data for completeness, logic, and consistency; and (3) collecting service information in standardized formats to the extent feasible and appropriate. All data collected by the Contractor shall be available to the Department and, upon request, to CMS. Such reports and information shall be submitted in a format and medium designated by the Department. A schedule of all reports and information submissions and the frequency required for each under this Contract is provided in Exhibit C. For purposes of this Article V, Section 5.10, the following terms shall have the following meanings: "annual" shall be defined by the State fiscal year beginning July first of each year and ending on but including June thirtieth of the following year; and "quarter" shall be defined as three consecutive calendar months of the State's fiscal year. The Department shall advise the Contractor of the appropriate format for such reports and information submissions in a written communication.

(1) Administrative

(A) Disclosure Statements. The Contractor shall submit disclosure statements to the Department initially, annually, on request and as changes occur.

(B) Encounter Data.

1. Submission. The Contractor must report, in accordance with Subsections (2) and (3) of this Article V, Section 5.1 l(a)(l)(B), all services received by Enrollees including services reimbursed by Contractor through a capitation arrangement. On a monthly basis, the Contractor shall provide the Department with HIPAA Compliant transactions, including the 8371 and the 83 7P, in the format and medium designated by the Department, prepared with claims level detail as required herein for all non-institutional provider services received by Enrollees during a given month. For institutional provider services, only those services paid by or on behalf of the Contractor may be provided to the Department. This data must be accepted by the Department within one hundred twenty (120) days of the Contractor's payment or final rejection of the claim or, for services paid through a capitation arrangement, within 150 days of the date of service, except as specified in Article VII, Section 7.2. Any claims processed by the Contractor for services provided in a given report month subsequent to submission of the monthly Encounter Data Report shall be reported on the next submission of the monthly Encounter Data Report.

2. Testing. Upon receipt of each submitted data file, the Department shall perform two distinct levels of review:

a. The first level of review and edits performed by the Department shall check the data file format. These edits shall include, but are not limited to the following: check the data file for completeness of records; correct sort order of records; proper field length and composition; and correct file length. The format of the file, to be accepted by the Department, must be one hundred percent (100%) correct.

b. If the format is correct, the Department shall then perform the second level of review. This second review shall be for standard claims processing edits. These edits shall include, but are not limited to the following: correct Provider numbers; valid recipient numbers; valid procedure and diagnosis codes; cross checks to assure Provider and recipient numbers match their names; and the procedures performed are correct for the age and sex of the recipient. The acceptable error rate of claims processing edits of the encounter data provided by the Contractor shall be determined by the Department. Once an acceptable error rate has been achieved, as determined by the Department, the Contractor shall be instructed that the testing phase is complete and that data should be sent in production.

3. Production. Once the Contractor's testing of data specified in Section 5.11(a)(l)(B)(l) above is completed, the Contractor will be certified for production. Once certified for production, the data shall continue to be submitted in accordance with this Section. The data will continue to be reviewed for correct format and quality. The Contractor shall submit as many files as possible in a time frame agreed upon by the Department and the Contractor, to ensure all data is current.

4. Records that fail the edits described above in (2) or (3) will be returned to the Contractor for correction. Corrected data must be returned to the Department for re-processing.

(C) Financial Reports. The Contractor shall provide the Department with copies of all financial reports the Contractor is required to file with the Department of Financial and Professional Regulation.

(D) Report of Transactions with Parties of Interest. The Contractor shall report to the Department all "transactions" with a "party of interest" (as such terms are defined in Section 1903(m)(4)(A) of the Social Security Act and SMM 2087.6(A-B)), as required by Section 1903(m)(4)(A) of the Social Security Act.

(E) Encounter Data Certification. In a format determined by the Department, the Contractor shall certify by the 5th day of each month that all electronic data submitted during the previous calendar month is accurate, complete and true.

(2) Enrollee Materials. (In addition to the submission requirements described below, the Contractor must maintain documentation verifying that the information conveyed in the following categories of Enrollee materials are reviewed on an ongoing basis for accuracy and updated at least annually)

(A) Certificate or Document of Coverage and Any Changes or Amendments. The Contractor shall submit these documents to the Department for prior approval initially and as revised.

(B) Enrollee Handbook. The Contractor shall submit the handbook to the Department for prior approval initially and as revised. The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(C) Identification Card. The Contractor shall submit the identification card to the Department for prior approval initially and as revised. The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(D) Provider Directory. The Contractor shall submit the Provider Directory applicable to Enrollees to the Department for review initially, and annually thereafter.

(3) Fraud/Abuse

(A) Fraud and Abuse Report. The Contractor shall report all suspected Fraud and Abuse as required under Article V, Section 5.25 of this Contract.

(4) Marketing

(A) Marketing Allegation Investigations. On a monthly basis, the Contractor shall complete and submit the Investigation Results Form summarizing the results of investigations of allegations of Fraud, Abuse, Misconduct and Misrepresentation regarding Marketing conducted by the Contractor.

(B) Marketing Allegation Notification. On a weekly basis, the Contractor shall complete and submit the Marketing Allegation Notification Form identifying current marketing allegations of Fraud, Abuse, Misconduct and Misrepresentation involving Marketing and originating through the Contractor.

(C) Marketing Gifts and Incentives. The Contractor shall submit all Marketing Materials to the Department for prior approval initially and as revised.

(D) Marketing Materials. The Contractor shall submit all Marketing Materials to the Department for prior approval initially and as revised.

The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(E) Marketing Plans and Procedures. The Contractor shall submit descriptions of proposed Marketing concepts, strategies, and procedures for approval initially and as revised.

(F) Marketing Representative Listing. On a monthly basis, on the first day of the month for that month, the Contractor shall provide the Department with a list of all Marketing personnel who are active as well as any Marketing personnel for whom a change of status has occurred since the last report month.

(G) Marketing Representative Terminations. The Contractor shall submit names of Marketing personnel who have terminated employment or association with the Contractor as such terminations occur, but no later than ten (10) business days after termination. The submission shall indicate whether the termination was voluntary or involuntary and, if involuntary, shall state whether the reason for termination was related to Misconduct, Fraud or Forgery under this Contract.

(H) Marketing at Sites:

1. Written Statement. To the extent the Contractor conducts marketing activities at one or more Sites, the Contractor shall submit, on an annual basis and throughout the year as Sites are included or deleted from the Contractor's marketing schedule, a written statement or letter from each Site setting forth in detail the understanding between the parties including, but not limited to, the following information: what marketing activities may be conducted at the Site; the frequency with which those marketing activities may occur; and a description of the setting in which the marketing activities will occur.

2. Schedule. To the extent the Contractor conducts marketing activities at one or more Sites, the Contractor shall submit, on a monthly basis, a schedule that reflects which of the Contractor's marketing representatives will market at such Site(s) and the dates and times when such activities will occur.

(I) Marketing at Retail Locations Schedule. The Contractor shall submit, on a monthly basis, a report of all retail establishments where Marketing is scheduled, which includes the dates and times of the Marketing activities and the locations of the retail establishments. Contractor shall report cancellations of scheduled Marketing as changes occur during the month. Contractor need not report additions to the Marketing schedule during the month.

(J) Marketing Training Materials. The Contractor shall submit Marketing training materials relating to Marketing activities performed by the Contractor's marketing representatives under this Contract, including Marketing trainer scripts and marketing representative presentations scripts, to the Department for prior approval initially and as revised.

(K) Marketer Training Schedule and Agenda. On a quarterly basis, two weeks prior to the beginning of the report quarter, the Contractor shall provide the Department with its schedule for training of Marketing personnel. The model agenda for each type of training must accompany the schedule. The Contractor shall provide the Department with written notice of any changes to the quarterly schedule at least seventy-two (72) hours prior to the scheduled training.

(5) Provider Network

(A) PCP and Affiliated Specialists File. The Contractor shall submit to the Department or its designee, in a format and medium designated by the Department, an electronic file of the Contractor's PCPs as detailed in Section 5.9(f).

(B) Affiliated Hospital File. The Contractor shall submit to the Department or its designee, in a format and medium designated by the Department, a monthly electronic file of the Contractor's Affiliated hospitals' names and Provider numbers.

(C) Provider Network Submissions. The Contractor shall submit to the Department, in a format and medium designated by the Department, Provider network reports that shall include, without limitation, the following:
monthly Provider Affiliation with Sites as set forth in the format given to the Contractor by the Department; monthly updating of all Providers who have either become a Provider in the Contractor's network or who have left the network since the last report; New Site Provider Affiliations as new Sites arc added; Site terminations immediately as they occur; and Enrollcc Site Transfers as they occur. New Site/PCP information shall be reported in a format and medium as required by the Department.

(6) Quality Assurance/Medical

(A) Grievance Procedures. The Contractor shall submit Grievance Procedures to the Department for prior approval initially and as revised. The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(B) Primary Care Provider Ratio Report. The Contractor shall submit a quarterly report that provides the number of Enrollees assigned to each Primary Care Provider and Women's Health Care Provider (by Site) and the Affiliated and unaffiliatcd hospitals to which the PCP has admitting and/or delivery privileges in a format provided by the Department.

(C) Quality Assurance, Utilization Review and Peer Review Annual Report (QA/UR/PR Annual Report). The Contractor shall submit a QA/UR/PR Annual Report on a yearly basis, no later than sixty (60) days following the close of the Contractor's reporting period. This report shall provide a summary review of the effectiveness of the Contractor's Quality Assurance Plan. The summary review shall contain the Contractor's processes for quality assurance, utilization review and peer review. Included with this report shall be a comprehensive description of the Contractor's network and an annual workplan outlining the Contractor's intended activities relating to quality assurance, utilization review, peer review and health education. The report's content, as determined by the Department is detailed in Exhibit A.

(D) QA/UR/PR Committee Meeting Minutes. The Contractor shall submit the minutes of these meetings to the Department on a quarterly basis.

(E) Quality Assurance, Utilization Review, Peer Review and Health Education Plans. The Contractor shall submit such plans to the Department for prior approval initially and as revised. The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(F) Summary of Grievances or Appeals and their Resolutions and External Independent Reviews and Resolutions. This quarterly report shall provide a summary of the Grievances or Appeals filed by Enrollees and the resolution of such Grievances or Appeals as well as a summary of all external independent reviews and the resolution of such reviews in a format provided by the Department. Such report shall include types of Grievances or Appeals and external independent reviews by category and totals, the number and levels at which the Grievances or Appeals were resolved, the types of resolutions and the number pending resolution by category.

(G) Case Management Enrollees. The Contractor shall submit an electronic report of all Enrollees who are case managed by the Contractor on a monthly basis.

(H) Case Management Plan. The Contractor shall submit such plan to the Department for prior approval initially and as revised. The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(I) CSHCN Enrollees. The Contractor shall submit an electronic report of all Enrollees who are case managed by the Contractor on a monthly basis.

(J) CSHCN Plan. The Contractor shall submit such plan to the Department for prior approval initially and as revised. The Contractor shall not be required to submit for prior approval format changes, provided there is no change in the information conveyed.

(7) Subcontracts and Provider Agreements

(A) Executed Subcontracts and Provider Agreements. The Contractor shall provide copies of any subcontract and Provider agreement to the Department upon request.

(B) Model Subcontracts and Provider Agreements. The Contractor shall provide copies of model subcontracts and Provider agreements related to Covered Services, assignment of risk and data reporting functions, including the form of all proposed schedules or exhibits, intended to be used therewith, and any substantial deviations from these model subcontracts and Provider agreements to the Department initially and as revised.

(b) Additional Reports. The Contractor shall submit to the Department additional reports or submissions at the frequency set forth in Exhibit C and all other reports and information required by the provisions of this Contract.

(c) Unless otherwise specified, the Contractor shall submit all reports to the Department within thirty (30) days from the last day of the reporting period or as defined in Exhibit C. All reports and submissions listed in this Article V, Section 5.11 must be submitted to the Department in a Department designated format and at the intervals set forth in Exhibit C. The Department may require additional reports throughout the term of this Contract. The Department will provide adequate notice before requiring production of any new reports or information, and will consider concerns raised by Contractors about potential burdens associated with producing the proposed additional reports. The Department will provide the basis (reason) for any such request. Failure of the Contractor to follow reporting requirements shall subject the Contractor to the sanctions in Article IX, Section 9.10.

5.12 Health Education. The Contractor shall establish and maintain an ongoing program of health education as delineated in its written plan and submitted annually to the Department. The health education program will advise Enrollees concerning appropriate health care practices and the contributions they can make to the maintenance of their own health. All health education materials must be approved by the Contractor's medical director. Providing material during Marketing and enrollment does not satisfy the requirements of this Article V, Section 5.12. The Contractor must make documented efforts to educate Primary Care Providers on the importance of being active participants in the health education program and to ensure that such Primary Care Providers participate in the health education program. The health education program shall provide, at a minimum, the following:

(a) Information on how to use the Plan, including information on how to receive Emergency Services in and out of the Contracting Area.

(b) Information on preventive care including the value and need for screening and preventive maintenance.

(c) Information on the need for pre- and interconceptional care to improve birth outcomes and on the need to seek prenatal care as early as possible.

(d) Counseling and patient education as to the health risks of obesity, smoking, alcoholism, substance abuse and improper nutrition, and specific information for persons who have a specific disease.

(e) Information on disease states, that may affect the general population.

(f) Educational material in the form of printed, audio, visual or personal communication.

(g) Information will be provided in language that the Enrollee understands and that meets the requirements set forth in Article II, Section 2.4.

(h) A single individual appointed by the Contractor to be responsible for the coordination and implementation of the program.

The Contractor further agrees to review the health education program, at regular intervals, for the purpose of amending same, in order to improve said program. The Contractor further agrees to supply the Department or its designee with the information and reports prescribed in its approved health education program or the status of such program.

5.13 Required Minimum Standards of Care. The Contractor shall provide or arrange to provide to all Enrollccs medical care consistent with prevailing community standards at locations serving the Contracting Area that assure availability and accessibility to Enrollecs.

The Contractor will provide a system to notify Enrollees on an ongoing basis of the need for and benefits of health screenings and physical examinations. The Contractor will provide or arrange to provide such examinations to all of its Enrollees.

The Contractor shall not be in violation of this Contract if a particular Enrollee or group of Enrollees do not receive one of the services listed in Section 5.1(d) or in this Section 5.13(a) through (d) if Contractor requires its Affiliated Providers to offer those services and has documented its efforts to educate Enrollees about the availability of coverage for such services.

(a) EPSDT Services to Enrollees Under Twenty-One (21) Years. All Enrollees under twenty-one (21) years of age should receive screening examinations including appropriate childhood immunizations at intervals as specified by the EPSDT Program as set forth in §§1902(a)(43)and 1905(a)(4)(B) of the Social Security Act and 89 111. Adm. Code 140.485.

(1) Well child visits shall consist of age appropriate component parts including

• comprehensive health history;

• nutritional assessment;

• height and weight and growth charting;

• comprehensive unclothed physical examination;

• immunizations;

• laboratory procedures, including lead toxicity testing;

• periodic objective developmental screening using a recognized, standardized developmental screening tool, as approved by the Department. Children under age three who are screened at-risk for, or with developmental delay, shall be referred to the State's Early Intervention Program for further assessment;

• periodic objective screening for social emotional development using a recognized, standardized tool, as approved by the Department. Social emotional screening for infants shall include perinatal depression screening of the mother in the most appropriate clinical setting, e.g., at the pediatric, behavioral health or OB/GYN visit;

• objective vision and hearing screening; and

• risk assessment and anticipatory guidance.

(2) The Contractor shall employ strategies to ensure that children received comprehensive child health services, according to the Department's recommended periodicity schedule or more frequently, as needed, and shall perform provider training to ensure that best practice guidelines arc followed in relation to well child services and care for acute and chronic health care needs.

(3) Any condition discovered during the screening examination or screening test requiring further diagnostic study or treatment must be provided if within the scope of Covered Services. The Contractor shall refer the Enrollec to an appropriate source of care for any required services that are not Covered Services. If, as a result of EPSDT services, the Contractor determines an Enrollec is in need of services that arc not Covered Services but arc services otherwise provided for under the HFS Medical Program, the Contractor will ensure that the Enrollee is referred to an appropriate source of care. The Contractor shall have no obligation to pay for services that are not Covered Services.

(4) At a minimum, the Contractor shall provide or arrange to provide all appropriate screening and vaccinations in accordance with OBRA 1989 guidelines to eighty percent (80%) of Enrollees younger than twenty-one (21) years of age. The Contractor shall track and monitor this provision on an ongoing basis and shall have in place a quality improvement initiative addressing compliance until such time as this performance goal is achieved and maintained. The Contractor must implement an ongoing recall system and outreach services, at a minimum specifically targeting those Enrollees under age twenty-one (21) who are not up to date with EPSDT well child screening services.

(b) Preventive Medicine Schedule (Services to Enrollccs Twenty-One (21) Years of Age and Over) The following preventive medicine services and age schedule is the minimum acceptable range and scope of required services for adults. The Contractor may substitute an alternate schedule for adult preventive medicine services as long as such schedule is based upon recognized guidelines such as those recommended by the current U.S. Preventive Services Task Force's "Guide to Clinical Preventive Services" and the Contractor submits the schedule to the Department and receives the Department's written approval for the alternate schedule prior to implementing it.

The Contractor shall ensure that a complete health history and physical examination is provided to each Enrollcc initially within the first twelve (12) months of enrollment. Thereafter, for Enrollees between ages Twenty-One (21) and Sixty-Four (64), the Contractor shall ensure that a complete health history and physical examination is conducted every 1-3 years, as indicated by Enrollee need and clinical care guidelines. For Enrollees aged Sixty-Five (65) and older, the Contractor shall ensure that a complete health history and physical examination is conducted annually.

For purposes of this Section 5.13(b), a "complete health history and physical examination" shall include, at a minimum, the following health services as appropriate for the age and gender of each Enrollee:

• Appropriate initial and interval history;

• Height and weight measurement;

• Nutrition assessment and counseling;

• Appropriate lifestyle and risk counseling

• Health education and anticipatory guidance (including, without limitation, education on the need to monitor visual acuity for Enrollees ages 65 and older);

• Blood pressure;

• Hearing evaluation (ages 65 and older);

• Annual Papanicolaou (Pap) smear test or cervical smear and pelvic exam for female Enrollees (after three (3) or more consecutive satisfactory normal annual examinations, the Pap smear may be performed at the Physician's discretion based upon the Enrollee's risk assessment, but no less frequently than every three (3) years);

• Clinical breast examination for female Enrollees;

• Baseline mammogram for female Enrollees (ages 35-39) and annually for female Enrollees ages 40 and older (or earlier, as indicated for female Enrollees with a personal of family history of breast disease);

• Rectal occult blood testing (ages 50 and older); sigmoidoscopy or colonoscopy should be considered every 5-10 years;

• Digital rectal examination and a prostate-specific antigen test annually based upon the Physician's recommendation for male Enrollees as follows:

☐	African-American male Enrollees (ages 40 and older)

☐	Male Enrollees of national origin other than African-American with a family history of prostate cancer (ages 40 and older)

☐	Asymptomatic male Enrollees of national origin other than African-American (ages 50 and older)

• Non-fasting or fasting total blood cholesterol test, at least every 5 years;

• Dipstick urinalysis (ages 65 and older);

• Thyroid function tests for female Enrollees (ages 65 and older);

• Tetanus-diptheria (Td) booster shot every 10 years, unless contraindicated;

• Pneumococcal vaccine (ages 65 and older), unless contraindicated; and

• Influenza vaccine annually (ages 65 and older), unless contraindicated.

Any known condition or condition discovered during the complete health history and physical examination requiring further Medically Necessary diagnostic study or treatment must be provided if within the scope of Covered Services.

At a minimum, the Contractor shall provide or arrange to provide the initial history and physical examination to fifty percent (50%) of all Enrollees in their first twelve (12) months of coverage, to seventy percent (70%) of all Enrollees in their second twelve (12) months of coverage and eighty percent (80%) of all Enrollees in their third twelve (12) months of coverage or more. For purposes of this subsection, "twelve (12) months of coverage" may include up to forty-five (45) days interrupted coverage. The Contractor shall track and monitor this provision on an ongoing basis and shall have in place a quality improvement initiative addressing compliance until such time as this performance goal is achieved and maintained.

(c) Maternity Care. The Contractor shall provide or arrange to provide quality care for pregnant Enrollees. At a minimum, the Contractor shall provide, or arrange to provide, and document:

(1) A comprehensive prenatal evaluation and care in accordance with the latest standards published by the American College of Obstetrics and Gynecology or the American Academy of Family Physicians. The specific areas to be addressed in regard to the provision of care include, but are not limited to, the following items: content of the initial assessment, including history, physical, lab tests and risk assessment including

HIV counseling and voluntary II1V testing; follow-up laboratory testing; nutritional assessment and counseling; frequency of visits; content of follow-up visits; anticipatory guidance and appropriate referral activities.

(2) During the first year of this Contract, at least seventy percent (70%) of all pregnant Enrollees shall receive the minimum level of prenatal visits adjusted for the date of coverage under the Plan. During the second year of this Contract, the percentage in the preceding sentence shall increase to at least eighty percent (80%). For the exclusive purpose of calculating these rates, women who deliver within sixty (60) days of the first day of coverage under the Plan shall be excluded. The Contractor shall track and monitor this provision on an ongoing basis and shall have in place a quality improvement initiative addressing compliance until such time as this performance goal is achieved and maintained.

(3) The Contractor shall provide risk assessment and depression screening and treatment for depression as needed during pregnancy and up to one year following delivery.

(4) During the first year of this Contract, the Contractor shall ensure that at least seventy percent (70%) of all Enrollees who deliver shall receive at least one post-partum visit. During the second year of this Contract, the percentage in the preceding sentence shall increase to at least eighty percent (80%). For the exclusive purpose of calculating these rates, women who deliver within sixty (60) days of the first day of coverage under the Plan shall be excluded. The Contractor shall track and monitor this provision on an ongoing basis and shall have in place a quality improvement initiative addressing compliance until such time as this performance goal is achieved and maintained.

(5) The Contractor shall provide preconceptional and interconceptional health care services that address pregnancy planning and care of medical conditions.

(6) The Contractor shall provide or arrange to provide nutritional assessment and counseling to all pregnant Enrollees. Individualized diet counseling is to be provided as indicated.

(7) The Contractor shall require its Primary Care Providers and Women's Health Care Providers to identify maternity cases presenting the potential for high-risk maternal or neonatal complications and arrange appropriate referral to physician specialist or transfer to Level III perinatal facilities as required. The Contractor shall utilize, for such high-risk consultation or referrals, the standards of care promulgated by the Statewide Perinatal Program of the Illinois Department of Human Services. Risk appropriate care shall be ongoing during the perinatal period. The Contractor shall provide a plan to the Department on how it will ensure that maternity care is received at the appropriate perinatal facility for the level of risk associated with each pregnancy.

(8) The consulting physician at the perinatal center will determine the management of the Enrollee at that point in time. Should transport be required, the consultant at the perinatal center will identify the most appropriate mode of transport for such a transfer. Should the perinatal center be unable to accept the Enrollee due to bed unavailability, that center will arrange for admission of the Enrollee to an alternate Level III perinatal center. All records required for appropriate management of the high-risk Enrollee receiving consultation or referral to a perinatal center will be provided to the consulting physician as indicated. The Contractor will obtain from the consulting physician all necessary correspondence to enable the Primary Care Provider to provide, or arrange for the provision of, appropriate follow-up care for the mother or neonate following discharge.

(9) The Contractor shall employ strategies to ensure that pregnant women receive maternity care and shall provide training to Providers to ensure that best practice guidelines are followed to address the medical needs.

(d) Complex and Serious Medical Conditions.

(1) The Contractor shall provide or arrange to provide quality care for Enrollees with complex and serious medical conditions. At a minimum, the Contractor shall provide and document the following:

(A) Timely identification of Enrollees with complex and serious medical conditions.

(B) Assessment of such conditions and identification of appropriate medical procedures for monitoring or treating them.

(C) A Chronic Care Action Plan that is symptom-based and developed in conjunction with the Enrollee or if a child, with the parent, guardian or care-taker relative, as appropriate, and a copy of this Chronic Care Action Plan shall be provided to the Enrollee.

(D) Implementation of a treatment plan in accordance with this Article V, Section 5.9(c)(l).

(2) The Contractor shall have procedures in place to identify Enrollees with special health care needs in order to identify any ongoing special conditions of the Enrollee that require a course of treatment or regular care monitoring. Appropriate health care professionals shall make such assessments. Such procedures must be delineated in the Contractor's Quality Assurance Plan, and ongoing monitoring shall occur in compliance with Exhibit A, Section 4.a.iv(d)(2).

(3) The Contractor shall have a mechanism in place to allow Enrollees with special health care needs as defined by the Contractor to have direct access to a specialist as appropriate for each Enrollee's condition and identified needs.

(e) Access Standards.

(1) Appointments. Time specific appointments for routine, preventive care shall be made available within five (5) weeks from the date of request for such care but within 2 weeks for infants under 6 months. Enrollces with more serious problems not deemed Emergency Medical Conditions shall be triaged and, if necessary, provided within 24 hours. Enrollces with problems or complaints that are not deemed serious shall be seen within three (3) weeks from the date of request for such care. Initial prenatal visits without expressed problems shall be made available within two (2) weeks for Enrollees in their first trimester, within one (1) week for Enrollees in their second trimester, and within three (3) days for Enrollces in their third trimester. The Contractor shall have an established policy that scheduled Enrollces shall not routinely wait for more than one (1) hour to be seen by a Provider and no more than six (6) scheduled appointments shall be made for each Primary Care Provider per hour. Notwithstanding this limit, the Department recognizes that physicians supervising other licensed health care Providers may routinely account for more than six (6) appointments per hour.

(2) Services Requiring Prior Authorization. The Contractor shall provide, or arrange for the provision of, Covered Services as cxpcditiously as the Enrollcc's health condition requires. Ordinarily, Covered Services shall be provided within fourteen (14) calendar days after receiving the request for service from a Provider, with a possible extension of up to fourteen (14) calendar days, if the Enrollee requests the extension or the Contractor provides written justification to the Department that there is a need for additional information and the Enrollee will not be harmed by the extension. If the Physician indicates, or the Contractor determines that following the ordinary time frame could seriously jeopardize the Enrollcc's life or health, the Contractor shall provide, or arrange for the provision of, the Covered Service no later than seventy-two (72) hours after receipt of the request for service, with a possible extension of up to fourteen (14) calendar days, if the Enrollee requests the extension or the Contractor provides written justification to the Department that there is a need for additional information and the Enrollee will not be harmed by the extension.

(f) Coordination with Other Service Providers.

(1) The Contractor shall encourage the Plan Providers and subcontractors to cooperate and communicate with other service providers who serve Enrollees. Such other service providers may include: Community Behavioral Health Providers; Special Supplemental Nutrition Programs for Women, Infants, and Children (commonly referred to as "WIC" programs); Head Start programs; Early Intervention programs; Public Health providers; local health departments; school-based clinics; and school systems. Such cooperation may include performing annual physical examinations for school and the sharing of information (with the consent of the Enrollee).

(2) The Contractor shall participate in the Family Case Management Program, which shall include, but is not limited to:

(A) Coordinating services and sharing information with existing Family Case Management Providers for its Enrollees;

(B) Developing internal policies, procedures, and protocols for the organization and its provider network for use with Family Case Management Providers serving Enrollees; and

(C) Conducting periodic meetings with Family Case Management Providers performing problem resolution and handling of grievances and issues, including policy review and technical assistance.

(g) The Contractor and the Department shall agree on an implementation schedule for any quality assurance or quality improvement requirements in this Contract that were not contained in the contract between Contractor and the Department that was in place immediately preceding this Contract. Further, the Contractor and the Department shall review all quality assurance and quality improvement provisions of this Contract to determine whether changes to the requirements should be made in order to achieve all of the goals of those provisions in a cost effective manner.

5.14 Authorization of Services. The Contractor shall have in place and follow written policies and procedures when processing requests for initial and continuing authorizations of Covered Services. Such policies and procedures shall ensure consistent application of review criteria for authorization decisions by a health care professional or professionals with expertise in treating the Enrollee's condition or disease and provide that the Contractor shall consult with the Provider requesting such authorization when appropriate. If the Contractor declines to authorize Covered Services that are requested by a Provider or authorizes one or more services in an amount, scope, or duration that are less than that requested, the Contractor shall notify the Provider orally or in writing and shall furnish the Enrollee with written notice of such decision. Such notice shall meet the requirements set forth in 42 C.F.R. 438.404.

5.15 Case Management. The Contractor must offer and provide case management services which coordinate and monitor the care of members with specific diagnoses, or who require high-cost and/or extensive services.

(a) MCOs must inform all members and contracting providers of the MCOs case management services.

(b) The MCO's case management system must include, at a minimum, the following components:

(1) specification of the criteria used by the MCO to identify those potentially eligible for case management services, including diagnosis, cost threshold and/or amount of service utilization, and the methodology or process (e.g. administrative data, provider referrals, self-referrals) used to identify the members who meet the criteria for case management;

(2) a process for comprehensive assessment of the member's health condition to confirm the results of a positive identification, and determine the need for case management, including information regarding the credentials of the staff performing the assessments of CSHCN;

(3) a process to inform members and their PCPs in writing that they have been identified as meeting the criteria for case management, including their enrollment into case management services;

(4) the procedure by which the MCO will assure the timely development of a care treatment plan for any member receiving case management services; offer both the member and the member's PCP/specialist the opportunity to participate in the care treatment plan's development based on the health needs assessment; and provide for the periodic review of the member's need for case management and updating of the care treatment plan; and

(5) a process to facilitate, maintain, and coordinate communication between service providers, and member/family, including an accountable point of contact to help obtain medically necessary care, assist with health-related services and coordinate care needs.

5.16 Children with Special Health Care Needs (CSHCN). The Contractor must establish a CSI-ICN program with the goal of conducting timely identification and screening, assuring a thorough and comprehensive assessment, and providing appropriate and targeted case management services for any CSHCN. All CSHCN children shall receive case management services.

(a) Identification of CSHCN. The Contractor must implement mechanisms to identify CSHCNs who are in need of a follow-up assessment including: PCP referrals; outreach;
and contacting newly-enrolled children.

(b) Assessment of CSHCN. The Contractor must implement mechanisms to assess children with a positive identification as a CSHCN including, but not limited to the following:

(1) Use of a CSHCN Standard Assessment Tool;

(2) Completion of the assessment by a physician, physician assistant, RN, LPN, licensed social worker, or a graduate of a two or four year allied health program; and

(3) Oversight and monitoring by either a registered nurse or a physician, if another medical professional completes the assessment.

(c) Case Management of CSHCN. The Contractor must implement mechanisms to provide case management services for all CSHCN with a positive assessment including the components required for Case Management and the elements listed in the Case Management requirements.

(d) Access to Specialists for CSHCN. The Contractor must implement mechanisms to notify all CSHCN with a positive assessment and determined to need case management of their right to directly access a specialist. Such access may be assured through, for example, a standing referral or an approved number of visits, and documented in the care treatment plan.

5.17 Choice of Physicians. The Contractor shall afford to each Enrollee a choice of Primary Care Provider and, where appropriate, a Women's Health Care Provider.

(a) In each Contracting Area, there shall be at least one(l) full-time equivalent Physician for each 1,200 Enrollees, including one(l) full-time equivalent Primary Care Provider for each 2,000 Enrollees. In each Contracting Area, there shall be at least one (1) Women's Health Care Provider for each 2,000 female Enrollees between the ages of nineteen (19) and forty-four (44), at least one(l) Physician specializing in obstetrics for each 300 pregnant female Enrollees and at least one (1) pediatrician for each 2,000 Enrollees under age nineteen (19). All Physicians providing services shall have and maintain admitting privileges and, as appropriate, delivery privileges at an Affiliated or nearby hospital; or, in lieu of these admitting and delivery privileges, the Physicians shall have a written referral agreement with a Physician who is in the Contractor's network and who has such privileges at an Affiliated or nearby hospital. When cnrollccs arc admitted to a non-affiliated hospital by a plan physician, Contractor is obligated to pay the hospital at a rate negotiated between the hospital and the Contractor. The agreement must provide for the transfer of medical records and coordination of care between Physicians.

(b) In any Contracting Area in which the Contractor does not satisfy the full-time equivalent provider requirements set forth above, the Contractor may demonstrate compliance with these requirements by demonstrating that (i) the Contractor's full time equivalent Physician ratios exceed ninety percent (90%) of the requirements set forth above, and (ii) that Covered Services are being provided in such Contracting Area in a manner which is timely and otherwise satisfactory. The Contractor shall comply with Section 1932(b)(7) of the Social Security Act.

5.18 Timely Payments to Providers. The Contractor shall make payments to Providers for Covered Services on a timely basis consistent with the Claims Payment Procedure described at 42 U.S.C. § 1396a(a)(37)(A) and Illinois Public Act 91-0605. Complaints and/or disputes concerning payments for the provision of services as described in this paragraph shall be subject to the Contractor's Provider grievance resolution system. In particular, the Contractor must pay 90 percent (90%) of all "clean claims" from Providers within thirty (30) days following receipt. Further, the Contractor must pay 99 percent (99%) of all "clean claims" from Providers within ninety (90) days following receipt. For purposes of this Section 5.15, a "clean claim" means one that can be processed without obtaining additional information from the Provider who provided the service or from a third party, except that it shall not mean a claim submitted by or on behalf of a Provider who is under investigation for fraud or abuse, or a claim that is under review for medical necessity.

The Contractor shall pay for all appropriate Emergency Services rendered by a non-Affiliated Provider within thirty (30) days of receipt of a complete and correct claim. If the Contractor determines it does not have sufficient information to make payment, the Contractor shall request all necessary information from the non-Affiliated Provider within thirty (30) days of receiving the claim, and shall pay the non-Affiliated Provider within thirty (30) days after receiving such information. Such payment shall be made at the same rate the Department would pay for such services according to the level of services provided. Determination of appropriate levels of service for payment shall be based upon the symptoms and condition of the Enrollee at the time the Enrollee is initially examined by the non-Affiliated Provider and not upon the final determination of the Enrollee's actual medical condition, unless the actual medical condition is more severe. Within the time limitation stated above, the Contractor may review the need for, and the intensity of, the services provided by non-Affiliated Providers.

The Contractor shall pay for all Post-Stabilization Services as a Covered Service in any the following situations: (a) the Contractor authorized such services; (b) such services were administered to maintain the Enrollee's stabilized condition within one (1) hour of a request to the Contractor for authorization of further Post-Stabilization Services; or (c) the Contractor did not respond to a request to authorize such services within one (1) hour, the Contractor could not be contacted, or, if the treating Provider is a non-Affiliated Provider, the Contractor and the treating Provider could not reach an agreement concerning the Enrollee's care and an Affiliated Provider was unavailable for a consultation, in which case the Contractor must pay for such services rendered by the treating non-Affiliated Provider until an Affiliated Provider was reached and either concurred with the treating non-Affiliated Provider's plan of care or assumed responsibility for the Enrollee's care.

The Contractor shall pay for all Emergency Services and Post-Stabilization Services rendered by a non-Affiliated Provider, for which the Contractor would pay if rendered by an Affiliated Provider, at the same rate the Department would pay for such services exclusive of disproportionate share payments and Mcdicaid percentage adjustments, unless a different rate was agreed upon by the Contractor and non-Affiliated Provider.

The Contractor shall accept claims from non-Affiliated Providers for at least one (1) year after the date the services arc provided. The Contractor shall not be required to pay for claims initially submitted by such non-Affiliated Providers more than one(l) year after the date of service.

5.19 Grievance Procedure and Appeal Procedure.

(a) Grievance. The Contractor shall establish and maintain a procedure for reviewing Grievances registered by Enrollces. All Grievances shall be registered initially with the Contractor and may later be appealed to the Department. The Contractor's procedures must:
(1)be submitted to the Department in writing and approved in writing by the Department;
(2) provide for prompt resolution, and (3) assure the participation of individuals with authority to require corrective action. The Contractor must have a Grievance Committee for reviewing Grievances registered by its Enrollees, and Enrollees must be represented on the Grievance Committee. At a minimum, the following elements must be included in the Grievance process:

(1) An informal system, available internally, to attempt to resolve all Grievances;

(2) A formally structured Grievance system that is compliant with Section 45 of the Managed Care Reform and Patient Rights Act and 42 C.F.R. Part 438 Subpart F to handle all Grievances subject to the provisions of such sections of the Act and regulations (including, without limitation, procedures to ensure expedited decision making when an Enrollee's health so necessitates);

(3) A formally structured Grievance Committee must be available for Enrollees whose Grievances cannot be handled informally and are not appropriate for the procedures set up under the Managed Care Reform and Patient Rights Act. All Enrollecs must be informed that such a system exists. Grievances at this stage must be in writing and sent to the Grievance Committee for review;

(4) The Grievance Committee must have at least twenty-five percent (25%) representation by members of Contractor's prepaid plans, with at least one (1) Enrollee of Contractor's services under this Contract on the Committee. The Department may require that one(l) member of the Grievance Committee be a representative of the Department;

(5) Final decisions under the Managed Care Reform and Patient Rights Act procedures and those of the Grievance Committee may be appealed by the Enrollee to the Department under its Fair Hearings system;

(6) A summary of all Grievances heard by the Grievance Committee and by independent external reviewers and the responses and disposition of those matters must be submitted to the Department quarterly;

(7) An Enrollee may appoint a guardian, caretaker relative, Primary Care Provider, Women's Health Care Provider, or other Physician treating the Enrollee to represent him throughout the Grievance process.

(b) Appeals. The Contractor shall establish and maintain a procedure for reviewing Appeals made by Enrollecs or Providers on behalf of Enrollecs. All Appeals shall be registered initially with the Contractor and may later be appealed to the Department. The Contractor's procedures must: (l)be submitted to the Department in writing and approved in writing by the Department; (2) provide for prompt resolution, and (3) assure the participation of individuals with authority to require corrective action. The Contractor must have a committee in place for reviewing Appeals made by its Enrollecs. At a minimum, the following elements must be included in the Appeal process:

(1) A system that allows an Enrollee or Provider to file an Appeal either orally or in writing, within a reasonable period of time following the date of the notice of action that generates such Appeal, which reasonable period of time shall not be less than twenty (20) days nor more than ninety (90) days; provided that the Contractor may require an Enrollee or Provider to follow an oral Appeal with a written, signed Appeal unless the Enrollee or Provider has requested review on an expedited basis;

(2) A formally structured Appeals system that is compliant with Section 45 of the Managed Care Reform and Patient Rights Act and Subpart F of Section 438 of the Code of Federal Regulations to handle all Appeals subject to the provisions of such sections of the Act and C.F.R. (including, without limitation, procedures to ensure expedited decision making when an Enrollee's health so necessitates and procedures allowing for an external independent review of Appeals that are denied by the Contractor);

(3) Final decisions of Appeals not resolved wholly in favor of the Enrollee may be appealed by the Enrollee to the Department under its Fair Hearings system;

(4) A summary of all Appeals filed by Enrollees and the responses and disposition of those matters (including decisions made following an external independent review) must be submitted to the Department quarterly;

(5) An Enrollee may appoint a guardian, caretaker relative, Primary Care Provider, Women's Health Care Provider, or other Physician treating the Enrollee to represent him throughout the Appeal process.

(c) The Contractor agrees to review its Grievance and Appeal procedures, at regular intervals, for the purpose of amending same when necessary. The Contractor shall amend the procedures only upon receiving the prior written consent of the Department. The Contractor farther agrees to supply the Department and/or its designee with the information and reports prescribed in its approved procedure. This information shall be furnished to the Department upon its request.

(d) The Contractor shall establish a complaint and resolution system for Providers that includes a Provider dispute process.

5.20 Enrollee Satisfaction Survey. The Contractor shall annually conduct a Consumer Assessment of Health Plans (CAHPS) survey as approved by the Department. The survey sampling and administration must follow specifications contained in the most current HEDIS volume. Contractor must contract with an NCQA-Ccrtificd HEDIS Survey Vendor to administer the survey and submit results according to the HEDIS survey specifications. The Contractor shall submit its findings and explain what actions it will take on its findings as part of the comprehensive Annual QA/UR/PR Report.

5.21 Provider Agreements and Subcontracts.

(a) The Contractor may provide or arrange to provide any Covered Services identified in Article V, Section 5.1 with Affiliated Providers or fulfill any other obligations under this Contract by means ofsubcontractual relationships.

(1) All Provider agreements and/or subcontracts entered into by the Contractor must be in writing and are subject to the following conditions:

(A) The Affiliated Providers and subcontractors shall be bound by the terms and conditions of this Contract that are appropriate to the service or activity delegated under the subcontract. Such requirements include, but arc not limited to, the record keeping and audit provisions of this Contract, such that the Department or Authorized Persons shall have the same rights to audit and inspect subcontractors as they have to audit and inspect the Contractor.

(B) The Contractor shall remain responsible for the performance of any of its responsibilities delegated to Affiliated Providers or subcontractors.

(C) No Provider agreement or subcontract can terminate the legal responsibilities of the Contractor to the Department to assure that all the activities under this Contract will be carried out.

(D) All Affiliated Providers providing Covered Services for the Contractor under this Contract must currently be enrolled as Providers in the HFS Medical Program. The Contractor shall not contract or subcontract with an Ineligible Person or a Person who has voluntarily withdrawn from the HFS Medical Program as the result of a settlement agreement.

(E) All Provider agreements and subcontracts must comply with the Lobbying Certification contained in Article IX, Section 9.22 of this Contract.

(F) All Affiliated Providers shall be furnished with information about the Contractor's Grievance and Appeal procedures at the time the Provider enters into an agreement with the Contractor and within fifteen (15) days following any substantive change to such procedures.

(G) The Contractor must retain the right to terminate any Provider agreement and/or subcontract, or impose other sanctions, if the performance of the Affiliated Provider or subcontractor is inadequate.

(b) With respect to all Provider agreements and subcontracts made by the Contractor, the Contractor further warrants:

(1) That such Provider agreements and subcontracts are binding;

(2) That it will promptly terminate all contracts with Providers and/or subcontractors, or impose other sanctions, if the performance of the Affiliated Provider or subcontractor is inadequate;

(3) That it will promptly terminate contracts with Providers who are terminated, barred, suspended, or have voluntarily withdrawn as a result of a settlement agreement, under cither Section 1128 or Section 1128A of the Social Security Act, from participating in any program under federal law including any program under Titles XVIII, XIX, XX or XXI of the Social Security Act or are otherwise excluded from participation in the HFS Medical Program;

(4) That all laboratory testing Sites providing services under this Contract must possess a valid Clinical Laboratory Improvement Amendments ("CLIA") certificate and comply with the CLIA regulations found at 42 C.F.R. Part 493; and

(5) That it will monitor the performance of all Affiliated Providers and subcontractors on an ongoing basis, subject each Affiliated Provider and subcontractor to formal review on a triennial basis, and, to the extent deficiencies or areas for improvement are identified during an informal or formal review, require that the Affiliated Provider or subcontractor take appropriate corrective action.

(c) The Contractor will submit to the Department copies of model Provider agreements and/or subcontracts, initially and revised, that relate to Covered Services, assignment of risk and data reporting functions and any substantial deviations from these model Provider agreements or subcontracts. The Contractor shall provide copies of any other model Provider agreement or subcontract or any actual Provider agreement or subcontract to the Department upon request. The Department reserves the right to require the Contractor to amend any Provider agreement or subcontract as necessary to conform with the Contractor's duties and obligations under this Contract.

The Contractor may designate in writing certain information disclosed under this Article V, Section 5.21 as confidential and proprietary. If the Contractor makes such a designation, the Department shall consider said information exempt from copying and inspection under Section 7(l)(b) or (g) of the State Freedom of Information Act (5 ILCS 140/1 et seq.). If the Department receives a request for said information under the State Freedom of Information Act, however, it may require the Contractor to submit justification for asserting the exemption. Additionally, the Department may honor a properly executed criminal or civil subpoena for such documents without such being deemed a breach of this Contract or any subsequent amendment hereto.

(d) Prior to entering into a Provider agreement or subcontract, the Contractor shall submit a disclosure statement to the Department specifying any Provider agreement or subcontract and Providers or subcontractors in which any of the following have a five percent (5%) or more financial interest:

(1) any Person also having a five percent (5%) or more financial interest in the Contractor or its affiliates as defined by 42 C.F.R. 455.101;

(2) any director, officer, trustee, partner or employee of the Contractor or its affiliates; or

(3) any member of the immediate family of any Person designated in (1) or(2)above.

(e) Any contract or subcontract between the Contractor and a FQHC or a RHC shall be executed in accordance with 1902(a)(13)(C) and 1903(m)(2)(A)(ix) of the Social Security Act, as amended by the Balanced Budget Act of 1997 and shall provide payment that is not less than the level and amount of payment which the Contractor would make for the Covered Services if the services were furnished by a Provider which is not an FQHC or a RHC.

5.22 Site Registration and Primary Care Provider/Women's Health Care Provider Approval and Credentialing.

(a) The Contractor shall register with the Department each Site prior to assigning Enrollees to that Site to receive primary care. A fully executed Provider agreement must be in place between the Contractor and the Site prior to registration of the Site. All FQHCs and RHCs must be registered as unique sites, and all Enrollees receiving Covered Services at those unique sites must be reflected in those Sites in the Department's system. The Contractor must give advance notice to the Department as soon as practicable of the anticipated closing of a Site. If it is not possible to give advance notice of a closing of a Site, the Contractor shall notify the Department immediately when a Site is closed.

(b) The Contractor shall submit to the Department for approval the name, license numbers, and other information requested in a format designated by the Department of all proposed Primary Care Providers and Women's Health Care Providers, as such new Primary Care Providers and Women's Health Care Providers are added to the Contractor's network through executed Provider agreements. A Primary Care Provider or Women's Health Care Provider may not be offered to Enrollees until the Department has given its written approval of the Primary Care Provider or Women's Health Care Provider.

(c) All Primary Care Providers and Women's Health Care Providers must be crcdcntialed by the Contractor. The crcdentialing process may be two-tiered, and the Contractor may assign Enrollees to a Primary Care Provider or Women's Health Care Provider following preliminary credentialing, provided that full crcdentialing is completed within a reasonable time following the assignment of Enrollees to the Primary Care Provider or Women's Health Care Provider. The Contractor must notify the Department when the crcdentialing process is completed and the results of the process. If the Contractor utilizes a single tiered credentialing process, the Contractor shall not assign Enrollees to a Primary Care Provider or Women's Health Care Provider until such Provider has been fully credentialed.

(d) The Contractor's Provider selection policies and procedures shall not discriminate against particular Providers that serve high-risk populations or specialize in conditions that require costly treatment.

(e) The Department, at its sole discretion, may eliminate or modify the requirement for Site reporting at any time during the term of this Contract.

5.23 Advance Directives. The Contractor shall comply with all rules concerning the maintenance of written policies and procedures with respect to advance directives as promulgated by CMS as set forth in 42 C.F.R. §422.128. The Contractor shall provide adult Enrollees with oral and written information on advance directives policies, and include a description of applicable State law. Such information shall reflect changes in State law as soon as possible, but no later than ninety (90) days after the effective date of the change.

5.24 Fees to Enrollees Prohibited. Neither the Contractor, its Affiliated Providers, or non-Affiliated Providers shall seek or obtain funding through fees or charges to any Enrollee receiving Covered Services pursuant to this Contract, except as permitted or required by the Department in 89 111. Adm. Code 125 and/or the Department's fee-for-service copayment policy then in effect. The Contractor acknowledges that imposing charges in excess of those permitted under this Contract is a violation of §1128B(d) of the Social Security Act and subjects the Contractor to criminal penalties. The Contractor shall have language in all of its Provider subcontracts reflecting this requirement.

5.25 Fraud and Abuse Procedures.

(a) The Contractor shall have an affirmative duty to timely report suspected Fraud, Abuse or criminal acts in the HFS Medical Program by Participants, Providers, the

Contractor's employees, or Department employees to the Healthcare and Family Services Office of Inspector General. To this end, the Contractor shall establish the following procedures, in writing:

(1) the Contractor shall form a compliance committee and appoint a single individual to serve as liaison to the Department regarding the reporting of suspected Fraud or Abuse;

(2) the Contractor's procedure shall ensure that any of Contractor's personnel or subcontractors who identify suspected Fraud or Abuse shall make a report to Contractor's liaison;

(3) the Contractor's procedure shall ensure that the Contractor's liaison shall provide notice of any suspected Fraud or Abuse to the OIG immediately upon receiving such report.

(4) the Contractor shall submit a quarterly report certifying that the report includes all instances of suspected Fraud or Abuse or shall certify that there was no suspected Fraud or Abuse during that quarter. Reports shall be considered timely if they are made as soon as the Contractor knew or should have known of the suspected Fraud or Abuse and the certification is received within thirty (30) days after the end of the quarter;

(5) the Contractor shall ensure that all its personnel and subcontractors receive notice of these procedures.

(b) The Contractor shall not conduct any investigation of the suspected Fraud or Abuse of Department personnel, but shall report all incidents immediately to the OIG.

(c) The Contractor may conduct investigations of suspected Fraud or Abuse of its personnel, Providers, subcontractors, or Enrollees. If so directed by the OIG or if the investigation discloses potential criminal acts, the Contractor shall immediately cease its internal investigation notify the OIG.

(d) The Contractor shall cooperate with all OIG investigations of suspected Fraud or Abuse.

5.26 Misrepresentation Procedures. If an Enrollee states that one of the Contractor's Marketing representatives made a Misrepresentation, the Contractor shall conduct a retention interview with the Enrollee either at the time the allegation is made, if the Enrollee is on the telephone, or as soon as possible thereafter, if the Enrollee must be contacted. If, during the retention interview, the Enrollee requests disenrollment from the Contractor, the Contractor shall send a disenrollment form to the Enrollee within three (3) business days following the date of the request. The Contractor shall notify the Department in accordance with the terms of this Article V, Section 5. ll(a)(4).

5.27 Enrollee-Provider Communications. Subject to this Article V, Section 5.1 (g), and in accordance with the Managed Care Reform and Patient Rights Act, the Contractor shall not prohibit or otherwise restrict a Provider from advising an Enrollee about the health status of the Enrollee or medical care or treatment for the Enrollee's condition or disease regardless of whether benefits for such care or treatment are provided under this Contract, if the Provider is acting within the lawful scope of practice, and shall not retaliate against a Provider for so advising an Enrollee.
5.28 HIPAA Compliance. Contractor shall comply with the terms of Sections B and C of the HIPAA Compliance Obligations set forth in Attachment III.

ARTICLE VI
DUTIES OF THE DEPARTMENT

6.1 Enrollment. Once the Department has determined that an individual is a Potential Enrollee and after the Potential Enrollee has selected the Contractor's Plan, such individual shall become a Prospective Enrollee. A Prospective Enrollee shall become an Enrollee on the effective date of coverage. Coverage shall begin as specified in Article IV, Section 4.2. The Department shall make available to the Contractor, prior to the first day of each month, an 834 Audit File.

6.2 Payment. The Department shall pay the Contractor for the performance of the Contractor's duties and obligations hereunder. Such payment amounts shall be as set forth in Article VII of this Contract and Attachment 1 hereto. Unless specifically provided herein, no payment shall be made by the Department for extra charges, supplies or expenses, including, but not limited to, Marketing costs incurred by the Contractor.

6.3 Department Review of Marketing Materials. Review of all Marketing Materials required by this Contract to be submitted to the Department for prior approval shall be completed by the Department on a timely basis not to exceed thirty (30) days from the date of receipt by the Department; provided, however, that if the Department fails to notify the Contractor of approval or disapproval of submitted materials within thirty (30) days after receiving such materials, the Contractor may begin to use such materials. The Department, at any time, reserves the right to disapprove any materials that the Contractor used and/or distributed prior to receiving the Department's express written approval. In the event the Department disapproves any materials, the Contractor immediately shall cease use and/or distribution of such materials.

6.4 HIPAA Compliance. The Department shall comply with the terms of Section D of the HIPAA Compliance Obligations set forth in Attachment III.

ARTICLE VII
PAYMENT AND FUNDING

7.1 Capitation Payment. The Department shall pay the Contractor on a Capitation basis, based on the age and gender categories of the Enrollcc as shown on the table in Attachment I, a sum equal to the product of the approved Capitation rate and the number of Enrollees enrolled in that category as of the first day of that month. Rates reflected in Attachment I are for the period August 1, 2006 through July 31, 2008. At the end of the two year period, the Department will develop an update to the rates which will be offered to the Contractor through an amendment to the Contract.

7.2 Hospital Delivery Case Rate Payment. The Department shall pay the Contractor a Hospital Delivery Case Rate as shown in Attachment I for each hospital delivery paid by the Contractor. This payment will be generated upon receipt of the hospital Encounter Data that groups to a diagnostic related grouping (DRG) of 370, 371, 372, 373, 374 or 375 and is accepted by the Department within 15 months of the date of service. These payments will be generated on a monthly basis only for the Encounter Data that is accepted by the Department. Rates reflected in Attachment I are for the period August 1, 2006 through July 31, 2008. At the end of the two year period, the Department will develop an update to the rates which will be offered to the Contractor through an amendment to the Contract.

7.3 Actuarially Sound Rate Representation. The Department represents that actuarially sound Capitation rates and Hospital Delivery Case Rates were developed by the Department's contracted actuarial firm. The rates were developed from the fcc-for-scrvicc equivalent values to be consistent with the Federal regulations promulgated pursuant to the Balanced Budget Act of 1997. The fee-for-service equivalent values were modified to reflect the following adjustments: projection of future medical cost increases for the two-year rate period beginning August 1, 2006, managed care utilization and cost adjustments, and an administration allowance for compliance with CMS rate setting guidelines and actuarial principles.

7.4 New Covered Services. The financial impact of any new Covered Services added to the Contractor's responsibilities under this Contract will be evaluated from an actuarial perspective by the Department and, if deemed material, in the Department's sole opinion, the rates set forth in this Contract shall be amended accordingly.

7.5 Adjustments. Payments to the Contractor will be adjusted for retroactive disenrollments of Enrollees, retroactive Enrollments of newboms, changes to Enrollee information that affect the Capitation and Hospital Delivery Case rates (i.e., region of residence, eligibility classification, age, gender), financial sanctions imposed in accordance with Article IX, Section 9.10, rate changes in accordance with amendments to Attachment 1 or third-party liability collections received by the Contractor, or other miscellaneous adjustments provided for herein. Adjustments shall be retroactive only to eighteen (18) months, unless otherwise provided for in writing by the Department.

7.6 Copayments The Contractor may charge copayments to Enrollees in a manner consistent with 89 111. Adm. Code, Part 125 and/or the Department's fee-for-service copayment policy then in effect. If the Contractor desires to charge such copayments, the Contractor must provide written notice to the Department before charging such copayments. Such written notice to the Department shall include a copy of the policy the Contractor intends to give the Providers in its network. This policy must set forth the amount, manner, and circumstances in which copayments may be charged. Such policy is subject to the prior written approval of the Department. In the event the Contractor wishes to impose a charge for copayments after enrollment of a Participant, it must first provide at least sixty (60) days prior written notice to such Participant. The Contractor shall be responsible for promptly refunding to a Participant any copayment that, in the sole discretion of the Department, has been inappropriately collected for Covered Services. The Contractor shall not charge copayments to any Enrollee who is an American Indian or Alaska Native. The Department will prospectivcly identify Enrollees who are American Indians or Alaska Natives.

7.7 Availability of Funds. Payment of obligations of the Department under this Contract are subject to the availability of funds and the appropriation authority as provided by law. Obligations of the State will cease immediately without penalty of further payment being required if in any State fiscal year the Illinois General Assembly or federal funding source fails to appropriate or otherwise make available sufficient funds for this Contract within thirty (30) days of the end of the State's fiscal year.

(a) If State funds become unavailable, as set forth herein, to meet the Department's obligations under this Contract in whole or in part, the Department will provide the Contractor with written notice thereof prior to the unavailability of such funds, or as soon thereafter as the Department can provide written notice.

(b) In the event that funds become unavailable to fund this Contract in whole, this Contract shall terminate; in accordance with Article VIII, Section 8.6(c) of this Contract. In the event that funds become unavailable to fund this Contract in part, it is agreed by both parties that this Contract may be renegotiated (as to premium or scope of services) or amended in accordance with Article IX, Section 9.9(c). Should the Contractor be unable or unwilling to provide fewer Covered Services at a reduced Capitation rate, or otherwise be unwilling or unable to amend this Contract within ten (10) business days after receipt of a proposed amendment, the Contract shall be terminated on a date set by the Department not to exceed thirty (30) days from the date of such notice.

7.8 Quality Performance Payment. During year one of this Contract, the Department shall withhold one-half of one percent (0.5%) of each Capitation payment. During years two and three, the withhold shall be one percent (1%) of each Capitation payment. These funds will be used to make quality performance payments to assess performance of certain quality of care indicators. The quality performance payments will be made as follows:

(a) Calendar year 2005 HEDIS Scores will be used as the baseline to measure improvement in calendar year 2006 HEDIS Scores to determine quality performance payments made following the end of Contract year one. For years two and three of the Contract, the HEDIS Scores measurement year will be 2007 and 2008, respectively. The previous year's score will be the baseline for each year. The lack of a HEDIS Score for a particular measure for either a baseline year or a measurement year will result in the withheld amount for the measurement year being retained by the Department.

(b) The HEDIS measures used to determine the quality performance payments are:

• Childhood Immunization Status - Combo 2;

• Well-Child Visits in the First 15 Months of Life - 6 or more Visits;

• Well-Child Visits in the Third, Fourth, Fifth and Sixth Years of Life;

• Breast Cancer Screening;

• Cervical Cancer Screening;

• Timeliness of Prenatal Care;

• Use of Appropriate Medications for People with Asthma - Ages Combined; and

• Comprehensive Diabetes Care - HbA 1 C Testing.

The Department may, in its sole discretion, revise the quality performance payment measures. The Department will notify the Contractor of such revision at least two (2) months prior to the beginning of the calendar year on which the measurement will be based. Any measures used will be a subset of those listed in Exhibit A, paragraph 13.

(c) Funds withheld from the Contractor that are not paid out through quality performance payments will be retained by the Department.

(d) If the Contract is terminated on a date when the Department has withheld fees for a measurement year that has not ended, HEDIS scores will be calculated based on the twelve (12) months of operation prior to termination. Any expense for such a measurement will be borne by the Contractor.

(e) One-eighth of the withheld money will be allotted to each measure in this Section 7.8(b). The withheld amount for each measure will be paid to the Contractor if the Contractor achieves the improvement in HEDIS score required for that measure as follows:

(1) If the Contractor's baseline year measure is below 30%, the Contractor's measurement year score must exceed the Contractor's baseline year score by 15 percentage points.

(2) If the Contractor's baseline year measure is between 30% and 50%, the Contractor's measurement year score must exceed the Contractor's baseline year score ten percentage points.

(3) If the Contractor's baseline year measure is above 50%, the Contractor's measurement year score must exceed the Contractor's baseline year score by five percentage points.

(4) Whenever the Contractor's baseline year measure is above the 50th percentile for the baseline year's HEDIS Medicaid Benchmarks, regardless of the percentage score, the Contractor's measurement year score must exceed the Contractor's baseline year score by two and one-half percentage points.

(5) Whenever the Contractor's baseline year measure is above the 75th percentile for the baseline year's HEDIS Medicaid Benchmarks, regardless of the percentage score, the Contractor need only maintain a score above the 75 percentile benchmark of the baseline year.

7.9 Denial of Payment Sanction by CMS. The Department shall deny payments otherwise provided for under this Contract for new Enrollees when, and for so long as, payment for those Enrollees is denied by CMS under 42 C.F.R. §438.726.

7.10 Hold Harmless. The Contractor shall indemnify and hold the Department harmless from any and all claims, complaints or causes of action which arise as a result of the Contractor's failure to pay either any Provider for rendering Covered Services to Enrollees or any vendor, subcontractor, or the Department's mail vendor, cither on a timely basis or at all, regardless of the reason or for any dispute arising between the Contractor and a vendor, mail vendor, Provider, or subcontractor; provided, however, that this provision will not nullify the Department's obligation under Article V, Section 5.1 to cover services that are not Covered Services under this Contract, but that are eligible for payment by the Department.

The Contractor warrants that Enrollees will not be liable for any of the Contractor's debts should the Contractor become insolvent or subject to insolvency proceedings as set forth in 215 ILCS 125/1-1 ctsca.

7.11 Payment in Full. Acceptance of payment of the rates specified in this Article VII for any Enrollcc is payment in full for all Covered Services provided to that Enrollcc, except to the extent the Contractor charges such Enrolice a copayment as permitted in this Contract.

7.12  820 Payment File. For each payment made, the Department will make available an 820 Payment File. This file will include, but is not limited to, identification of each Enrollee for whom payment is being made. This file is to be electronically retrieved by the Contractor.

7.13 Medical Loss Ratio Guarantee

(a) For each calendar quarter beginning July 1, 2006 during which the Contractor was under contract to the Department, if the Contractor's Medical Eoss Ratio (MER) is less than 82%, the Department may recover by deduction from future payments a percentage of the quarter's premium revenue equal to the difference between the reported MER and 82%.

(b) Medical Eoss Ratio shall be calculated by dividing total hospital and medical expenses incurred in Illinois by premium revenue paid by the Department. Premium revenue for a quarter shall be the premium revenue accrued, including Hospital Delivery Case Rate Payments. Expenses reported as Incurred But Not Reported (IBNR) shall be subject to review by the Department for actuarial soundness. All elements of reports used to calculate MER are subject to audit by the Department. Audits may be ordered by the Department within 30 days of Departmental receipt of each quarterly report, and audits shall encompass the total subject matter of that report.

(c) Hospital and medical expenses are the incurred costs of providing direct care to Enrollees for Covered Services. Outreach and general education are not included in medical expenses.

(d) At the end of the eight quarters ending each June 2008, the Department will review the Contractor's MLR for the full eight quarters and may recover or reconcile previous recoveries so that the Department has recovered the percentage of the total premium revenue for the eight quarters equal to the difference between the cumulative MLR below 82% and 82%. Reconciliation shall consist of payment by the Contractor of any difference below the annualized 82% MLR not previously deducted, or repayment to the Contractor of deductions over the annualized 82% MLR previously made by the Department. A similar reconciliation may be performed at the end of the four quarters ending June 2009 or the termination of any contractual relationship betv/ccn the parties. Notwithstanding the provisions of section 7.12(b), the Department may order an audit of the reporting for the full eight quarters within 45 days of Departmental receipt of a cumulative report of the eight quarters.
(e) The Contractor shall report all information necessary to effectuate this section pursuant to NAIC quidclines in a format and on a schedule consistent with NAIC guidelines. The Department may request additional supporting information necessary to effectuate this section, and the Contractor shall report this information to the Department in a timely manner.

ARTICLE VIII

TERM RENEWAL AND TERMINATION

8.1 Term. This Contract shall take effect on August 1, 2006 and shall continue for a period of one year. This Contract shall renew automatically for two consecutive one-year terms, unless either party gives the other party written notice ninety (90) days prior to the end of the then-current term. Once either party receives notice of the other party's intent not to renew, such nonrenewal shall be irrevocable.

8.2 Continuing Duties in the Event of Termination. Upon termination of this Contract, the parties are obligated to perform those duties which remain under this Contract. Such duties include, but are not limited to, payment to Affiliated or non-Affiliated Providers, completion of customer satisfaction surveys, cooperation with medical records review, all reports for periods of operation, including Encounter Data, and retention of records. Termination of this Contract does not eliminate the Contractor's responsibility to the Department for overpayments which the Department determines in a subsequent audit may have been made to the Contractor, nor docs it eliminate any responsibility the Department may have for underpayments to the Contractor. The Contractor warrants that if this Contract is terminated, the Contractor shall promptly supply all information in its possession or that may be reasonably obtained, which is necessary for the orderly transition ofEnrollees and completion of all Contract responsibilities.

8.3 Termination With and Without Cause.

(a) This Contract may be terminated by the Department with cause upon, at least, fifteen (15) days written notice to the Contractor for any reason set forth in Section 1932(e)(4)(A) of the Social Security Act. In the event such notice is given, the Contractor may request in writing a hearing, in accordance with Section 1932 of the Social Security Act by the date specified in the notice. If such a request is made by the date specified, then a hearing under procedures determined by the Department will be provided prior to termination. The Department reserves the right to notify Enrollccs of the hearing and its purpose, to inform them that they may discnroll, and to suspend further enrollment with the Contractor during the pendency of the hearing and any related proceedings.

(b) This Contract may be terminated by the Department or the Contractor without cause upon sixty (60) days written notice to the other party. Any such date of termination established by the Contractor shall coincide with the last day of a coverage month.

8.4 Temporary Management. While one or more agencies within the State of Illinois have the authority and retain the power to impose temporary management upon Contractor for repeated violations of the Contract, the Department will exercise its option to terminate the Contract prior to imposing temporary management. This does not preclude other state agencies from exercising such power at their discretion.

8.5 Termination for Breach of HIPAA Compliance Obligations. Upon the Department's learning of a material breach of the terms of the HIPAA Compliance Obligations, set forth in Attachment 111 ("HIPAA Compliance Obligations"), incorporated by reference and made a part hereof, the Department shall:

(1) provide the Contractor with an opportunity to cure the breach or end the violation, and terminate this Contract if the Contractor does not cure the breach or end the violation within the time specified by the Department; or

(2) immediately terminate this Contract if the Contractor has breached a material term of the HIPAA Compliance Obligations and cure is not possible; or

(3) report the violation to the Secretary of the U.S. Department of Health and Human Services, if neither termination nor cure by the Contractor is feasible.

8.6 Automatic Termination. This Contract may, in the sole discretion of the Department, automatically terminate on a date set by the Department for any of the following reasons:

(a) refusal by the Contractor to sign an amendment to this Contract as described in Article IX, Section 9.9(c); or

(b) legislation or regulations are enacted or a court of competent jurisdiction interprets a law so as to prohibit the continuance of this Contract or the HFS Medical Program; or

(c) funds become unavailable as set forth in Article VII, Section 7.7(b); or

(d) the Contractor fails to maintain a Certificate of Authority, as required by Article II, Section 2.6.

8.7 Reimbursement in the Event of Termination. In the event of termination of this Contract, reimbursement for any and all claims for Covered Services rendered to Enrollees prior to the effective termination date shall be the Contractor's responsibility.

ARTICLE IX
GENERAL TERMS

9.1 Records Retention, Audits, and Reviews. The Contractor shall maintain all business, professional and other records in accordance with 45 C.F.R. Part 74, 45 C.F.R. Part 160 and 45 C.F.R. Part 164 subparts A and E, the specific terms and conditions of this Contract, and pursuant to generally accepted accounting and medical practice. The Contractor shall maintain, for a minimum of six (6) years after completion of the Contract and after final payment is made under the Contract, adequate books, records, and supporting documents to verify the amounts, recipients, and uses of all disbursements of funds passing in conjunction with the Contract. If an audit, litigation or other action involving the records is started before the end of the six (6) year period, the records must be retained until all issues arising out of the action are resolved. Failure to maintain the books, records, and supporting documents required by this Section shall establish a presumption in favor of the State for the recovery of any funds paid by the State under the Contract for which adequate books, records, and supporting documentation are not available, in Illinois, to support their purported disbursement.

The Contract and all books, records, and supporting documents related to the Contract shall be made available, at no charge, in Illinois, by the Contractor for review and audit by the Department, the United States Department of 1-Icalth and Human Services, the Auditor General or other Authorized Persons. The Contractor agrees to cooperate fully with any such review or audit and to provide full access in Illinois to all relevant materials.

The Contractor shall provide any information necessary to disclose the nature and extent of all expenditures made under this Contract. Such information must be sufficient to fully disclose all compensation of Marketing personnel pursuant to Article V, Section 5.2(g). The Department, the Auditor General or other Authorized Persons may inspect and audit any financial records of the Contractor or its subcontractors relating to the Contractor's capacity to bear the risk of financial losses.

The Department, the Auditor General or other Authorized Persons may also evaluate, through inspection or other means, the quality, appropriateness, and timeliness of services performed under this Contract.

The Department shall perform quality assurance reviews to determine whether the Contractor is providing quality and accessible health care to Enrollces under this Contract. The reviews may include, but are not limited to, a sample review of medical records of Enrollees, Enrollee surveys and examination by consultants or reviews and assessments performed by the Contractor. The specific points of quality assurance which will be reviewed include, but are not limited to:

(1) legibility of records
(2) completeness of records
(3) peer review and quality control provisions
(4) utilization review
(5) availability, timeliness, and accessibility of care
(6) continuity of care

(7) utilization reporting
(8) use of services
(9) quality and outcomes of medical care
(10) quality improvement initiatives

The Department shall provide for an annual (as appropriate) external independent review of the above that is conducted by a qualified independent entity, such as the Department's EQRO.

The Department shall adjust future payments or final payments if the findings of a Department audit indicate underpayments or overpayments to the Contractor. If no payments are due and owing to the Contractor, or if the overpaymcnt(s) exceed the amount otherwise due to the Contractor, the Contractor shall immediately refund all amounts which may be due the Department.

9.2 Nondiscrimination.

(a) The Contractor shall abide by all Federal and state laws, regulations, and orders that prohibit discrimination because of race, color, religion, sex, national origin, ancestry, age, physical or mental disability, including, but not limited to, the Federal Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Federal Rehabilitation Act of 1973, Title IX of the Education Amendments of 1972 (regarding education programs and activities), the Age Discrimination Act of 1975, the Illinois Human Rights Act, and Executive Orders 11246 and 11375. The Contractor further agrees to take affirmative action to ensure that no unlawful discrimination is committed in any manner including, but not limited to, the delivery of services under this Contract.

(b) The Contractor will not discriminate against Potential Enrollees, Prospective Enrollees, or Enrollees on the basis of health status or need for health services.

(c) The Contractor may not discriminate against any Provider who is acting within the scope of his/her liiccnsure solely on the basis of that liccnsure or certification.

(d) The Contractor will provide each Provider or group of Providers whom it declines to include in its network written notice of the reason for its decision.

(e) Nothing in subparagraph (c) or (d), above, may be construed to require the Contractor to contract with Providers beyond the number necessary to meet the needs of its enrollees; preclude the Contractor from using different reimbursement amounts for different specialties or for different practitioners in the same specialty; or preclude the Contractor from establishing measures that are designed to maintain quality of services and control costs and are consistent with its responsibilities to enrollees.

9.3 Confidentiality of Information. All information, records, data and data elements collected and maintained for the operation of the Plan and pertaining to Providers, Enrollees, applicants for public assistance, facilities, and associations shall be protected by the Contractor and the Department from unauthorized disclosure, pursuant to 305 ILCS 5/11.9, 5/11.10, and 5/11.12; 42 U.S.C. 654(2)(b); 42 C.F.R. Part 431, Subpart F; and 45 C.F.R. Part 303.21.

9.4 Notices. Notices required or desired to be given either party under this Contract, unless specifically required to be given by a specific method, may be given by any of the following methods: 1) United States mail, certified, return receipt requested; 2) a recognized overnight delivery service; or 3) via facsimile. Notices shall be deemed given on the date sent and shall be addressed as follows:

Contractor: Thad Bereday
General Counsel
Harmony Health Plan of Illinois, Inc.
8735 Hcnderson Road, Rcn 2
Tampa.FL 33634
Facsimile: (813)290-6210

With Copy to: Keith Kudia
President, Illinois Operations Harmony Health Plan of Illinois, Inc.
200 West Adams Street, Suite 800 Chicago,IL 60606 Facsimile: (312)630-2022

Department: Illinois Department ofHealthcare and Family Services Kclly Carter, Chief Bureau of Contract Management
201 South Grand Avenue East Springfield, Illinois 62763-0001 Facsimile: (217) 524-7535

9.5 Required Disclosures.

(a) Conflict of Interest.

(1) The Contractor, by signing this Contract, covenants that the Contractor is not prohibited from contracting with State on any of the bases provided in 30 ILCS 500/50-13. The Contractor further covenants that it neither has nor shall acquire any interest, public or private, direct or indirect, which conflicts in any manner with the performance of Contractor's services and obligations under this Contract. The Contractor further covenants that it shall not employ any person having such an interest in connection with the Contractors performance hercunder. The Contractor shall be under a continuing obligation to disclose any conflicts to the Department, which shall, in its discretion, determine whether any conflict is cause for the nonexecution or termination of this Contract and any amendments hereto.

(2) The Contractor will provide information intended to identify any potential conflicts of interest regarding its ability to perform the duties of this Contract through the filing of a disclosure statement upon the execution of this Contract, annually on or before the anniversary date of this Contract, and within thirty-five (35) days of any change occurring or of any request by the Department. The disclosure statement shall contain the following information:

(A) The identities of any Persons that directly or indirectly provide service or supplies to the HFS Medical Program with which the Contractor has any type of business or financial relationship; and

(B) A statement describing how the Contractor will avoid any potential conflict of interest with such Persons related to its duties under this Contract.

(b) Disclosure of Interest. The Contractor shall comply with the disclosure requirements specified in 42 C.F.R. Part 455, including, but not limited to, filing with the Department upon the execution of this Contract and within thirty-five (35) days of a change occurring, a disclosure statement containing the following:

(1) The name, FEIN and address of each Person With An Ownership Or Controlling Interest in the Contractor, and for individuals include home address, work address, date of birth, Social Security number and gender.

(2) Whether any of the individuals so identified are related to another so identified as the individual's spouse, child, brother, sister or parent.

(3) The name of any Person With an Ownership or Controlling Interest in the Contractor who also is a Person With an Ownership or Controlling Interest in another managed care organization that has a contract with the Department to furnish services under the HFS Medical Program, and the name or names of the other managed care organization.

(4) The name and address of any Person With an Ownership or Controlling Interest in the Contractor or who is an agent or employee of the Contractor who has been convicted of a criminal offense related to that Person With an Ownership or Controlling Interest's involvement in any program under Federal law including any program under Titles XVIII, XIX, XX or XXI of the Social Security Act, since the inception of such programs.

(5) Whether any Person identified in subsections (1) through (4) of this section, is currently terminated, suspended, barred or otherwise excluded from participation, or has voluntarily withdrawn as the result of a settlement agreement, in any program under Federal law including any program under Titles XVIII, XIX, XX or XXI of the Social Security Act or has within the last five (5) years been reinstated to participation in any program under Federal law including any program under Titles XVIII, XIX, XX or XXI of the Social Security Act and prior to said reinstatement had been terminated, suspended, barred or otherwise excluded from participation or has voluntarily withdrawn as the result to a settlement agreement in such programs.

(6) Whether the Medical Director of the Plan is a Person With an Ownership or Controlling Interest.

9.6 CMS Prior Approval. The parties acknowledge that the terms of this Contract and any amendments must receive the prior approval of CMS, and that failure of CMS to approve any provision of this Contract will render that provision null and void. The parties understand and agree that the Department's duties and obligations under this Contract are contingent upon such approval.

9.7 Assignment. This Contract, including the rights, benefits and duties hereunder, shall not be assignable by either party without the prior written consent of the other party.

9.8 Similar Services. Nothing in this Contract shall prevent the Contractor from performing similar services for other parties. However, the Contractor warrants that at no time will the compensation paid by the Department for services rendered under this Contract exceed the rate the Contractor charges for the rendering of a similar benefit package of services to others in the Contracting Area. The Contractor also warrants that the services it provides to its Enrollees will be as accessible to them (in terms of timeliness, amount, duration and scope) as those services are to nonenrolled Participants within the Contracting Area.

9.9 Amendments.

(a) This Contract may be modified or amended by the mutual consent of both parties at any time during its term. Amendments to this Contract must be in writing and signed by authorized representatives of both parties.

(b) No change in, addition to or waiver of any term or condition of this Contract shall be binding on the Department or the Contractor unless approved in writing by authorized representatives of both parties.

(c) The Contractor shall, upon request by the Department and upon receipt of a proposed amendment to this Contract, amend this Contract, if and when required in the opinion of the Department, to comply with federal or State laws or regulations. If the Contractor refuses to sign such amendment by the date specified by the Department, which may not be less than ten (10) business days after receipt, this Contract may terminate as provided in Article VIII, Section 8.6(a).

9.10 Sanctions. In addition to termination for cause pursuant to Article VIII, Section 8.3(a), the Department may impose sanctions on the Contractor for the Contractor's failure to substantially comply with the terms of this Contract. Monetary sanctions imposed pursuant to this section may be collected by deducting the amount of the sanction from any payments due to the Contractor or by demanding immediate payment by the Contractor. The Department, at its sole discretion, may establish an installment payment plan for payment of any sanction. The determination of the amount of any sanction shall be at the sole discretion of the Department, within the ranges set forth below. Self-reporting by the Contractor will be taken into consideration in determining the sanction amount.

The Department shall not impose any sanction where the noncompliance is directly caused by the Department's action or failure to act or where a. force majeure delays performance by the Contractor. The Department, in its sole discretion, may waive the imposition of sanctions for failures that it judges to be minor or insignificant.

Upon determination of substantial noncompliance, the Department shall give written notice to the Contractor describing the noncompliance, the opportunity to cure the noncompliance where a cure is allowed under this Contract and the sanction which the Department will impose hereunder.

(a) Failure to Report or Submit. If the Contractor fails to submit any report or other material required by the Contract to be submitted to the Department, other than Encounter Data, by the date due, the Department will give notice to the Contractor of the late report or material and the Contractor must submit it within thirty (30) days following the notice. If the report or other material has not been submitted within thirty (30) days following the notice, the Department may, at its sole discretion, impose a sanction of $1,000.00 to $5,000.00 for the late report.

(b) Failure to Submit Encounter Data. If the Department determines that the Contractor has not demonstrated substantial progress towards compliance with the requirements of Article V, Section 5.11 (a)(l)(B) regarding Encounter Data, the Department will send the Contractor a notice of non-compliance. If the Contractor does not demonstrate substantial progress towards compliance with these requirements by the end of the thirty (30) day period following the notice, the Department, without further notice, may impose a sanction of $ 1,000.00 to $5,000.00. At the end of each subsequent period of thirty (30) days in which no demonstrated progress is made towards compliance, the Department may, without further notice, impose an additional sanction of $1,000.00 to $5,000.00.

(c) Failure to Meet Minimum Standards of Care. If the Department determines that the Contractor has not demonstrated progress towards compliance with the requirements of Article V, Section 5.13 regarding minimum standards of care, the Department will send the Contractor a notice of noncompliance. If the Contractor does not demonstrate progress towards compliance with these requirements by the end of the thirty (30) day period following the notice, the Department, without further notice, may impose a sanction of $1,000.00 to $5,000.00. At the end of each subsequent period of thirty (30) days in which no demonstrated progress is made towards compliance, the Department may, without further notice, impose an additional sanction of $1,000.00 to $5,000.00.

(d) Failure to Submit Quality and Performance Measures. If the Department determines that the Contractor has not accurately conducted and submitted quality and performance measures as required in Exhibit A, paragraph 13, the Department will send the Contractor a notice of noncompliance. If the Contractor has not met these requirements by the end of the sixty (60) day period following the notice and the Department reasonably determines the failure is sanctionable, the Department may, without further notice, impose a sanction of $1,000.00 to $5,000.00 per each measure not accurately conducted or submitted.

(e) Failure to Participate in the Performance Improvement Projects. If the Department determines that the Contractor has not fully participated in the Performance

Improvement Project, the Department will send the Contractor a notice ofnoncompliance. If the Contractor does not demonstrate progress towards substantial compliance with these requirements by the end of the thirty (30) day period following the notice and the Department reasonably determines the failure is sanctionable, the Department, without further notice, may impose a sanction of $1,000.00 to $5,000.00. At the end of each subsequent period of thirty (30) days in which no demonstrated progress is made towards full compliance, the Department may, without further notice, impose an additional sanction of $1,000.00 to $5,000.00.

(f) Failure to Demonstrate Improvement in Areas of Deficiencies. If the Department determines that the Contractor has not made significant progress in monitoring, carrying out its quality improvement plan and demonstrating improvement in areas of deficiencies, as identified in its HEDIS results, quality monitoring, or Performance Improvement Project, the Department will send the Contractor a notice of noncompliance. If the Contractor does not demonstrate progress towards compliance with these requirements by the end of the thirty (30) day period following the notice and the Department reasonably determines the failure is sanctionable, the Department, without further notice, may impose a sanction of $1,000.00 to $5,000.00. At the end of each subsequent period of thirty (30) days in which no demonstrated progress is made towards full compliance, the Department may, without further notice, impose an additional sanction of $1,000.00 to $5,000.00.

(g) Imposition of Prohibited Charges. If the Department determines that the Contractor has imposed a charge on an Enrollee that is prohibited by this Contract, the Department may impose a sanction of $1,000.00 to $5,000.00.

(h) Misrepresentation or Falsification of Information. If the Department determines that the Contractor has misrepresented or falsified information furnished to a Potential Enrollee, Prospective Enrollee, Enrollee, Provider, the Department or CMS, the Department may impose a sanction of $1,000.00 to $5,000.00.

(i) Failure to Comply with the Physician Incentive Plan Requirements. If the Department determines that the Contractor has failed to comply with the Physician Incentive Plan requirements of Article V, Section 5.7, the Department may impose a sanction of $1,000.00 to $5,000.00.

(j) Failure to Meet Access and Provider Ratio Standards. If the Department determines that the Contractor has not met the Provider to Enrollee access standards established in Article V, Sections 5.13(e) and/or 5.17 the Department will send the Contractor a notice of noncompliance. If the Contractor has not met these requirements by the end of the thirty (30) day period following the notice the Department may, without further notice, (i) impose a sanction of $1,000.00 to $5,000.00, (ii) suspend enrollment of Potential Enrollees with the Contractor, or (iii) impose both sanctions. At the end of each subsequent period of thirty (30) days in which no demonstrated progress is made towards compliance, the Department may, without further notice, impose additional sanctions of $1,000.00 to $5,000.00.

(k) Failure to Provide Covered Services. If the Department determines that the Contractor has failed to provide, or arrange to provide, a medically necessary service that the Contractor is required to provide under law or this Contract, the Department may (i) impose a sanction of $5,000.00 to $25,000.00, (ii) suspend enrollment of Potential Enrollees with the Contractor, or (iii) impose both sanctions.

(1) Discrimination Related to Pre-Existing Conditions and/or Medical History. If the Department determines that discrimination has occurred in relation to an Enrollee's pre-existing condition or medical history indicating a probable need for substantial medical services in the future has occurred, the Department may (i) impose a sanction of $5,000.00 to $25,000.00, (ii) suspend enrollment of Potential Enrollees with the Contractor or (iii) impose both sanctions.

(m) Pattern of Marketing Failures. Where the Department determines a pattern of Marketing failures, the Department may (i) impose a sanction of $5,000.00 to $25,000.00, (ii) suspend enrollment of Potential Enrollees with the Contractor, or (iii) impose both sanctions.

(n) Other Failures. If the Department determines that the Contractor is in substantial noncompliancc with any material terms of this Contract or any state or federal laws affecting the Contractors conduct under this Contract, which are not specifically enunciated in this Article IX but which the Department reasonably deems sanctionable, the Department shall provide written notice to the Contractor setting forth the specific failure or noncompliant activity. If the Contractor does not correct the noncompliance within thirty (30) days of the notice the Department, without further notice, may (i) impose a sanction of $1,000.00 to $5,000.00, (ii) suspend enrollment of Potential Enrollees with the Contractor, or (iii) impose both sanctions.

9.11 Sale or Transfer. The Contractor shall provide the Department with the earliest possible actual notice of any sale or transfer of the Contractor's business as it relates to this Contract. If the Contractor is otherwise subject to SEC rules and regulations, actual notice shall be given to the Department as soon as those SEC rules and regulations permit. The Department agrees that any such notice shall be held in the strictest confidence until such sale or transfer is publicly announced or consummated. The Department shall have the right to terminate the Contract and any amendments thereto, without cause, upon notification of such sale or transfer, in accordance with Article VIII, Section 8.3(b).

9.12 Coordination of Benefits for Enrollees.

(a) The Department is responsible for the identification of Enrollees with health insurance coverage provided by a third party and ascertaining whether third parties are liable for medical services provided to such Enrollees. Money which the Department receives as a result of these collection activities shall belong to the Department to the extent the Department has incurred any expense or paid any claim and thereafter any excess receipts shall belong to the Contractor, to the extent the Contractor has incurred any expense or paid any claim, as permitted by law.

(b) The Contractor will conduct a data match for the Department to identify Participants with active private health insurance through the Contractor. The Department will assume the reasonable and customary costs of these semi-annual matches. The discovery of a third party liability match will prevent the Department from paying premiums for recipients already covered by the Contractor. The Contractor will further make available to the Department a contact person from whom the Department can request to make third party liability inquiries for the purpose of maintaining accurate eligibility information for these recipients.

(c) Upon the Department's verification that an Enrollee has third party coverage for major medical benefits, the Department shall disenroll such Enrollee from the Contractor's Plan as specified in Section 6.1 of the Contract. The Capitation payments shall be adjusted accordingly. The Contractor shall be notified of the disenrollment on the 834 Daily File.

(d) The Contractor shall report with the reported Encounter Data any and all third party liability collections it receives so the Department can offset the next month's Capitation payment accordingly.

(e) The Contractor shall report to the Department any health insurance coverage for Enrollees it discovers at any time.

9.13 Subrogation. In the event an Enrollee is injured by the act or omission of a third party, the Contractor shall have the right to pursue subrogation and recover reimbursement from third parties for all Covered Services the Contractor provided for Enrollee in exchange for the Capitation paid hereunder. Upon receiving payment from the responsible party, the Contractor shall refund to the Department the Capitation payment(s) received on behalf of the Enrollee for the Covered Services involved, and shall be entitled to retain any payments received in excess of that amount.

9.14 Agreement to Obey All Laws. The Contractor's obligations and services hereunder are hereby made and must be performed in compliance with all applicable federal and State laws, including, but not limited to, applicable provisions of 45 C.F.R. Part 74 not hereto specified. In the provision of services under this Contract, the Contractor and its subcontractors shall comply with all applicable Federal and state statutes and regulations, and all amendments thereto, that are in effect when this Contract is signed, or that come into effect during the term of this Contract. This includes, but is not limited to Title XIX of the Social Security Act and Title 42 of the Code of Federal Regulations.

9.15 Severability. Invalidity of any provision, term or condition of this Contract for any reason shall not render any other provision, term or condition of this Contract invalid or unenforceable.

9.16 Contractor's Disputes With Providers. All disputes between the Contractor and any Affiliated or non-Affiliated Provider, or between the Contractor and any other subcontractor, shall be solely between such Provider or subcontractor and the Contractor except to the extent that the Department determines that the Contractor has not fulfilled its duties under the Contract.

9.17 Choice of Law. This Contract shall be governed and construed in accordance with the laws of the State of Illinois. Should any provision of this Contract require judicial interpretation, the parties agree and stipulate that the court interpreting or considering this Contract shall not apply any presumption that the terms of this Contract shall be more strictly construed against a party who itself or through its agents prepared this Contract. The parties acknowledge that all parties hereto have participated in the preparation of this Contract either through drafting or negotiation and that each party has had full opportunity to consult legal counsel of choice before execution of this Contract. Any claim against the Department arising out of this Contract must be filed exclusively with the Illinois Court of Claims (as defined in 705 ILCS 505/1), if jurisdiction is not accepted by that court, with the appropriate State or federal court located in Sangamon County, Illinois. The State does not waive sovereign immunity by entering into this Contract.

9.18 Debarment Certification. The Contractor certifies that it is not barred from being awarded a contract or subcontract under Section 50-5 of the Illinois Procurement Code (30 ILCS 500/1-1).

The Contractor certifies that it has not been barred from contracting with a unit of State or local government as a result of a violation of 720 ILCS 5/33-E3 or 5/33-E4.

9.19 Child Support, State Income Tax and Student Loan Requirements. The
Contractor certifies that its officers, directors and partners are not in default on an educational loan as provided in 5 ILCS 385/0.01 et seq., and is in compliance with State income tax requirements and with child support payments imposed upon it pursuant to a court or administrative order of this or any state. The Contractor will not be considered out of compliance with this requirement if (a) the Contractor provides proof of payment of past due amounts in full or (b) the alleged obligation of past due amounts is being contested through appropriate court or administrative agency proceedings and the Contractor provides proof of the pendency of such proceedings or (c) the Contractor provides proof of entry into payment arrangements acceptable to the appropriate State agency are entered into. For purposes of this paragraph, a partnership shall be considered barred if any partner is in default.

9.20 Payment of Dnes and Fees. The Contractor certifies that it is not prohibited from selling goods or services to the State because it pays dues or fees on behalf of its employees or agents or subsidizes or otherwise reimburses them for payment of dues or fees to any club which unlawfully discriminates (see 775 ILCS 25/1-25/3).

9.21 Federal Taxpayer Identification. Under penalties of perjury, the Contractor certifies that it has affixed its correct Federal Taxpayer Identification Number on the signature page of this Contract. The Contractor certifies that it is not: 1) a foreign corporation, partnership, limited liability company, estate, or trust; or 2) a nonresident alien individual except for those corporations registered in Illinois as a foreign corporation.

9.22 Dru2 Free Workplace. The Contractor certifies that it is in compliance with the requirements of 30 ILCS 580/1 etsec[., and has completed Attachment II to this Contract.

9.23 Lobbying. The Contractor certifies to the best of his knowledge and belief, that:

(a) No federal appropriated funds have been paid or will be paid by or on behalf of the Contractor, to any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with the awarding of any federal contract, the making of any federal loan or grant, the entering into of any cooperative agreement, or the extension, continuation, renewal, amendment, or modification of any federal contract, grant, loan, or cooperative agreement.

(b) If any funds other than Federally appropriated funds have been paid or will be paid to any Person for influencing or attempting to influence an officer or employee of any agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress in connection with this Federal contract, grant, loan, or cooperative agreement, the Contractor shall complete and submit a Federal Standard Form LLL, "Disclosure Form to Report Lobbying," in accordance with its instructions. Such Disclosure Form may be obtained by request from the Illinois Department of Healthcare and Family Services, Bureau of Fiscal Operations.

(c) The Contractor shall require that the language of this certification be included in all subcontracts and shall ensure that such subcontracts disclose accordingly.

This certification is a material representation of fact upon which reliance was placed when this Contract was entered into. Submission of this certification is a prerequisite for making or entering into the transaction imposed by 31 U.S.C. §1352. Any person who fails to file the required certification shall be subject to a civil penalty of not less than ten thousand dollars ($10,000.00) and not more than one hundred thousand dollars ($100,000.00) for each such failure.

9.24 Early Retirement. If the Contractor is an individual, the Contractor certifies that he has informed the director of the Department in writing if he was formerly employed by the Department and received an early retirement incentive under Section 14-108.3 or Section 16-133.3 of the Illinois Pension Code (40 ILCS 5/13 ct scq.). Contractor acknowledges and agrees that if such early retirement incentive was received, this Contract is not valid unless the official executing the Contract has made the appropriate filing with the Auditor General prior to execution, pursuant to 30 ILCS 105/15a.

9.25 Sexual Harassment. The Contractor shall have written sexual harassment policies that shall comply with the requirements of 75 ILCS 5/2-105.

9.26 Independent Contractor. The Contractor is an independent contractor for all purposes under this Contract and is not a Provider as defined by the Public Aid Code and the Administrative Rules. Employees of the Contractor are not employees of the State of Illinois, and are, therefore, not entitled to any benefits provided employees of the State under the Personnel Code and regulations or other laws of the State of Illinois nor are they eligible for indemnity under the State Employee Indemnity Act (5 ILCS 350/1 et seq.) The Contractor shall be responsible for accounting for the reporting of State and Federal Income Tax and Social Security Taxes, if applicable.

9.27 Solicitation of Employees. The Contractor and the Department agree that they shall not, during the term of this Contract and for a period of one (1) year after its termination, solicit for employment or employ, whether as employee or independent contractor, any person who is or has been employed by the other during the term of this Contract, in a managerial or policy-making role relating to the duties and obligations under this Contract, without written notice to the other. However, should an employee of the Contractor, without the prior knowledge of the management of the Department, take and pass all required employment examinations and meet all relevant employment qualifications, the Department may employ that individual and no breach of this Contract shall be deemed to have occurred. The Contractor shall immediately notify the Department's Ethics Officer in writing if the Contractor solicits or intends to solicit for employment any of the Department's employees during the term of this Contract. The Department will be responsible for keeping the Contractor informed as to the name and address of the Ethics Officer.

9.28 Nonsolicitation. The Contractor warrants that it has not employed or retained any company or person, other than a bona fide employee working solely for the Contractor, to solicit or secure this Contract, and that he has not paid or agreed to pay any company or person, other than a bona fide employee working solely for the Contractor, any fee, commission, percentage, brokerage fee, gifts or any other consideration contingent upon or resulting from the award or making of this Contract. For breach or violation of this warranty, the Department shall have the right to annul this Contract without liability, or in its discretion, to deduct from compensation otherwise due the Contractor the commission, percentage, brokerage fee, gift or contingent fee.

9.29 Ownership of Work Product. Any documents prepared by the Contractor solely for the Department upon the Department's request or as required under this Contract, shall be the property of the Department, except that the Contractor is hereby granted permission to use, without payment, all such materials as it may desire. Standard documents and reports, claims processing data and Enrollee files and information prepared or maintained by the Contractor in order to perform under this Contract are and shall remain the property of the Contractor, subject to applicable confidentiality statutes; however, the Department shall be entitled to copies of all such documents, reports or claims processing information which relate to Enrollees or services performed hcrcunder. In the event of any termination of the Contract, the Contractor shall cooperate with the Department in supplying any required data in order to ensure a smooth termination and provide for continuity of care of all Enrollees enrolled with the Contractor. Notwithstanding anything to the contrary contained in this Contract, all computer programs, electronic data bases, electronic data processing documentation and source materials collected, developed, purchased or used by the Contractor in order to perform its duties under this Contract, shall be and remain the sole property of the Contractor.

9.30 Bribery Certification. By signing this Contract, the Contractor certifies that neither it nor any of its officers, directors, partners, or subcontractors have been convicted of bribery or attempting to bribe an officer or employee of the State of Illinois, nor has the Contractor, its officers, directors, or partners made an admission of guilt of such conduct which is a matter of record, nor has an official, agent, or employee of the Contractor committed bribery or attempted bribery on behalf of the Contractor, its officers, directors, partners or subcontractors and pursuant to the direction or authorization of any responsible official of the Contractor. The Contractor further certifies that it will not subcontract with any subcontractors who have been convicted of bribery or attempted bribery.

9.31 Nonparticipation in International Boycott. The Contractor certifies that neither it nor any substantially owned Affiliated company is participating or shall participate in an international boycott in violation of the provisions of the U.S. Export Administration Act of 1979 or the regulations of the U.S. Department of Commerce promulgated under that Act.

9.32 Computational Error. The Department reserves the right to correct any mathematical or computational error in payment subtotals or total contractual obligation. The Department will notify the Contractor of any such corrections.

9.33 Survival of Obligations. The Contractor's and the Department's obligations under this Contract that by their nature are intended to continue beyond the termination or expiration of this Contract will survive the termination or expiration of this Contract.

9.34 Clean Air Act and Clean Water Act Certification. The Contractor certifies that it is in compliance with all applicable standards, orders or regulations issued pursuant to the Clean Air Act (42 U.S.C. 7401 et seq.) and the Federal Water Pollution Control Act, as amended (33 U.S.C. 1251 et seq.). The Department shall report violations to the United States Department of Health and Human Services and the appropriate Regional Office of the United States Environmental Protection Agency.

9.35 Non-Waiver. Failure of either party to insist on performance of any term or condition of this Contract or to exercise any right or privilege hcreundcr shall not be construed as a continuing or future waiver of such term, condition, right, or privilege.

9.36 Notice of Change in Circumstances. In the event the Contractor, its parent or related corporate entity becomes a party to any litigation, investigation, or transaction that may reasonably be considered to have a material impact on the Contractor's ability to perform under this Contract, the Contractor will immediately notify the Department in writing.

9.37 Public Release of Information. News releases directly pertaining to this Contract or the services or project to which it relates shall not be made without prior approval by, and in coordination with, the Department, subject however, to any disclosure obligations of the Contractor under applicable law, rule or regulation.

The parties will cooperate in connection with media inquiries and in regard to media campaigns or media initiatives involving this project.

The Contractor shall not disseminate any publication, presentation, technical paper or other information related to the Contractor's duties and obligations under this Contract unless such dissemination has been approved in writing by the Department.

9.38 Payment in Absence of Federal Financial Participation. In addition to any assessment of sanctions, pursuit of actual damages, or termination or nonextension of this Contract, if any failure of the Contractor to meet the requirements, including time frames, of this Contract results in the deferring or disallowance of federal funds from the State, the Department will withhold and retain an equivalent amount from payment(s) to the Contractor until such federal funds are released to the State (at which time the Department will release to the Contractor such funds as the Department was retaining as a result thereof).

9.39 Employment Reporting. The Contractor certifies that it shall comply with the requirements of 820 ILCS 405/1801.1, concerning newly hired employees.

9.40 Certification of Participation.

(a) The Contractor certifies that neither it, nor any employees, partners, officers or shareholders owning at least five percent (5%) of said Contractor is currently barred, suspended or terminated from participation in the Medicaid or Medicare programs, nor are any of the above persons currently under sanction for, or serving a sentence for conviction of any Medicaid or Medicare program offenses.

(b) If Contractor, any employee, partner, officer or shareholder owning at least five percent (5%) was ever (but is not currently) barred, suspended or terminated from participation in the Medicaid or Medicare programs or was ever sanctioned for or convicted of any Medicaid or Medicare program offenses, the Contractor must immediately report to the Department in writing, including for each offense, the date the offense occurred, the action causing the offense, the penalty or sentence assessed and the date the penalty was paid or the sentence completed.

9.41 Indemnification. To the extent allowed by law, the Contractor and the Department agree to indemnify, defend and hold harmless the other party, its officers, agents, dcsignccs, and employees from any and all claims and losses accruing or resulting in connection with the performance of this Contract which are due to the negligent or willful acts or omission of the other party. In the event cither party becomes involved as a party to litigation in connection with services or products provided under this Contract, that party agrees to immediately give the other party written notice. The Party so notified, at its sole election and cost, may enter into such litigation to protect its interests.

This indemnification is conditioned upon (1) the right of the Department or the Contractor when such party is the indemnifying party pursuant to this Article IX, Section 9.40 ("indemnifying party") to defend against any such action or claim and to settle, compromise or defend same in the sole discretion of the indemnifying party; (2) receipt of written notice by the indemnifying party as soon as practicable after the party seeking indemnification's first notice of an action or claim for which indemnification is sought hereunder; and (3) the full cooperation of the party seeking indemnification in defense or handling of any such action or claim.

9.42 Gifts.

(a) The Contractor and the Contractor's principals, employees, and subcontractors are prohibited from giving gifts to employees of the Department, and are prohibited from giving gifts to, or accepting gifts from, any Person who has a contemporaneous contract with the Department involving duties or obligations related to the Contract.

(b) The Contractor will provide the Department with advance notice of the Contractor's providing gifts, excluding charitable donations, given as incentives to community-based organizations in Illinois and Participants or KidCare Participants in Illinois to assist the Contractor in carrying out its responsibilities under this Contract.

9.43 Business Enterprise for Minorities, Females and Persons with Disabilities.
The Contractor certifies that it is in compliance with 30 ILCS 575/0.01 et seq.. and has completed Attachment IV.

9.44 Non-Delinquency Certification. Contractor certifies that Contractor is not delinquent in the payment of any debt to the State and, therefore, is not barred from being awarded a contract under 30 ILCS 500/50-11. Contractor acknowledges that the Department may declare the Contract void if this certification is false, or if Contractor is determined to be delinquent in the payment of any debt to the State during the term of the Contract.

9.45 Litigation. In the event the Contractor, its parent or related corporate entity becomes a party to litigation in any state or in federal court involving allegations of fraud or false claims, the Contractor shall immediately notify the Department in writing.

9.46 Insolvency. In the event the Contractor, its parent or related corporate entity becomes insolvent or the subject of insolvency proceedings in any state, the Contractor shall immediately notify the Department in writing.

IN WITNESS WHEREOF, the Department and the Contractor hereby execute and deliver this Contract effective as of the Effective Date.

STATE OF ILLINOIS DEPARTMENT OF HEALTHCARE AND FAMILY SERVICES
By: /s/ Barry Maram Barry S. Maram, Director Date: July 26, 2006
HARMONY HEALTH PLAN OF ILLINOIS, INC.
By: /s/ Todd Farha
Title: President & CEO
Date: July 21, 2006
FEIN: 36-4050495

ATTACHMENT I
RATE SHEETS
(a) Contractor Name: Harmony Health Plan of Illinois, Inc.
Address: 200 West Adams Street Chicago, IL 60606

(b) Contracting Area(s) Covered by the Contractor and Enrollment Limit:

Contracting Area	Enrollment Limit
Region III - St. Clair, Madison, Perry, Randolph, and Washington Counties	50,000
Region IV	100,000

(c) Total Enrollment Limit for all Contracting Areas: 150,000

(e) Standard Capitation Rates for Enrollees, effective August 1, 2006 through July 31, 2008:*

Age/Gender Mo = month Yr = year	Region I (N.W. Illinois) PMPM	Region II (Central Illinois) PMPM	Region III (Southern Illinois) PMPM	Region IV (Cook County) PMPM	Region V (Collar Counties) PMPM
0-3Mo	$1,290.99	$1 047.86	$1,214.79	$1,383.98	$1,008.88
4Mo-lYr	$122.07	$124.58	$147.56	$139.60	$131.27
2Yr-5Yr	$51.37	$55.46	$64.68	$59.00	$49.44
6Yr-13Yr	$43.52	$50.34	$55.12	$43.63	$40.03
14Yr-20Yr, Male	$75.31	$83.05	$78.87	$64.90	$82.39
14Yr-20Y, Female	$117.55	$118.15	$136.31	$100.33	$98.16
21Yr-44Yr,Male	$114.27	$136.04	$123.73	$127.39	$166.05
2 lYr-44Yr, Female	$157.98	$157.44	$166.17	$149.48	$151.36
45Yr+ Male and Female	$227.11	$255.07	$256.05	$239.45	$253.90
* Capitation rates listed are 100% of actuarially certified rates, but only 99.5% will be paid in year one of the Contract and 99% in year two of the Contract in accordance with Section 7.8.

(f) Hospital Delivery Case Rate, effective August 1,2006 through July 31,2008:

Hospital Delivery Case Rate (per delivery)	$3,501.90	$3,424.73	$3,591.08	$3,977.36	$3,645.96

II-1

ATTACHMENT II
DRUG FREE WORKPLACE AGREEMENT

The Contractor certifies that he/she/it will not engage in the unlawful manufacture, distribution, dispensation, possession, or use of a controlled substance in the performance of the Contract.

CHECK THE BOX THAT APPLIES:

☐	This business or corporation does not have twenty-five (25) or more employees.

☒	This business or corporation has twenty-five (25) or more employees, and the Contractor certifies and agrees that it will provide a drug free workplace by:

A) Publishing a statement:

1) Notifying employees that the unlawful manufacture, distribution, dispensation, possession or use of a controlled substance, including cannabis, is prohibited in the grantee's or Contractor's workplace.

2) Specifying the actions that will be taken against employees for violations of such prohibition.

3) Notifying the employees that, as a condition of employment on such contract, the employee will:

a) abide by the terms of the statement; and

b) notify the employer of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction.

B) Establishing a drug free awareness program to inform employees about:

1) the dangers of drug abuse in the workplace;

2) the Contractor's policy of maintaining a drug free workplace;

3) any available drug counseling, rehabilitation, and employee assistance programs; and

4) the penalties that may be imposed upon an employee for drug violations.

C) Providing a copy of the statement required by subparagraph (a) to each employee engaged in the performance of the contract or grant and to post the statement in a prominent place in the workplace.

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D) Notifying the contracting or granting agency within ten (10) days after receiving notice under part (B) or paragraph (3) of subsection (a) above from an employee or otherwise receiving actual notice of such conviction.

E) Imposing a sanction on, or requiring the satisfactory participation in a drug abuse assistance or rehabilitation program by, any employee who is so convicted, as required by section 5 of the Drug Free Workplace Act, 1992 Illinois Compiled Statute, 30 ILCS 580/5.

F) Assisting employees in selecting a course of action in the event drug counseling, treatment, and rehabilitation is required and indicating that a trained referral team is in place.

G) Making a good faith effort to continue to maintain a drug free workplace through implementation of me Drug Free Workplace Act, 1992 Illinois Compiled Statute, 30 ILCS 580/1 et seq.

THE UNDERSIGNED AFFIRMS, UNDER PENALTIES OF PERJURY, THAT HE OR SHE IS AUTHORIZED TO EXECUTE THIS CERTIFICATION ON BEHALF OF THE DESIGNATED ORGANIZATION.

Harmony Health Plan of Illinois, Inc. Printed Name of Organization
/s/ Todd S. Farha Signature of Authorized Representative
_______________________________ Requisition/Contract/Grant ID Number
Todd Farha, President and CEO Printed Name and Title
July 21, 2006 Date

II-3

ATTACHMENT III
HIPAA COMPLIANCE OBLIGATIONS

A. Definitions.

(1) "Designated Record Set" shall have the same meaning as the term "designated record set" in 45 C.F.R. 164.501.

(2) "HIPAA" means the federal Health Insurance Portability and Accountability Act, Public Law 104-191.

(3) "Individual" shall have the same meaning as the term "individual" in 45 C.F.R. 164.501 and shall include a person who qualifies as a personal representative in accordance with 45 C.F.R. 164.502(g).

(4) "PHI" means Protected Health Information, which shall have the same meaning as the term "protected health information" in 45 C.F.R. 164.501, limited to the information created or received by the Contractor/Provider from or on behalf of the Department.

(5) "Privacy Rule" shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 C.F.R. Part 160 and 45 C.F.R. Part 164 subparts A and E.

(6) "Required by law" shall have the same meaning as the term "required by law" in 45 C.F.R. 164.501.

B. Contractor's Permitted Uses and Disclosures.

(1) Except as otherwise limited by this Contract, the Contractor may use or disclose PHI to perform functions, activities, or services for, or on behalf of, the Department as specified in this Contract, provided that such use or disclosure would not violate the Privacy Rule if done by the Department.

(2) Except as otherwise limited by this Contract, the Contractor may use PHI for the proper management and administration of the Contractor or to carry out the legal responsibilities of the Contractor.

(3) Except as otherwise limited by this Contract, the Contractor may disclose PHI for the proper management and administration of Contractor, provided that the disclosures are required by law, or the Contractor obtains reasonable assurances from the person to whom the PHI is disclosed that the PHI will remain confidential and used or further disclosed only as required by law or for the purpose for which it was disclosed to the person. The Contractor shall require the person to whom the PHI was disclosed to notify the Contractor of any instances of which the person is aware in which the confidentiality of the PHI has been breached.

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(4) Except as otherwise limited by this Contract, the Contractor may use PHI to provide data aggregation services to the Department as permitted by 45 C.F.R. 164.504(e)(2)(i)(B).

(5) The Contractor may use PHI to report violations of law to appropriate federal and state authorities, consistent with 45 C.F.R. 164.502(j)(l).

C. Limitations on the Contractor's Uses and Disclosures. The Contractor shall:

(6) Not use or further disclose PHI other than as permitted or required by the Contract or as required by law;

(7) Use appropriate safeguards to prevent use or disclosure of PHI other than as provided for by this Contract;

(8) Mitigate, to the extent practicable, any harmful effect that is known to the Contractor of a use or disclosure of PHI by the Contractor in violation of the requirements of this Contract;

(9) Report to the Department any use or disclosure of PHI not provided for by this Contract of which the Contractor becomes aware;

(10) Ensure that any agents, including a subcontractor, to whom the Contractor provides PHI received from the Department or created or received by the Contractor on behalf of the Department, agree to the same restrictions and conditions that apply through this Contract to the Contractor with respect to such information;

(11) Provide access to PHI in a Designated Record Set to the Department or to another individual whom the Department names, in order to meet the requirements of 45 C.F.R. 164.524, at the Department's request, and in the time and manner specified by the Department.

(12) Make available PHI in a Designated Record Set for amendment and to incorporate any amendments to PHI in a Designated Record Set that the Department directs or that the Contractor agrees to pursuant to 45 C.F.R. 164.526 at the request of the Department or an individual, and in a time and manner specified by the Department;

(13) Make the Contractor's internal practices, books, and records, including policies and procedures and PHI, relating to the use and disclosure of PHI received from the Department or created or received by the Contractor on behalf of the Department available to the Department and to the Secretary of Health and Human Services for purposes of determining the Department's compliance with the Privacy Rule;

(14) Document disclosures of PHI and information related to disclosures of PHI as would be required for the Department to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. 165.528;

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(15) Provide to the Department or to an individual, in a time and manner specified by the Department, information collected in accordance with the terms of this Contract to permit the Department to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. 165.528;

(16) Return or destroy all PHI received from the Department or created or received by the Contractor on behalf of the Department that the Contractor still maintains in any form, and to retain no copies of such PHI, upon termination of this Contract for any reason. If such return or destruction is not feasible, the Contractor shall provide the Department with notice of such purposes that make return or destruction infeasible, and upon the parties' written agreement that return or destruction is infeasible, the Contractor shall extend the protections of the Contracts to the PHI and limit further uses and disclosures to those purposes that make the return or destruction of the PHI infeasible. This provision shall apply equally to PHI that is in the possession of the Contractor and to PHI that is in the possession of subcontractors or agents of the Contractors.

D. Department Obligations. The Department shall:

(17) Provide the Contractor with the Department's Notice of Privacy Practices and notify the Contractor of any changes to said Notice;

(18) Notify the Contractor of any changes in or revocation of permission by an individual to use or disclose PHI, to the extent that such changes may affect the Contractor's permitted or required uses and disclosures of PHI;

(19) Notify the Contractor of any restriction to the use or disclosure of PHI that the Department had agreed to in accordance with 45 C.F.R. 165.522, to the extent that such restriction may affect the Contractor's use or disclosure of PHI;

(20) Not request that the Contractor use or disclose PHI in any manner that would not be permissible under the Privacy Rule if done by the Department.

E. Interpretation. Any ambiguity in this Contract shall be resolved in favor of a meaning that permits the Department to comply with the Privacy Rule.

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ATTACHMENT IV
BUSINESS ENTERPRISE PROGRAM CONTRACTING GOAL

The Business Enterprise Program Act for Minorities, Females and Persons with Disabilities (30 ILCS 575/1) establishes a goal that not less than 12% of the total dollar amount of State contracts be awarded to businesses owned and controlled by persons who arc minority, female or who have disabilities (the percentages are 5%/5%/2% respectively) and have been certified as such ("BEPs"). This goal can be met by contracts let directly to such businesses by the State, or indirectly by the State's contractor ordering goods or services from BEPs when suppliers or subcontractors are needed to fulfill the contract. Call the Business Enterprise Program at 312/814-4190 (Voice & TDD), 800/356-9206 (Toll Free), or 800/526-0844 (Illinois Relay Center for Hearing Impaired) for a list of certified businesses appropriate for the particular contract.

1. If you are a BEP, please identify which agency certified the business and in what capacity by checking the applicable blanks:

Certifying Agency:	Capacity
__ Department of Central Management Services	__ Minority
__ Women's Business Development Center	__ Female
__ Chicago Minority Business Development Council	__ Person with Disability
__ Illinois Department of Transportation	__ Disadvantaged
__ Other (identify)

2. If the "Capacity" blank is not checked, do you have a written policy or goal regarding contracting with BEPs?

Yes __ No ☒

• If "Yes", please attach a copy.

• If "No", will you make a commitment to contact BEPs and consider their proposals?

Yes ☒ No __
Will consider offers

3. Do you plan on ordering supplies or services in furtherance of this project from BEPs?

Yes __ No ☒

• If "Yes", please identify what you plan to order, the estimated value as a percentage of your total proposal, and the names of the BEPs you plan to use.

This information is submitted on behalf of____________________________
(Name of Vendor)

Name (printed): Todd Farha
Title: President and CEO
Signature: /s/ Todd S. Farha
Date: July 21, 2006

IV-1

EXHIBIT A
QUALITY ASSURANCE (QA)

1. All services provided by or arranged by the Contractor to be provided shall be in accordance with prevailing professional community standards. The Contractor shall establish a program that systematically and routinely collects data to review that includes quality oversight and monitoring performance and patient results. The program shall include provision for the interpretation of such data to the Contractor's practitioners. The program shall be designed to perform quantitative and qualitative analytical activities to assess opportunities to improve efficiency, effectiveness, appropriate health care utilization and health status and shall be updated no less frequently than annually. The Contractor shall ensure that data received from Providers and included in reports is accurate and complete by (1) verifying the accuracy and timeliness of reported data; (2) screening the data for completeness, logic, and consistency; and (3) collecting service information in standardized formats to the extent feasible and appropriate. The Contractor shall have in effect a program consistent with the utilization control requirements of 42 C.F.R. Part 456. This program will include, when required by the regulations, written plans of care and certifications of need of care.

2. The Contractor shall establish procedures such that the Contractor shall be able to demonstrate that it meets the requirements of the HMO Federal qualification regulations (42 C.F.R. 417.106) and/or the Medicare HMO/CMP regulations (42 C.F.R. 417.418(c)), as well as the regulations promulgated pursuant to the Balanced Budget Act of 1997 (42 C.F.R. 438.200 et seq.). These regulations require that the Contractor have an ongoing fully implemented Quality Assurance program for health services that:

a. incorporates practice guidelines that meet the following criteria, and are distributed to Affiliated Providers, as appropriate, and to Enrollees and Potential Enrollees, upon request:
i. are based on valid and reliable clinical evidence or a consensus of Providers in the particular field;
ii. consider the needs of Enrollees;
iii. are adopted in consultation with Affiliated Providers; and
iv. are reviewed and updated periodically as appropriate.

b. Monitors the health care services the Contractor provides, including assessing the appropriateness and quality of care;

c. stresses health outcomes;

d. provides review by Physicians and other health professionals of the process followed in the provision of health services;

e. includes fraud control provisions;

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f. establishes and monitors access standards;

g. uses systematic data collection of performance and patient results, provides interpretation of these data to its practitioners (including, without limitation, patient-specific and aggregate data provided by the Department, such as childhood immunization data, pregnancy status and/or child profile information), and institutes needed changes; and

h. includes written procedures for taking appropriate remedial action whenever, as determined under the quality assurance program, inappropriate or substandard services have been furnished or services that should have been furnished have not been provided.

3. The Contractor shall provide to the Department a written description of its Quality Assurance Plan (QAP) for the provision of clinical services (e.g., medical, medically related services and behavioral health services). This written description must meet federal and State requirements:

a. Goals and objectives — The written description shall contain a detailed set of QA objectives that are developed annually and include a workplan and timetable for implementation and accomplishment.

b. Scope — The scope of the QAP shall be comprehensive, addressing both the quality of clinical care and the quality of non-clinical aspects of service, such as and including: availability, accessibility, coordination, and continuity of care.

c. Methodology — The QAP methodology shall provide for review of the entire range of care provided, by assuring that all demographic groups, care settings, (e.g., inpaticnt, ambulatory, and home care), and types of services (e.g., preventive, primary, specialty care, behavioral health and ancillary services) are included in the scope of the review. Documentation of the monitoring and evaluation plan shall be provided to Department.

d. Activities — The written description shall specify quality of care studies and other activities to be undertaken over a prescribed period of time, and methodologies and organizational arrangements to be used to accomplish them. Individuals responsible for the studies and other activities shall be clearly identified in the written workplan and shall be appropriately skilled or trained to undertake such tasks. The written description shall provide for continuous performance of the activities, including tracking of issues over time.

e. Provider review — The written description shall document how Physicians licensed to practice medicine in all its branches and other health professionals will be involved in reviewing quality of care and the provision of health services and how feedback to health professionals and the Contractor staff regarding performance and patient results will be provided.

f. Focus on health outcomes — The QAP methodology shall address health outcomes; a complete description of the methodology shall be fully documented and provided to Department.

g. Systematic process of quality assessment and improvement — The QAP shall objectively and systematically monitor and evaluate the quality, appropriateness of, and timely access to, care and service to members, and pursue opportunities for improvement on an ongoing basis. Documentation of the monitoring activities and evaluation plan shall be provided to the Department.

4. The Contractor shall provide the Department with the QAP written guidelines which delineate the QA process, specifying:

a. Clinical areas to be monitored:

i. The monitoring and evaluation of clinical care shall reflect the population served by the Contractor in terms of age groups, disease categories, and special risk status, and shall include quality improvement initiatives, as determined appropriate by the Contractor or as required by the Department.

ii. The QAP shall, at a minimum, monitor and evaluate care and services in certain priority clinical areas of interest specified by the Department.

iii. At its discretion and/or as required by the Department, the Contractor's QAP must monitor and evaluate other important aspects of care and service.

iv. At a minimum, the following areas shall be monitored:

(a) for pregnant women:

(1) number of prenatal visits;
(2) provision of ACOG recommended prenatal screening tests;
(3) neonatal deaths;
(4) birth outcomes;
(5) length ofhospitalization for the mother; and
(6) length of newborn hospital stay for the infant.

(b) for children:

(1) number of well-child visits appropriate for age;
(2) immunization status;
(3) lead screening status;
(4) number of hospitalizations;
(5) length of hospitalizations; and
(6) medical management for a limited number of medically complicated conditions as agreed to by the Contractor and Department.

(c) for adults:

(1) preventive health care (e.g., initial health history and physical exam; mammography; papanicolaou smear).

(d) for medically complicated conditions/chronic care (such conditions specifically including, without limitation, diabetes and asthma):

(1) appropriate treatment, follow-up care, and coordination of care for Enrollees of all ages; and
(2) identification of Enrollees with special health care needs and processes in place to assure adequate, ongoing assessments, treatment plans developed with the Enrollcc's participation in consultation with any specialists caring for the Enrollee, the appropriateness and quality of care, and if approval is required, such approval occurs in a timely manner.
(3) case management plan; and
(4) chronic care action plan.

(e) for behavioral health:

(1) behavioral health network adequate to serve the behavioral health care needs of Enrollees, including services specifically for Enrollees under age 21 and pregnant women;
(1) enrollcc access to timely behavioral health services;
(2) an individualized plan or treatment and provision of appropriate level of care;
(3) coordination of care between the CBHPs, MCO behavioral health subcontractor or internal program and the PCP;
(4) provision of follow up services and continuity of care
(5) involvement of the PCP in aftercare;
(6) member satisfaction with access to and quality of behavioral health services; and behavioral health service utilization.

b. Use of Quality Indicators — Quality indicators are measurable variables relating to a specified clinical area, which are reviewed over a period of time to monitor the process of outcomes of care delivered in that clinical area:

i. The Contractor shall identify and use quality indicators that are objective, measurable, and based on current knowledge and clinical experience.

ii. The Contractor shall document that methods and frequency of data collected are appropriate and sufficient to detect need for program change.

iii. For the priority clinical areas specified by Department, the Contractor shall monitor and evaluate quality of care through studies which address, but are not limited to, the quality indicators also specified by Department.

c. Analysis of clinical care and related services, including behavioral health services:

i. Appropriate clinicians shall monitor and evaluate quality through review of individual cases where there are questions about care, and through studies analyzing patterns of clinical care and related service.

ii. Multi disciplinary teams shall be used, where indicated, to analyze and address systems issues.

iii. Clinical and related service areas requiring improvement shall be identified and documented with a corrective action plan developed and monitored.

d. Conduct Quality Improvement Projects - Quality Improvement Projects shall be designed to achieve, through ongoing measurements and intervention, significant improvement of the quality of care rendered, sustained over time, and resulting in a favorable effect on health outcome and Enrollee satisfaction. Performance measurements and interventions shall be submitted to the Department annually as part of the QA/UR/PR Annual Report and at other times throughout the year upon request by the Department. If the Contractor implements a Quality Improvement Project that spans more than one (1) year, the Contractor shall report annually the status of such project and the results thus far.

e. Implementation of Remedial/Corrective Actions — The QAP shall include written procedures for taking appropriate remedial action whenever, as determined under the QAP, inappropriate or substandard services are furnished, including in the area of behavioral health, or services that should have been furnished were not. Quality assurance actions that result in remedial or corrective actions shall be forwarded by the Contractor to the Department on a timely basis.

Written remedial/corrective action procedures shall include:

i. specification of the types of problems requiring remedial/corrective action;

ii. specification of the person(s) or body responsible for making the final determinations regarding quality problems;

iii. specific actions to be taken;

iv. a provision for feedback to appropriate health professionals, providers and staff;

v. the schedule and accountability for implementing corrective actions;

vi. the approach to modifying the corrective action if improvements do not occur; and

vii. procedures for notifying a Primary Care Provider group that a particular Physician licensed to practice medicine in all its branches is no longer eligible to provide services to Enrollees.

f. Assessment of Effectiveness of Corrective Actions — The Contractor shall monitor and evaluate corrective actions taken to assure that appropriate changes have been made. The Contractor shall assure follow-up on identified issues to ensure that actions for improvement have been effective and provide documentation of same.

g. Evaluation of Continuity and Effectiveness of the QAP:

i. The Contractor shall conduct a regular (minimum annual) examination of the scope and content of the QAP to ensure that it covers all types of services, including behavioral health services, in all settings, as required.

ii. At the end of each year, a written report on the QAP shall be prepared by the Contractor and submitted to the Department as a component part of the QA/UR/PR Annual Report identified in Exhibit C, which report shall include, without limitation:

(a) QA/UR/PR Plan

(1) Summary of Quality Assurance, Utilization Review, and Peer Review (QA/UR/PR) activities during the fiscal year;
(2) Summary of changes in QA/UR/PR Plan that will be reflected in the next fiscal year;
(3) Areas of deficiency and recommendations for corrective action;
(4) Evaluation of the overall effectiveness of the QAP; and
(5) Detailed Workplan for the next fiscal year

(b) Provider Network Adequacy — Application of a geographical mapping software that has been approved by the Department, and identifies and evaluates network:

(1) PCPs;
(2) WHCPs;
(3) Specialists;
(4) Pharmacies;
(5) Tertiary care facilities (i.e., perinatal and children's hospitals);
(6) Ancillary services; and
(7) Behavioral health network

The report shall include all Providers and each Provider's admitting and, as appropriate, delivery privileges at Affiliated or nearby hospitals or, in the alternative, if the Provider does not have such admitting and/or delivery privileges, a detailed description of the written referral agreement with a Provider who is in the Contractor's network and who has such privileges at an Affiliated or nearby hospital. The report shall also include the updated Provider Directory and a summary of credentialing/recredentialing and peer review activities.

(c) Outreach and Health Education

(1) Summary and outcomes of outreach activities; and
(2) Description of health education initiatives during fiscal year

(d) Coordination with Other Service Providers and Care Coordination Activities

(1) Description of coordination with other service providers; and

(2) Description of care coordination initiatives and outcomes

(e) Studies, Outcomes, and Relevant Statistics

(1) Results of medical record reviews and quality studies;
(2) Performance Improvement Projects results;
(3) Contractor's progress toward meeting the Department's preventive care participation goals as set forth in Article V, Section 5.12 (a), (b), and (c) of the Contract;
(4) Aggregated data on utilization of services;
(5) HED1S or Department-defined reporting;
(6) Trending and comparison of health outcomes;
(7) Outcomes of A-3 iv(a), A-3 iv(b), A-3 iv(c), A-3 iv(d), and A-3 iv(e);
(8) Enrollee Satisfaction Survey analysis; and
(9) Description of the way in which Department-generated data supplied to the Contractor was utilized, accurate, and effective in developing ongoing quality improvement strategies.

(f) Summary of Quality Improvement Activities

(1) Quality indicators and methodologies for measuring quality indicators;
(2) Quality improvement activities implemented;
(3) Results and demonstrated improvements; and
(4) Quality improvement ongoing workplan, including goals and objectives.

(g) Monitoring of Delegated Activities

(1) Description of the Contractor's oversight and monitoring activities, including a summary of findings relative to each subcontractor's ability to perform the required functions;
(2) Summary of deficiencies and quality improvement activities developed as a result of the ongoing monitoring and periodic formal reviews, including the workplan for implementation of the QI activities;
(3) Workplan for MCO monitoring of its subcontractors, including schedule for formal reviews

5. The Contractor shall have a governing body to which the QAP shall be held accountable ("Governing Body"). The Governing Body of the Contractor shall be the Board of Directors or, where the Board's participation with quality improvement issues is not direct, a designated committee of the senior management of the Contractor. This Board of Directors or Governing Body shall be ultimately responsible for the execution of the QAP. However, changes to the medical quality assurance program shall be made by the chair of the QA Committee.

Responsibilities of the Governing Body include:

a. Oversight of QAP — The Contractor shall document that the Governing Body has approved the overall QAP and an annual QA plan.

b. Oversight Entity — The Governing Body shall document that it has formally designated an accountable entity or entities within the organization to provide oversight of QA, or has formally decided to provide such oversight as a committee of the whole.

c. QAP Progress Reports — The Governing Body shall routinely receive written reports from the QAP describing actions taken, progress in meeting QA objectives, and improvements made.

d. Annual QAP Review — The Governing Body shall formally review on a periodic basis (but no less frequently than annually) a written report on the QAP which includes:
studies undertaken, results, subsequent actions, and aggregate data on utilization and quantity of services rendered, to assess the QAP's continuity, effectiveness and current acceptability. Behavioral health shall be included in the Annual QAP Review.

e. Program Modification — Upon receipt of regular written reports from the QAP delineating actions taken and improvements made, the Governing Body shall take action when appropriate and direct that the operational QAP be modified on an ongoing basis to accommodate review findings and issues of concern within the Contractor. This activity shall be documented in the minutes of the meetings of the Governing Board in sufficient detail to demonstrate that it has directed and followed up on necessary actions pertaining to Quality Assurance.

6. The QAP shall delineate an identifiable structure responsible for performing QA functions within the Contractor. This committee or other structure shall have:

a. Regular Meetings — The structure/committee shall meet on a regular basis with specified frequency to oversee QAP activities. This frequency shall be sufficient to demonstrate that the structure/committee is following-up on all findings and required actions, but in no case shall such meetings be held less frequently than quarterly. A copy of the meeting summaries/minutes shall be submitted to the Department no later than thirty (30) days after the close of the quarterly reporting period.

b. Established Parameters for Operating — The role, structure and function of the structure/committee shall be specified.

c. Documentation — There shall be records kept documenting the structure's/committee's activities, findings, recommendations and actions.

d. Accountability — The QAP committee shall be accountable to the Governing Body and report to it (or its designee) on a scheduled basis on activities, findings, recommendations and actions.

e. Membership — There shall be active participation in the QA committee from Plan Providers, who are representative of the composition of the Plan's Providers. There shall be a majority of Contractor-Affiliated practicing Physicians licensed to practice medicine in all its branches.

7. There shall be a designated senior executive who will be responsible for program implementation. The Contractor's Medical Director shall have substantial involvement in QA activities and shall be responsible for the required reports.

a. Adequate Resources — The QAP shall have sufficient material resources, and staff with the necessary education, experience, or training, to effectively carry out its specified activities.

b. Provider Participation in the QAP -

i. Participating Physicians licensed to practice medicine in all its branches and other Providers shall be kept informed about the written QA plan.

ii. The Contractor shall include in all its Provider subcontracts and employment agreements a requirement securing cooperation with the QAP for both Physicians licensed to practice medicine in all its branches and non-physician Providers.

iii. Contracts shall specify that hospitals and other subcontractors will allow access to the medical records of its Enrollees to the Contractor.

8. The Contractor shall remain accountable for all QAP functions, even if certain functions are delegated to other entities. If the Contractor delegates any QA activities to subcontractors:

a. There shall be a written description of the following: the delegated activities; the delegate's accountability for these activities; and the frequency of reporting to the Contractor.

b. The Contractor shall have written procedures for monitoring and evaluating the implementation of the delegated functions and for verifying the actual quality of care being provided.

c. There shall be evidence of continuous and ongoing evaluation of delegated activities, including approval of quality improvement plans and regular specified reports, as well as a formal review of such activities conducted on no less than an annual basis.

d. If the Contractor or subcontractor identifies deficiencies or areas requiring improvement, the Contractor and subcontractor shall take corrective action and implement a quality improvement initiative, as appropriate.

9. The QAP shall contain provisions to assure that Physicians licensed to practice medicine in all its branches and other health care professionals, who are licensed by the State and who are under contract with the Contractor, are qualified to perform their services and credentialed by the Contractor. Recredcntialing shall occur at least once every three (3) years. The Contractor's written policies shall include procedures for selection and retention of Physicians and other Providers.

10. The Contractor shall put a basic system in place which promotes continuity of care and case management. The Contractor shall provide documentation on:

a. Monitoring the quality of care across all services and all treatment modalities.

b. Studies, reports, protocols, standards, worksheets, minutes, or such other documentation as may be appropriate, concerning its QA activities and corrective actions and make such documentation available to the Department upon request.

11. The findings, conclusions, recommendations, actions taken, and results of the actions taken as a result of QA activity, shall be documented and reported to appropriate individuals within the organization and through the established QA channels. The Contractor shall document coordination ofQA activities and other management activities.

a. QA information shall be used in recredentialing, recontracting and/or annual performance evaluations.

b. QA activities shall be coordinated with other performance monitoring activities, including utilization management, risk management, and resolution and monitoring of member complaints and grievances.

c. There shall be a linkage between QA and the other management functions of the Plan such as:

i. network changes;

ii. benefits redesign;

iii. medical management systems (e.g., pre-certification);

iv. practice feedback to Physicians licensed to practice medicine in all its branches; and

v. patient education.

d. In the aggregate, without reference to individual Physicians licensed to practice medicine in all its branches or Enrollee identifying information, all Quality Assurance findings, conclusions, recommendations, actions taken, results or other documentation relative to QA shall be reported to Department on a quarterly basis or as requested by the Department. The Department shall be notified of any Physician licensed to practice medicine in all its branches terminated from a subcontract with the Contractor for a quality of care issue.

12. The Contractor shall, at the direction of the Department, cooperate with the external, independent quality review process conducted by the EQRO. The Contractor shall address the findings of the external review through its Quality Assurance program by developing and implementing performance improvement goals, objectives and activities, which shall be documented in the next quarterly report submitted by the Contractor following the EQRO's findings.

13. The Contractor shall perform and report the quality and utilization measures identified in the following chart using a complete HEDIS study, as directed by the Department. The Contractor shall not modify the reporting methodology prescribed by the Department without first obtaining the Department's written approval. The Contractor must obtain an independent validation of its HEDIS findings by a recognized entity, e.g., NCQA-certified auditor, as approved by the Department.

Beginning Contract Year	Indicator	Methodology
Year l	Effectiveness of Care: Childhood Immunization Status	HEDIS
Year l	Effectiveness of Care: Breast Cancer Screen	HEDIS
Year l	Effectiveness of Care: Cervical Cancer Screening	HEDIS
Year l	Effectiveness of Care: Use of Appropriate Medications for Enrollees with Asthma	HEDIS
Year l	Effectiveness of Care: Comprehensive Diabetes Care	HEDIS
Year l	Effectiveness of Care: Controlling High Blood Pressure	HEDIS

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Beginning Contract Year	Indicator	Methodology
Year l	Effectiveness of Care: Chlamydia Screening in Women	HEDIS
Year l	Effectiveness of Care: Medical Assistance with Smoking Cessation	HEDIS
Year l	Effectiveness of Care: Follow-up after hospitalization for mental illness	HEDIS
Year l	Access/Availability of Care: Prenatal and Postpartum Care	HEDIS
Year l	Access/Availability of Care: Adult access to Preventive/Ambulatory Health Services	HEDIS
Year l	Access/Availability of Care: Initiation and Engagement of Alcohol and Other Drug Dependence Treatment	HEDIS
Year l	Use of Services: Well Child Visits during first 15 months of life	HEDIS
Year l	Use of Services: Well Child Visits in the Third, Fourth, Fifth, and Sixth years of life	HEDIS
Year l	Use of Services: Adolescent Well Care Visits	HEDIS
Year l	Use of Services; Frequency of Ongoing Prenatal Care	HEDIS
Year l	Use of Services: Births and Average Length of Stay, Newborns	HEDIS
Year 1	Use of Services: Discharges and Average Length of Stay - Maternity Care	HEDIS
Year 1	Use of Services: Mental Health Utilization (percentage ofEnrollees receiving inpatient, day/night, and ambulatory services)	HEDIS
Year l	Use of Services: Mental Health Utilization (inpatient discharges and average length of stay)	HEDIS
Year l	Use of Services: Chemical Dependency Utilization (inpatient discharges and average length of stay)	HEDIS
Year l	Enrollee Satisfaction Surveys for Adults and Children	HEDIS CAHPS 3.OH
Year 2	Effectiveness of Care: Adolescent Immunization Status	HEDIS
Year 2	Effectiveness of Care: Appropriate Treatment for Children with Upper Respiratory Infection	HEDIS
Year 2	Effectiveness of Care; Antidepressant Medication Management	HEDIS
Year 2	Access/Availability of Care: Children and Adolescents' access to Primary Care Providers	HEDIS
Year 2	Use of Services: Childhood Lead Screening	HEDIS or Department-defined
Year 2	Use of Services: Outpatient Drug Utilization	HEDIS

Beginning Contract Year	Indicator	Methodology
Year 2	Use of Services: Inpatient Utilization - General Hospital/Acute Care	HEDIS
Year 2	Use of Services: Ambulatory Care	HEDIS
Year 2	Use of Services: Frequency of Selected Procedures	HEDIS
Year 2	Identification of Alcohol and Other Drug Services	HEDIS
Year 2	Descriptive Information: Board Certification	HEDIS
Year 2	Descriptive Information: Weeks of Pregnancy at Time of Enrollment in MCO	HEDIS

14. The Contractor shall monitor other performance measures as required by CMS in accordance with notification by the Department.

EXHIBIT B UTILIZATION REVIEW/PEER REVIEW

1. The Contractor shall have a utilization review and peer review committee(s) whose purpose will be to review data gathered and the appropriateness and quality of care. The committee(s) shall review and make recommendations for changes when problem areas are identified and report suspected Fraud and Abuse in the HFS Medical Program to the Department's Office of Inspector General. The committees shall keep minutes of all meetings, the results of each review and any appropriate action taken. A copy of the minutes shall be submitted to the Department no later than thirty (30) days after the close of the quarterly reporting period. At a minimum, these programs must meet all applicable federal and State requirements for utilization review. The Contractor and Department may further define these programs.

2. The Contractor shall implement a Utilization Review Plan, including peer review. The Contractor shall provide the Department with documentation of its utilization review process. The process shall include:

a. Written program description — The Contractor shall have a written utilization management program description which includes, at a minimum, procedures to evaluate medical necessity criteria used and the process used to review and approve the provision of medical services.

b. Scope — The program shall have mechanisms to detect under-utilization as well as over-utilization.

c. Preauthorization and concurrent review requirements — For organizations with preauthorization and concurrent review programs:

i. Have in effect mechanisms to ensure consistent application of review criteria for authorization decisions;

ii. Utilize practice guidelines that have been adopted, pursuant to Exhibit A

iii. review decisions shall be supervised by qualified medical professionals and any decision to deny a service authorization request or to authorize a service in an amount, duration or scope that is less than requested must be made by a health care professional who has appropriate clinical expertise in treating the Enrollee's condition or disease;

iv. efforts shall be made to obtain all necessary information, including pertinent clinical information, and consultation with the treating Physician licensed to practice medicine in all its branches as appropriate;

v. the reasons for decisions shall be clearly documented and available to the Enrollee and the requesting Provider, provided, however, that any decision to deny

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a service request or to authorize a service in an amount, duration or scope that is less than requested shall be furnished in writing to the Enrollee;

vi. there shall be written well-publicized and readily available appeals mechanisms for both Providers and patients;

vii. decisions and appeals shall be made in a timely manner as required by the circumstances of the situation and shall be made in accordance with the timeframes specified in the Contract for standard and expedited authorizations;

viii. there shall be mechanisms to evaluate the effects of the program using data on member satisfaction, provider satisfaction or other appropriate measures;

ix. if the organization delegates responsibility for utilization management, it shall have mechanisms to ensure that these standards are met by the delegate.

3. The Contractor further agrees to review the utilization review procedures, at regular intervals, but no less frequently than annually, for the purpose of amending same, as necessary in order to improve said procedures. All amendments must be approved by the Department. The Contractor further agrees to supply the Department and/or its designce with the utilization information and data, and reports prescribed in its approved utilization review system or the status of such system. This information shall be furnished upon request by the Department.

4. The Contractor shall establish and maintain a peer review program approved by the Department to review the quality of care being offered by the Contractor, employees and subcontractors. This program shall provide, at a minimum, the following:

a. A peer review committee comprised of Physicians licensed to practice medicine in all its branches, formed to organize and proceed with the required reviews for both the health professionals of the Contractor's staff and any contracted Providers which include:

i. A regular schedule for review;

ii. A system to evaluate the process and methods by which care is given; and

iii. A medical record review process.

b. The Contractor shall maintain records of the actions taken by the peer review committee with respect to providers and those records shall be available to the Department upon request.

c. A system of internal medical review, including behavioral health services, medical evaluation studies, peer review, a system for evaluating the processes and outcomes of care, health education, systems for correcting deficiencies, and utilization review.

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d. At least two medical evaluation studies must be completed yearly that analyze pressing problems identified by the Contractor, the results of such studies and appropriate action taken. One of the studies may address an administrative problem noted by the Contractor and one may address a clinical problem or diagnostic category. One brief follow-up study shall take place for each medical evaluation study in order to assess the actual effect of any action taken. The Department must approve the Contractor's medical evaluation studies'topic and design.

e. The Contractor shall participate in the annual collaborative Performance Improvement Project, as mutually agreed upon and directed by the Department.

5. The Contractor further agrees to review the peer review procedures, at regular intervals, but no less frequently than annually, for the purpose of amending same in order to improve said procedures. All amendments must be approved by the Department. The Contractor further agrees to supply the Department and/or its designee with the information and reports related to its peer review program upon request.

6. The Department may request that peer review be initiated on specific providers.

7. The Department will conduct its own peer reviews at its discretion.

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EXHIBIT C
SUMMARY OF REQUIRED REPORTS AND SUBMISSIONS

Report names, information submission requirements and corresponding frequencies are listed herein. These shall be due to the Department no later than thirty (30) days after the close of the reporting period unless otherwise stated. Reports and submissions include hard copy reports and/or any electronic medium as designated by the Department.

Report frequencies are defined as follows:

Annually - The State fiscal year of July 1 - June 30.
Quarterly - The last day of the fiscal quarter grouped as: J/A/S (1stqtr), O/N/D (2ndqtr), J/F/M (3rd qtr), and A/M/J (4th qtr).
Monthly - The last day of a calendar month.

Name of Report/Submission	Frequency	HFS Prior Approval
Administrative
Disclosure Statements	Initially, Annually, on request and as changes occur	No
Encounter Data Report	At least monthly	No
Financial Reports	Concurrent with submissions to Department of Financial and Professional Regulation	No
Report of Transactions with Parties of Interest	Annually	No
Electronic Data Certification	Monthly, no later than 5 days after the close of the reporting month	No
Enrollee Materials
Certificate or Document of Coverage and Any Changes or Amendments	Initially and as revised	Yes
Enrollee Handbook	Initially and as revised	Yes
Identification Card	Initially and as revised	Yes
Provider Directory	Initially and annually	Yes (only initially)

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Name of Report/Submission	Frequency	HFS Prior Approval
Fraud/Abuse
Fraud and Abuse Report	Immediately upon identification or N/A knowledge of suspected Fraud or Abuse; and quarterly as specified in Section 5.25.	N/A
Marketing
Marketing Allegation Investigation Disclosure	Monthly, on the first day of each month	No
Marketing Allegation Notification	Weekly	No
Marketing Gifts and Incentives	Initially and upon request	Yes
Marketing Materials	Initially and as revised	Yes
Marketing Plans and Procedures	Initially and as revised	Yes
Marketing Representative Listing	Monthly, on the first day of each month	No
Marketing Representative Termination Notification	As they occur	No
Marketing at Site Permission Statement	Annually	No
Marketing at Site Schedule	Monthly, on the first day of each month, and as revised	No
Marketing Schedule at Retail Locations	Monthly, on the first day of each No month, and as cancellations occur during the month	No
Marketing Training Manuals	Initially and as revised	Yes

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Name of Report/Submission	Frequency	HFS Prior Approval
Marketing Training Schedule and Agenda	Quarterly, 2 weeks prior to the No beginning of each quarter, and as revised	No
Provider Network
PCP and Affiliated Specialist File (electronic)	Monthly and daily updates and only when changes occur	Yes
Affiliated Hospital File (electronic)	Monthly	Yes
Enrollee Site Transfer	As each occurs	No
New Site Provider Affiliation File (electronic)	Initially, and as new sites/PCPs are Yes added	Yes
Provider Affiliation with Site Report	Montly, on the first day of each month	No
Site/PCP Approvals (paper format-A&B forms)	Initially, and as new sites/PCPs are added	Yes
Site Terminations		No
Quality Assurance/Medical
Grievance Procedures	Initially, and as revised	Yes
PCP Ratio Report	Quarterly	N/A
QA/UR/PR Annual Report	Annually, no later than 60 days after close of reporting period	N/A
QA/UR/PR Committee Meeting Minutes	Quarterly	No
Behavioral Health Report	Quarterly, no later than 60 days after close of reporting period	N/A
Quality Assurance, Utilization Review and Initially and as revised Peer Review Plan (includes health education plan)	Initially and as revised	Yes

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Name of Report/Submission	Frequency	HFS Prior Approval
Summary of Grievances or Appeals and Resolutions and External Independent Reviews and Resolutions	Quarterly	N/A
Case Management Enrollees	Monthly, no later than 5 days after the close of the reporting month	No
Case Management Program Report	Initially and annually	Yes
Case Management Enrollees	Montly no later than 5 days after the close of the reporting month	No
CSHCN Program Report	Initially and annually	Yes
Subcontracts and Provider Agreements
Copies of Executed Subcontractor agreements	Upon request	N/A
Model Subcontractor Agreements	Initially and as revised	N/A

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EXHIBIT D

Data Telecommunication Configuration Requirements

Third Party Network (TPN) or Internet Connection

The line connection to the Illinois Department of Central Management Services (DCMS) data center must either be through the private State telecommunications network to the DCMS Third Party Network (TPN) or through a secure connection via the Internet. The secure connection over the Internet will be via Site-to-Site Virtual Private Network (VPN).

Private State Telecommunications Network Requirements

If the Vendor chooses to connect through the private State telecommunications network, the Department must submit the orders to DCMS for processing, design, installation and configuration of the connection for the Vendor. The Vendor must supply information concerning the circuit termination point, on-site contact, and other information required for the order to be submitted to DCMS for processing and installation by the appropriate DCMS contractor. The Vendor must provide authorized Department personnel access to the location and the phone demark for the location where the circuit is to be installed.

Internet Site-to-Site VPN Requirements

If the Vendor chooses to connect through secure connections via the Internet, the connection must be made using Site-to-Site VPN. In this type of connection, the Vendor will be responsible for the cost of the connection between the Vendor and it's Internet Service Provider (ISP), troubleshooting and any redundancy requirements associated with the Vendor's connection to the Internet or for disaster recovery.

The Department will coordinate with the Vendor to ensure that any authorization/certificate paperwork required for the establishment of the VPN connection is completed.

DCMS currently utilizes a Cisco PIX model 520 firewall to provide VPN connections to the DCMS data center. For VPN authentication, DCMS uses "pre-shared keys". DCMS performs a Network Address Translation (NAT) of all external addresses to make the connection conform to its IP addressing structure. Only STATIC IP addresses, no subnet pool addresses, from the Vendor's network are allowed by DCMS.

DCMS Supported Encryption Configurations

Phase 1 IKE Properties (ISAKMP Protection Suites)

• Encryption Algorithm:

• Triple-DES (3DES) supported only.

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• Data Integrity:

• Hashing Algorithm: SHA or MD5 supported (SHA is preferred)

• Diffie-Hellman Group: Group 2 supported only.

• Security Association Lifetime: 86400 seconds

Phase 2 IPSEC Properties:

• Encryption Algorithm:

• Triple-DES (3DES) supported only.

• Data Integrity:

• Hashing Algorithm: SHA or MD5 supported (SHA is preferred)

• Perfect Forward Secrecy: Disabled

Exchanging Configuration Information

The Department will work with the Vendor to determine the configuration and define any connection parameters between the Vendor and the DCMS data center. This will include any security requirements DCMS requires for the specific connection type the Vendor is using. The Vendor is required to work with both the Department and DCMS in exchanging configuration information required to make the connection secure and functional for all parties.

Transmission Control Protocol/Internet Protocol (TCP/IP)

The Vendor shall cooperate in the coordination of the interface with DCMS and the Department. TCP/IP (Transmission Control Protocol/Internet Protocol) must be used for all connections from the Vendor to the DCMS data center.

Firewall Devices

The Vendor shall be responsible for the installation, configuration, and troubleshooting of any firewall devices required on the Vendor's side of the data communication link.

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